Filed Pursuant to Rule 424(b)(4)

Registration File No. 333-290680

PROSPECTUS

3,840,000 Shares of Common Stock

We are offering 3,840,000 shares of our Common Stock, par value $0.001 per share (the “Common Stock”).

Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.” On October 30, 2025, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $3.66 per share.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 12 of this prospectus before buying shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total Offering
Public offering price	$2.50	$9,600,000
Underwriting discounts and commissions(1)	$0.175	$672,000
Proceeds to us (before expenses)	$2.325	$8,928,000

(1)	See “Underwriting” beginning on page 77 for additional information regarding the compensation payable to the underwriter.

We have granted the underwriter a 30-day option to purchase up to an additional 576,000 shares of Common Stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

The underwriter expects that delivery of the shares against payment will be made on or about November 3, 2025, subject to satisfaction of customary closing conditions.

Book-Running Manager

Lake Street

The date of this prospectus is October 30, 2025.

Neither we nor the underwriter has authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

Neither we nor the underwriter have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriter are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our shares of Common Stock and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriter has authorized anyone to provide you with information that is different. We and the underwriter are offering to sell the Common Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Common Stock.

For investors outside the United States: We have not, and the underwriter has not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the United States.

Unless the context otherwise requires, the “Company,” “Flux,” “we,” “us,” and “our” refer to the combined business of Flux Power Holdings, Inc., a Nevada corporation and its wholly owned subsidiary, Flux Power, Inc., a California corporation (“Flux Power”).

MARKET AND INDUSTRY DATA

This prospectus contains statistical data, estimates and information concerning our industry, including market position and the size and growth rates of the markets in which we participate, that are based on independent industry publications and reports or other publicly available information, as well as other information based on our internal sources. Although we believe the market and industry data included in this prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

Certain information included in this prospectus concerning our industry and the markets served by us, including our market share, is also based on our good-faith estimates derived from our management’s knowledge of the industry and other information currently available to us.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●	our ability to continue as a going concern;

●	our ability to comply with the terms of our agreement with Gibraltar Business Capital, LLC for our credit facility, which we have relied on historically and currently rely on to meet our anticipated capital resources and to fund our operations;

●	the expense, timing and outcome of legal proceedings relating to our accounting practices, financial disclosures and employment policies and practices, which includes, but are not limited to, a pending purported federal securities class action and stockholder derivative lawsuit, certain employment lawsuits and other legal and governmental proceedings, investigations and information requests that may be initiated or that may be asserted;

●	our ability to meet projected revenue targets and generate cash from operations as a result of delays in new orders for our energy storage solutions, reflecting corresponding deferrals of new forklift purchases by selected large customer fleets caused by lower capital spending and interest rate variability, and more recently, global tariff uncertainties;

●	our ability to remediate material weaknesses in our controls and procedures and also those identified in our internal control over financial reporting, or to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price;

●	our ability to continue to meet the continued listing standards of The Nasdaq Stock Market LLC;

●	our ability to secure sufficient funding to support our current and proposed operations;

●	our ability to manage our working capital requirements efficiently;

●	our ability to obtain the necessary funds from our credit facilities;

●	our ability to obtain raw materials and other supplies for our products at existing or competitive prices and on a timely basis;

●	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

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●	our ability to maintain or increase our market share in the competitive markets in which we do business;

●	our ability to grow our revenue, increase our gross profit margin and become a profitable business;

●	our ability to fulfill our backlog of open sales orders due to delays in the receipt of key component parts and other potential manufacturing disruptions;

●	our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

●	our dependence on the growth in demand for our products;

●	our ability to compete with larger companies with far greater resources than us;

●	our ability to shift to new suppliers and incorporate new components into our products in a manner that is not disruptive to our business;

●	our ability to obtain and maintain UL Listings and OEM approvals for our energy storage solutions;

●	our ability to diversify our product offerings and capture new market opportunities;

●	our ability to source our needs for skilled labor, machinery, parts, and raw materials economically;

●	our ability to retain and/or successfully recruit key members of our senior management team;

●	our dependence on our major customers; and

●	the impact of tariffs on our ability to cost-effectively source battery packs and materials used in our products.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference, and file as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus speak only as of the date of this prospectus. Except to the extent required under the federal securities laws and rules and regulations of the Securities and Exchange Commission (“SEC”), we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Overview

We design, develop, manufacture, and sell a portfolio of advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors which include material handling and airport ground support equipment (“GSE”). We believe our mobile energy storage solutions provide our customers a reliable, high performing, cost effective, and more environmentally friendly alternative as compared to traditional lead acid and propane-based solutions. Our modular and scalable design allows different configurations of lithium-ion energy storage solutions to be paired with our proprietary wireless battery management system to provide the level of energy storage required and “state of the art” real time monitoring of pack performance. We believe that the increasing demand for lithium-ion energy storage solutions and more environmentally friendly energy storage solutions in the material handling sector should continue to drive our revenue growth.

Our Strategy

Our long-term strategy is to meet the rapidly growing demand for lithium-ion energy solutions and to be the supplier of choice, targeting large companies having energy storage needs. We have established selling relationships with customers with large fleets of forklifts and GSE. We intend to reach this goal by investing in research and development to expand our product mix, by expanding our sales and marketing efforts, improving our customer support efforts and improving production efficiencies. Our research and development efforts will continue to focus on providing adaptable, reliable and cost-effective energy storage solutions for our customers. We have received two patents, with another patent pending, on advanced technology related to lithium-ion energy storage solutions. The technology behind these patents is designed to:

●	Increase battery life by optimizing the charging cycle,

●	give users a better understanding of the health of their battery in use, and

●	apply artificial intelligence to predictively balance the cells for optimal performance.

Our largest sector of penetration thus far has been the material handling sector which we believe is a multi-billion-dollar addressable market. We believe the sector will provide us with an opportunity to grow our business as we enhance our product mix and service levels and grow our sales to large fleets of forklifts and GSE. Applications of our modular packs for other industrial and commercial uses, such as mobile energy storage systems, are providing additional current growth and further opportunities. We intend to continue to expand our supply chain and customer partnerships and seek further partnerships and/or acquisitions that provide synergy to meeting our growth and “building scale” objectives.

Recent Developments

Nasdaq Stock Market Notices

On October 14, 2025, we received a notification (the “Notification”) from the Listing Qualifications Department (the “Staff”) of Nasdaq that it had regained compliance with Nasdaq’s continued listing rules because it met the requirement to have market value of listed securities of at least $35 million (the “Market Equity Requirement”). Nasdaq requires that for continued listing on the Nasdaq Capital Market, the Company must continue to meet all the requirements set forth in Rule 5550(a) and at least one of the standards set forth in Rule 5550(b). The standards set forth in 5550(b) include (i) having a minimum of $2,500,000 in stockholders’ equity (the “Stockholders’ Equity Requirement”), (ii) the Market Equity Requirement, or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years (the “Net Income Requirement”). The Notification also provided that, for a period of one year, the Staff of Nasdaq will monitor the Company’s compliance with the continued listing requirements. If, during such one-year period, the Company fails to comply with Rule 5550(b), the Staff of Nasdaq will issue a delist determination letter and the Company will have an opportunity to request a new hearing. We can provide no assurances that we will be able to continue to comply with the Market Equity Requirement, but we believe that the proceeds from this offering will increase our stockholders’ equity to allow us to be in compliance with the Stockholder’s Equity Requirement. However, the closing of this offering is subject to customary closing conditions. If we fail to comply with the Nasdaq listing requirements, our Common Stock will be subject to delisting by Nasdaq. In the event our Common Stock is delisted, our stock price and market liquidity of our stock will be adversely affected, which will impact our ability to sell securities in the market. Further, delisting from Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. See “Risk Factors” for additional information.

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Settlement Term Sheet

On July 11, 2025, we entered into a settlement term sheet (the “Term Sheet”) to fully resolve the previously disclosed class action litigation captioned Kassam v. Flux Power Holdings, Inc. et al. (Case No. 3:25-cv-00113-JO-DDL), against the Company, its former chief executive officer, Ronald F. Dutt, and its former chief financial officer, Charles A. Scheiwe (collectively, the “Defendants”). The settlement was subsequently memorialized in a definitive settlement agreement, executed on August 27, 2025, which was filed with the Court on August 28, 2025 in connection with an unopposed motion for preliminary approval of the settlement, which motion will be heard by the Court on October 23, 2025. For additional information about the case, see “Business—Legal Proceedings.” In settling the class action, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement constitutes an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs.

The settlement provides for, among other things, the final dismissal of the litigation and a release of claims against the Defendants in exchange for the Company establishing a $1.75 million escrowed settlement fund to cover payments to the settlement class, attorneys’ fees and settlement administration expenses.

The settlement class will consist of all persons or entities who purchased publicly traded Common Stock of the Company between November 15, 2021 and February 14, 2025, but will exclude (i) persons who suffered no compensable losses; and (ii) the Defendants; present and former officers, directors, or control persons of the Company at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of the Company; and any entity in which any of the persons excluded hereunder has or had a controlling or majority ownership interest in the Company at any time. The plaintiff’s motion seeks certification of the settlement class, and, for settlement purposes only, Defendants will not object to certification of the action as a class action.

Final settlement is subject to, among other things, court approval of such agreement. If the settlement does not obtain approval, the parties agree that the settlement class will be decertified without prejudice, and that all the parties will revert to their pre-settlement positions.

We expect our liability insurers to directly fund approximately $1.15 million of the settlement fund. The Company estimates that it will contribute approximately $600,000 to the settlement fund as its remaining retention/deductible related to its insurance policy.

Special Meeting of Stockholders

On August 29 2025, at a Special Meeting of Stockholders, our stockholders approved the following proposals: (1) the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation as amended and currently in effect (the “Articles”) to, among other things, (i) increase the aggregate number of authorized shares of preferred stock from 500,000 to 3,000,000, $0.001 par value per share (“Preferred Stock”), (ii) grant the Board of Directors authority to fix the rights and preferences of the Preferred Stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” $0.001 par value per share (the “Series A Preferred Stock”), with rights, preferences, privileges and restrictions all as set forth in the Second Amended and Restated Articles of Incorporation (the “Restated Articles”), and (2) the reservation and issuance of such number of shares of Common Stock issuable in connection with the conversion of the shares of Series A Preferred Stock which are issuable upon exercise of certain prefunded warrants, and exercise of certain common stock warrants issued and issuable in the Private Placement (as defined below), which total issuance could exceed 20% of the amount outstanding of Common Stock prior to the Private Placement for purposes of complying with Nasdaq Listing Rule 5635(d).

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Second Amended and Restated Articles of Incorporation

On September 10, 2025, we filed the Restated Articles with the Secretary of State of the State of Nevada (“Nevada Secretary of State”) to among other things, (i) increase the aggregate number of authorized shares of Preferred Stock from 500,000 to 3,000,000, (ii) grant our Board of Directors authority to fix the rights and preferences of the Preferred Stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” with rights, preferences, privileges and restrictions set forth therein. The Restated Articles became effective upon filing with the Nevada Secretary of State on September 10, 2025. The Restated Articles did not have any effect on the par value per share of our Common Stock. See “Description of Capital Stock—The Series A Preferred Stock” for a description of the material rights, features, privileges and limitations of the Series A Preferred Stock.

Private Placement

On July 18, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Initial Purchaser(s)”) pursuant to which the Company agreed to sell an initial aggregate amount of approximately $2.9 million in Prefunded Warrants (the “Prefunded Warrants”) at a purchase price equal to $19.369 per warrant (the “Purchase Price”). Each Prefunded Warrant entitled the holder to purchase one share of the Company’s Series A Preferred Stock for $0.001 per share. Purchasers of Prefunded Warrants were also issued an additional five (5) year warrant to purchase a number of shares of Common Stock per share equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Common Warrants,” and together with the Prefunded Warrants, the “Warrants”). The Warrants, the shares of Series A Preferred Stock issuable upon exercise of the Prefunded Warrants, and the shares of Common Stock issuable upon exercise of the Common Warrants are referred herein as the “Private Placement Securities.” On September 15, 2025, the Company entered into an amended and restated securities purchase agreement (the “Amended and Restated Purchase Agreement”) with certain of the Initial Purchasers and certain additional investors (collectively, the “Purchasers”) pursuant to which, among other things, the Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Purchasers, an aggregate of 258,144 Prefunded Warrants and 1,214,766 Common Warrants at the Purchase Price for gross proceeds of approximately $5.0 million (the “Private Placement”). The Purchase Price was paid in cash or, in lieu of cash, cancellation of certain existing debt of the Company.

The closing of the Private Placement contemplated by the Amended and Restated Purchase Agreement occurred simultaneously on September 15, 2025 upon the satisfaction of certain customary conditions (the “Closing”). As of the Closing, there were no shares of Series A Preferred Stock issued or outstanding. The Company intends to use the net proceeds from the Private Placement for general corporate purposes and growth capital.

The Private Placement Securities were offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom have a substantial pre-existing relationship with the Company. Certain affiliates of the Company participated in the Private Placement, among which included Krishna Vanka, our Chief Executive Officer and director, Kevin Royal, our Chief Financial Officer, Jeffrey Mason, our Chief Operating Officer, Dale Robinette, our director, Michael Johnson, our director, and Cleveland Capital, L.P. (“Cleveland”).

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Prefunded Warrant and Common Warrant

Each Prefunded Warrant has an exercise price per share of Series A Preferred Stock equal to $0.001 per share. The Prefunded Warrants are immediately exercisable upon the Closing of the Private Placement and expire when exercised in full. The exercise price and the number of shares of Series A Preferred Stock issuable upon exercise of each Prefunded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock. For a description of the material rights, features, privileges and limitations of the Series A Preferred Stock, see “Description of Capital Stock—The Series A Preferred Stock.”

Each Common Warrant has an initial exercise price of $1.715, which is equal to the 20-day volume weighted average price (“VWAP”) per share of Common Stock immediately preceding the Closing of the Private Placement (subject to adjustment therein), is exercisable immediately following issuance and has a term of five (5) years from the initial issuance date. The Common Warrant has a “cashless exercise” provision which provides that the Common Warrant can be exercised without further payment to the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of each Common Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

In addition, the Warrants may not be exercised in full and may not be exercised to the extent that immediately following such exercise, the holder would beneficially own greater than 4.99% or, at the election of the holder, greater than 9.99% of the Company’s outstanding Common Stock.

Registration Rights Agreement

In connection with the Amended and Restated Purchase Agreement, the Company agreed to enter into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company will prepare and file a registration statement with the SEC covering the resale of a number of shares of Common Stock underlying the Series A Preferred Stock and the Common Warrants issued pursuant to the Amended and Restated Purchase Agreement, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within seventy-five (75) days following the date of the registration statement.

Escrow Agreement

In connection with the Closing, the Company entered into an Escrow Agreement (the “Escrow Agreement”), with David L. Hill, II on behalf of Hill Innovative Law, LLC, as escrow agent (the “Escrow Agent”), pursuant to which the Escrow Agent agreed to hold and will disburse the total aggregate purchase price pursuant to the terms of the Escrow Agreement.

For additional information on the Private Placement, see “Business—Recent Developments—Private Placement.”

First Amendment to the Subordinated Unsecured Promissory Note

On July 16, 2025, we entered into a First Amendment to the Subordinated Unsecured Promissory Note (the “Note Amendment”) with Cleveland. The Note Amendment amended the due date set forth in the Subordinated Unsecured Promissory Note dated November 2, 2023 (the “Original Note” and as amended by the First Amendment, the “Cleveland Note”) issued by us to Cleveland in connection with a certain Credit Facility Agreement dated November 2, 2023 (the “Subordinated LOC”). Pursuant to the Note Amendment, the due date under the Original Note was changed from August 15, 2025 to September 30, 2025. See Note 8 – Related Party Debt Agreements to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the Cleveland Note.

Debt Satisfaction Agreement

On September 15, 2025, concurrently with the closing of the Private Placement, we entered into a Debt Satisfaction Agreement with Cleveland (the “Debt Satisfaction Agreement”) pursuant to which Cleveland represented that the full subscription price for the Private Placement Securities acquired and issued in the Private Placement to Cleveland were in exchange for the full payment and settlement of any and all obligations of the Company due to Cleveland under the Cleveland Note and upon issuance of the Private Placement Securities in the Private Placement to Cleveland, all obligations under the Cleveland Note and Subordinated LOC were deemed paid in full and the Subordinated LOC was terminated (the “Debt Satisfaction”). In connection with such termination, the Cleveland Note was cancelled.

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Amendments and Waivers to Credit Facility

On July 16, 2025, we entered into Amendment No. 5 (the “Fifth Amendment”) to the Loan Agreement (as defined below) with Gibraltar Business Capital, LLC (“GBC”) which amended the definition of the maturity date to August 31, 2025, unless otherwise extended pursuant to the terms of the Loan Agreement, provided however, upon the occurrence of either (i) an extension of the due date of Cleveland Note to a date no earlier than September 29, 2027, or (ii) the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the maturity date will automatically extend to July 31, 2027. In consideration for the Fifth Amendment, we paid GBC a non-refundable amendment fee of $112,500.

On September 4, 2025, we entered into Amendment No. 6 to Loan Agreement (the “Sixth Amendment”), with the effective date of August 31, 2025, which amended certain terms of the Loan Agreement, including (i) modifications to the EBITDA minimum financial covenant of the Company, and (ii) an extension of the maturity date from August 31, 2025 to September 15, 2025, subject to acceleration or further extension pursuant to the terms of the Loan Agreement. Upon the closing of the Private Placement, all the outstanding obligations under the Cleveland Note were applied in full satisfaction of the subscription by Cleveland in the Private Placement. Upon the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the Maturity Date of the Revolving Note (as defined below) was automatically extended to July 31, 2027.

As a result of the aforementioned waivers and amendments, and extension of the Maturity Date to July 31, 2027, we expect that the revolving credit facility will remain available subject to meeting certain lending criteria under the Loan Agreement.

Corporate Background

We were incorporated in Nevada in 1998. In May 2012, we changed our name to Flux Power Holdings, Inc. We operate our business through our wholly-owned subsidiary, Flux Power. Our principal executive office is located at 2685 S. Melrose Drive, Vista, CA 92081. The telephone number at our principal executive office is (760) 741-3589 (FLUX).

Summary of Risk Factors

Our business is subject to multiple risks and uncertainties, as more fully described in “Risk Factors” and elsewhere in this prospectus. We urge you to read the section entitled “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risk Factors Relating to Our Business (for a more detailed discussion, see “Risk Factors - Risks Related to Our Business” beginning on page 12 of this prospectus)

●	Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus. Our audited financial statements at June 30, 2025, and for the year then ended, were prepared assuming that we will continue as a going concern.

●	We have a history of losses and negative working capital.

●	We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

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●	We are subject to litigation and legal proceedings which could adversely affect our business, financial condition, results of operations or cash flows.

●	We will need to raise additional capital or financing to continue to execute and expand our business.

●	In the event of default of the Revolving Note under the GBC Credit Facility (as defined herein), such default could adversely affect our business, financial condition, results of operations or liquidity.

●	Backlog may not be indicative of future operating results.

●	Economic conditions may adversely affect consumer spending and the overall general health of our customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

●	We are dependent on a few customers for the majority of our net revenues, and our success depends on demand from OEMs and other users of our battery products.

●	We do not have long-term contracts with our customers.

●	Real or perceived hazards associated with Lithium-ion battery technology may affect demand for our products.

●	Our products may experience quality problems from time to time that could result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenues and harm to our brands.

●	Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

●	Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

●	Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

●	We may face significant costs relating to environmental regulations for the storage and shipment of our lithium-ion energy storage solutions.

●	Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control may damage our sole facility or the facilities of third parties on which we depend, and could impact consumer spending.

●	Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

Risks Related to Ownership of Our Common Stock and this Offering (for a more detailed discussion, see “Risks Related to Ownership of Our Common Stock and this Offering” beginning on page 24 of this prospectus)

●	The sale of our Common Stock in this offering and any future sales of our Common Stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

●	Because the public offering price of our Common Stock will be substantially higher than the as adjusted net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

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●	The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our Common Stock may not be sustained, and we do not know what the market price of our Common Stock will be, and as a result it may be difficult for you to sell your shares of our Common Stock.

●	If we fail to comply with the continued listing standards of The Nasdaq Capital Market, our Common Stock could be delisted. If it is delisted, the market value and the liquidity of our Common Stock would be impacted.

●	The ownership of our stock is highly concentrated in one of our directors.

●

The issuance of shares of our Series A Preferred Stock would reduce the voting power and dilute the ownership of holders of our Common Stock, and may adversely affect the market price of our Common Stock.

Summary of Financial Information

The following tables present our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated statements of operations data for the fiscal years ended June 30, 2025 and 2024 are derived from our audited financial statements included elsewhere in this prospectus.

The summarized financial information presented below is derived from and should be read in conjunction with our consolidated financial statements including the notes to those financial statements, which are included elsewhere in this prospectus along with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization.” Our historical results are not necessarily indicative of results that should be expected in any future period.

Consolidated Statements of Operations Data

	Year Ended June 30,
	2024	2025

Revenues	$60,824,000	$66,434,000
Cost of sales	43,591,000	44,694,000

Gross profit	17,233,000	21,740,000

Operating expenses:
Selling and administrative	18,932,000	22,304,000
Research and development	4,916,000	4,464,000
Total operating expenses	23,848,000	26,768,000

Operating loss	(6,615,000)	(5,028,000)

Other income (expense):
Interest income (expense), net	(1,718,000)	(1,646,000)

Net loss	$(8,333,000)	$(6,674,000)

Net loss per share - basic and diluted	$(0.50)	$(0.40)

Weighted average number of common shares outstanding - basic and diluted	16,548,533	16,717,761

Consolidated Balance Sheets Data

As of	June 30, 2024	June 30, 2025
Cash	$643,000	$1,334,000
Working capital deficit	(2,336,000)	(7,814,000)
Total assets	32,301,000	34,752,000
Line of credit and subordinated debt	13,834,000	14,627,000
Total stockholders’ equity (deficit)	194,000	(5,404,000)

10

THE OFFERING

Common Stock offered by us	3,840,000 shares of Common Stock (or 4,416,000 shares of our Common if the underwriter exercises its over-allotment option in full).

Underwriter’s option to purchase additional shares	We have granted the underwriter a 30-day option to purchase up to an additional 576,000 shares of Common Stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any. The underwriter can exercise this option at any time within 30 days after the date of this prospectus.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	20,675,698 shares (or 21,251,698 shares if the underwriter exercises its over-allotment option in full).

Use of Proceeds	We estimate that the net proceeds from the sale of Common Stock offered by us in this offering will be approximately $8.3 million (or approximately $9.6 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes. See section titled “Use of Proceeds” on page 28 of this prospectus.

Risk Factors	Investing in our Common Stock involves significant risks. See “Risk Factors” on page 12 of this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Trading Symbol	Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “FLUX.”

(1)	The number of shares of Common Stock that will be outstanding after this offering as shown above is based on 16,835,698 shares of Common Stock issued and outstanding as of June 30, 2025, but excludes the following:

●	200,000 shares of Common Stock issuable pursuant to restricted stock units, granted under our 2021 Equity Incentive Plan (the “2021 Plan”), as of June 30, 2025;

●	796,660 shares of Common Stock issuable pursuant to options outstanding, granted under our 2021 Plan, as of June 30, 2025 with a weighted average exercise price of $4.10;

●	1,133,892 shares of Common Stock reserved and available for future issuance under our 2021 Plan as of June 30, 2025;

●	1,000,000 shares of Common Stock reserved and available for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”) as of June 30, 2025;

●	252,120 shares of Common Stock reserved for future issuance under our 2023 Employee Stock Purchase Plan (“ESPP”) as of June 30, 2025;
●	1,413,110 shares of Common Stock issuable pursuant to warrants outstanding, as of June 30, 2025 with a weighted average exercise price of $6.14;

●	2,429,523 shares of Common Stock issuable upon conversion of any Series A Preferred Stock issuable upon the exercise of Prefunded Warrants, with an exercise price of $0.001; and

●	1,214,766 shares of Common Stock issuable upon the exercise of Common Warrants, with an exercise price of $1.715.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise or settlement of the outstanding restricted stock units, options and warrants described above; and

●	no exercise of the underwriter’s over-allotment option.

11

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein, before deciding whether to invest in our Common Stock. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our Common Stock could decline.

Risk Factors Relating to Our Business

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus. Our audited financial statements at June 30, 2025, and for the year then ended, were prepared assuming that we will continue as a going concern.

Management has evaluated the Company’s expected cash requirements, including investments in additional sales and marketing, research and development, capital expenditures and working capital requirements, and believes the Company’s existing cash and funding available under the GBC Credit Facility, along with the forecasted gross margin, will not be sufficient to meet the Company’s anticipated capital requirements to fund planned operations for the next twelve months following the filing date of this prospectus.

The report from our independent registered public accounting firm for the year ended June 30, 2025 includes an explanatory paragraph stating that our current liquidity position and projected cash needs raise substantial doubt about our ability to continue as a going concern, along with management’s assessment and strategies. The perception that we may not be able to continue as a going concern may make it difficult for us to raise new funds and to operate our business due to concerns about our ability to meet our contractual obligations. There is no assurance that sufficient financing will be available when needed or on reasonable terms to allow us to continue our operations. Our ability to continue as a going concern is contingent upon, among other factors, the availability of the GBC Credit Facility or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital. See Liquidity and Financial Condition in Note 2 – Summary of Significant Accounting Policies to the audited consolidated financial statements for additional information.

We have a history of losses and negative working capital.

For the fiscal years ended June 30, 2025 and 2024, we had net losses of $6.7 million and $8.3 million, respectively. We have historically experienced net losses and until we generate sufficient revenue, we anticipate that we will continue to experience losses in the near future.

As of June 30, 2025 and 2024, we had a cash balance of $1.3 million and $0.6 million, respectively. We currently believe that our existing cash balances, availability of our GBC credit facility, cash resources from operations and gross proceeds from our recent private placement will not be sufficient to fund our existing and planned operations for the next twelve months. Until such time as we generate sufficient cash to fund our operations, we will need additional capital to continue our operations thereafter.

We have historically relied on equity financing, borrowings under short-term loans with related parties, credit facilities and/or cash resources from operating activities to fund our operations. Specifically, we have relied heavily on a credit facility with GBC, and there can be no assurance that we will be able to maintain this facility, obtain additional funds via a new facility or that funds will be available on terms acceptable to us, if at all. Failure to maintain the GBC debt facility without a replacement facility would have material adverse impact on our operations.

12

If we were to access additional capital via an equity or equity-linked financing, such funding would result in dilution of the ownership interests of our current stockholders. If funds are not available on acceptable terms, we may be required to curtail our operations or take other actions to preserve our cash, which may have a material adverse effect on our future cash flows and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price.

Based on management’s evaluation of our disclosure controls and procedures as of June 30, 2025, we identified material weaknesses in our internal controls over financial reporting. The material weaknesses were based on our ineffective oversight of our internal control over financial reporting and lack of sufficient personnel resources with technical accounting expertise related to certain aspects of the financial reporting process. While management intends to continue the use of third-party consultants and technical accounting experts and to implement measures designed to improve our internal control over financial reporting to remediate material weaknesses, there can be no assurance that these steps will be effective.

We have concluded that the previously issued audited consolidated financial statements as of and for the fiscal year ended June 30, 2023 and the unaudited consolidated financial statements as of and for the quarters ended September 30, 2023, December 31, 2023, and March 31, 2024, which were filed with the SEC on September 21, 2023, November 9, 2023, February 8, 2024 and May 13, 2024, respectively, should no longer be relied upon because of errors in such financial statements relating to the improper accounting for inventory. Our Annual Report on Form 10-K filed for the year ended June 30, 2024 included the restatement of those periods. As a part of this restatement and evaluation process, we also discovered that:

(a)	the Company’s original estimate of the overstatement of inventories had risen due to additional excess and obsolete inventory identified related to inventory components not recorded at the lower of cost or net realizable value, as well as consigned inventory not reconciled in a timely manner;

(b)	the Company had not properly recognized revenue in the periods in which the related performance obligations had been satisfied for a contract with a certain customer, and that the Company had improperly recorded accounts receivable pertaining to that contract as a reduction to its accounts payable owed to that customer although the right of offset conditions under ASC 210-20 had not been met, resulting in misstatements to revenues, accounts receivable and accounts payable;

(c)	the Company had improperly recorded various inventory write downs to research and development expenses although such expenses did not meet the classification criteria for research and development under ASC 730, resulting in an overstatement of research and development expenses and a corresponding understatement of cost of sales;

(d)	the Company had various clearing accounts that had not been reconciled in a timely manner, resulting in misstatements of accounts payable, inventories and cost of sales;

(e)	the Company had not included certain product warranty-related expenses within the proper periods in its calculation of its product warranty reserve estimate, resulting in an understatement of accrued expenses, an understatement of accounts payable and an understatement of cost of sales; and

(f)	the Company erroneously presented non-cash debt issuance cost incurred in conjunction with credit facility arrangements as a non-cash adjustment to reconcile net loss to net cash used in operating activities in the consolidated cash flow statements when such cost should have been recognized as a change in other assets.

As a result, our Annual Report on Form 10-K filed for the year ended June 30, 2024 included the restatement of our audited consolidated financial statements for the fiscal years ended June 30, 2023 and 2022, including all related unaudited consolidated interim financial statements within the fiscal years ended June 30, 2024, 2023 and 2022.

13

After re-evaluation, the Company’s management concluded that considering the errors described above, this represents an additional material weakness in the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting. The material weakness was based upon a lack of sufficiently designed controls over the prevention of fraud and possible management override of controls. To address this material weakness, management plans to continue to devote significant effort and resources to the remediation and improvement of the Company’s internal control over financial reporting. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Moreover, the effectiveness of our controls and procedures may be limited by a variety of factors, including faulty human judgment and simple errors, omissions or mistakes; fraudulent action of an individual or collusion of two or more people; inappropriate management override of procedures; and the possibility that any enhancements to controls and procedures may still not be adequate to assure timely and accurate financial control. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud or error, if any, have been detected, and there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting.

We are committed to remediating our material weakness and have continued to remediate the identified material weaknesses through additional processes and controls, including the timing of inventory audits, review of inventory for obsolescence and completeness of data used to estimate warranty liability. We intend to continue to strengthen our internal processes and procedures until the identified material weaknesses have been fully remediated. However, there can be no assurance as to when this material weakness will be remediated or that additional material weaknesses will not arise in the future. If we are unable to maintain effective internal control over financial reporting, our ability to record, process and report financial information in a timely manner and accurately could be adversely affected and could result in a material misstatement in our financial statements, which could subject us to litigation or investigations, require management resources, increase our expenses, negatively affect investor confidence in our financial statements and adversely impact the trading price of our Common Stock.

In the past we have not been in compliance with the continued listing requirements for The Nasdaq Capital Market. If we fail to meet the continued listing requirements, our Common Stock may be delisted, which could affect the market price of our Common Stock, negatively impact stockholders’ ability to sell shares and negatively impact our ability to access the capital markets.

On October 14, 2025, we received the Notification from the Staff of Nasdaq that we had regained compliance with Nasdaq’s continued listing rules because we met the Market Equity Requirement. Nasdaq requires that for continued listing on the Nasdaq Capital Market, the Company must continue to meet all the requirements set forth in Rule 5550(a) and at least one of the standards set forth in Rule 5550(b). The standards set forth in 5550(b) include (i) the Stockholders’ Equity Requirement, (ii) the Market Equity Requirement, or (iii) the Net Income Requirement. The Notification also provided that, for a period of one year, the Staff of Nasdaq will monitor our compliance with the continued listing requirements. If, during such one-year period, we fail to comply with Rule 5550(b), the Staff of Nasdaq will issue a delist determination letter and we will have an opportunity to request a new hearing.

As previously disclosed, on January 31, 2025, the Staff of Nasdaq notified us that we did not comply with the Stockholders’ Equity Requirement. On March 17, 2025, we filed our plan with Nasdaq to regain compliance with the Stockholders’ Equity Requirement, which included requesting an extension through July 30, 2025. On July 31, 2025, due to non-compliance with the Stockholders’ Equity Requirement, the Staff informed us that trading of the Company’s common stock would be suspended at the opening of business on August 11, 2025, unless we requested an appeal of the Staff’s determination to the Panel. We requested an appeal hearing with the Panel and the Panel determined to grant us an exception to demonstrate compliance with the Stockholders’ Equity Requirement and granted us our request for continued listing, which extension was subject to, among other requirements, the Company demonstrating compliance with the Stockholder’s Equity Requirement on or before October 31, 2025. However, as disclosed above, the Company was able to comply with the Market Equity Requirement.

We can provide no assurances that we will be able to continue to comply with the Market Equity Requirement, but we believe that the proceeds from this offering will increase our stockholders’ equity to allow us to be in compliance with the Stockholder’s Equity Requirement. However, the closing of this offering is subject to customary closing conditions. If we fail to comply with the Nasdaq listing requirements, our Common Stock will be subject to delisting by Nasdaq. In the event our Common Stock is delisted, our stock price and market liquidity of our stock will be adversely affected, which will impact our ability to sell securities in the market. Further, delisting from Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees.

There can be no assurance that our Common Stock will continue to trade on Nasdaq or trade on the over-the counter markets or any public market in the future. In the event our Common Stock is delisted, our stock price and market liquidity of our Common Stock will be adversely affected which will impact your ability to sell your securities in the market.

14

The U.S. government is currently imposing increased tariffs on certain products imported into the U.S., which includes lithium-ion batteries and other component parts, which may have an adverse impact on our future operating results.

The lithium-ion battery industry has been subjected to tariffs implemented by the United States government on goods imported from China. Since all of our lithium-ion battery cells are manufactured in China, current and potential tariffs on lithium-ion battery cells imported by us from China could increase our costs, require us to increase prices to our customers or, if we are unable to do so, result in lower gross margins on the products sold by us. In April 2025, the U.S. government increased import tariffs across a wide range of countries at various rates, including on product imports from almost all countries and individualized higher tariffs on certain countries. Some of these tariff announcements have since been followed by announcements of limited exemptions and temporary pauses. Based on the tariffs enacted and currently in effect, we anticipate incurring incremental tariff costs, additional costs that we may incur on component parts for our battery backs, and costs as a result of import pauses on certain of our product imports and supply-chain interruptions. The uncertain impacts of higher tariffs on global economies and corporate cost structures have also led to order delays by customers. As a result of such developments, we are actively seeking alternative sourcing arrangements. If we are unable to diversify our supply chain and reduce China sourcing, we remain subject to substantial potential exposure to tariffs, which would have significant impacts on our cost structure and product margins.

We also import a portion of our raw materials and components from other countries that are subject to import tariffs imposed by the U.S. government. These tariff changes and subsequent retaliatory actions have the potential to increase product costs for us. China has already imposed tariffs on a wide range of American products in retaliation for the American tariffs on steel and aluminum. Any resulting escalation of trade tensions, including any further escalation of “trade wars” with other countries, could have a significant adverse effect on world trade and the world economy, lead to disruptions in our supply chain, and as such, adversely impact our results of operations.

At this time, we cannot predict how such enacted tariffs will impact our business and operations. The imposed tariffs on components imported by us from China or additional tariffs on other countries where we source components necessary for our products could have a material adverse effect on our business and results of operations. In addition, any changes in tariffs or additional restrictions on various products may be announced with little or no advance notice. The adoption and expansion of tariffs or other trade restrictions, increasing trade tensions, or other changes in governmental policies related to tariffs, trade agreements, products or policies, are difficult to anticipate or predict, which makes it difficult for us to operate optimally. If we are unable to navigate further changes in U.S. or international trade policy, it could have a material adverse impact on our business and results of operations. We are closely monitoring potential changes in international trade policy and actively assessing the potential impact of these and other trade policy changes on our business operations and financial performance.

15

We are dependent on one supplier in China for our battery cells, and the inability of this supplier to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us, or as a result of any supply chain disruption, would have a material adverse effect on our business, prospects and operating results.

We do not manufacture the battery cells used in our energy storage solutions. Our battery cells, which are an integral part of our energy storage solutions, are sourced from a single manufacturer located in China. We have spent a great deal of time in developing and testing our battery cells that we receive from our main supplier. Our operations are materially dependent upon the continued market acceptance and quality of this manufacturer’s products and its ability to continue to manufacture products that are competitive and that comply with laws relating to environmental and efficiency standards. We generally do not maintain long-term agreements with our current supplier and the loss of this supplier could have a material adverse effect upon the Company’s business, operating results and financial condition.

In the near term, this relationship with our primary manufacturer is a critical component in our business and operations. To date, we have no qualified alternative sources for our battery cells although we research and assess cells from other suppliers on an ongoing basis. We are currently actively assessing our options to diversify suppliers for our battery cells to lessen this concentration. However, qualifying new battery cell suppliers may be time-consuming and costly. In addition, any new battery cell would also require us to obtain a new UL listing, which could further extend the timeframe for introducing new products.

In response to business uncertainties resulting from tariffs and increased tariff levels imposed by the U.S. government on goods imported into the U.S., we temporarily paused imports from our supplier in China. The pause was short-lived as both parties quickly agreed to modified terms. At this time, the modified terms have not materially affected the Company’s operations and we expect to continue sourcing and importing our battery cells from this supplier. However, further escalation of tariffs between the U.S. and China could have a material effect on our ability to cost-effectively source from our supplier in China, which could materially affect our business and operations.

The restatement of our previously issued financial statements has had a material adverse impact on us, including increased costs, loss of investor confidence, the increased possibility of legal or administrative proceedings.

In connection with our previous financial restatements, we have become subject to a number of additional risks and uncertainties, including:

●	We have incurred substantial unanticipated costs for accounting, legal and consultancy fees in connection with the restatements and internal investigation;

●	The SEC may institute a formal investigation of the Company’s financial statements. In such an event, investigation will divert our management’s time and attention and cause us to incur substantial costs. These investigations can also lead to fines or injunctions or orders with respect to future activities, as well as further substantial costs and diversion of management time and attention; and

●	Expenses related to a final settlement in connection with a class action litigation against us, our former chief executive officer, Ronald F. Dutt, and our former chief financial officer, Charles A. Scheiwe and any additional costs in connection with the court approval of such settlement. In addition, we are also subject to other regulatory proceedings or actions which can be lengthy, time consuming and disruptive to normal business operations and could cause us to incur significant defense costs, including costs associated with the indemnification of our officers and directors, and could damage our reputation or adversely affect our stock price. Any adverse ruling or unfavorable resolution in any legal or regulatory proceeding or action could have a material adverse effect on our business, operating results, or financial condition. For additional information regarding certain of the matters in which we are involved, see “Business—Legal Proceedings.”

16

We are subject to litigation and legal proceedings which could adversely affect our business, financial condition, results of operations or cash flows.

We are subject to lawsuits, legal proceedings and claims in the normal course of our business, which can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. We are currently the subject of complaints alleging violations of various laws, including but not limited to certain employment lawsuits, which are further described under the heading “Business—Legal Proceedings” elsewhere in this prospectus, and in the future could also be subject to other proceedings. These proceedings and any other regulatory proceedings or actions may be time consuming, could cause us to incur significant defense costs and could damage our reputation or adversely affect our stock price. Any adverse ruling or unfavorable resolution in any legal or regulatory proceeding or action could have a material adverse effect on our business, operating results or financial condition. For additional information regarding certain of the matters in which we are involved, see “Business—Legal Proceedings.”

We will need to raise additional capital or financing to continue to execute and expand our business.

We expect that our existing cash, additional funding which we believe is available under our GBC Credit Facility, funds from our private placement, which closed on September 15, 2025, and cash generated from our operations, will not be sufficient to meet our anticipated capital resources and to fund our planned operations for the next twelve months (see Liquidity and Financial Condition in Note 2 – Summary of Significant Accounting Policies to the audited consolidated financial statements for additional information). Further, the use of such credit facilities remains subject to performance metrics, certain restrictions and compliance with loan covenants. If we are unable to meet the conditions provided in the loan documents, these funds will not be available to us. In addition, should there be any delays in the receipts of key component parts, due in part to supply chain disruptions, our ability to fulfil the backlog of sales orders will be negatively impacted resulting in lower availability of cash resources from operations. We may be required to access other forms of capital to support our expanded operations and execute our business plan by issuing equity or convertible debt securities, or by entering into another form of structured financing or strategic transaction. Our ability to access such forms of capital will be impacted by investor confidence in our business strategy as well as market conditions In addition, our failure to timely file our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and subsequent interim quarterly reports on Form 10-Q means that we currently are ineligible to use a registration statement on Form S-3. We will not be eligible to use a registration statement on Form S-3 again until we have timely filed all materials and reports required to be filed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 for a period of at least twelve (12) calendar months immediately preceding the filing of a new registration statement on Form S-3. The inability to use a Form S-3 registration statement will limit our ability to raise capital through sales of our securities in a timely and cost-efficient manner.

In the event we are required to obtain additional funds, there is no guarantee that additional funds will be available on a timely basis or on acceptable terms. To the extent that we raise additional funds by issuing equity or convertible debt securities, our stockholders may experience additional dilution and such financing may involve restrictive covenants. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If such funds are not available when required, management will be required to curtail investments in additional sales and marketing and product development, which may have a material adverse effect on future cash flows and results of operations.

17

In the event of default of the Revolving Note under the GBC Credit Facility, such default could adversely affect our business, financial condition, results of operations or liquidity.

The loans and other obligations of the Company under the GBC Credit Facility are secured by substantially all of our tangible and intangible assets, including, without limitation, intellectual property, pursuant to the terms of a Loan and Security Agreement with GBC dated July 28, 2023 (the “Loan Agreement”) and an Intellectual Property Security Agreement (the “IP Security Agreement”). The GBC Credit Facility is evidenced by a revolving note (the “Revolving Note”), which maturity date was automatically extended to July 31, 2027 (the “Maturity Date”), upon the conversion of all the outstanding obligations under the Cleveland Note into equity of the Company at the closing of the Private Placement on September 15, 2025. Provided that there is no event of default, the Maturity Date can automatically be extended for one (1) year period upon payment of a renewal fee for each such extension in the amount of three-quarters of one percent (0.75%) of the Revolving Loan Commitment (as defined below), which fee will be due and payable on or before the applicable Maturity Date. The holder of the Revolving Note is entitled to all of the benefits and security provided for in the Loan Agreement. All Revolving Loans shall be repaid by the Company on the Maturity Date, unless payable sooner pursuant to the provisions of the Loan Agreement. As a secured party, upon an event of default, GBC will have a first priority right to the collateral granted to them under the Loan Agreement and IP Security Agreement, and we may lose our ownership interest in the assets pledged as security interest. Events of default have occurred under the GBC Credit Facility associated with certain EBITDA requirements that were not achieved for the three-month period ending April 30, 2024, May 31, 2024 and July 31, 2024, non-compliance with various representations, financial covenants and non-financial covenants relating to our financial restatements under the Loan Agreement. We have obtained waivers with respect to such defaults, which each waive any failure of the Company to be in compliance with such representations, financial covenants and non-financial covenants under the Loan Agreement. We may need to seek waivers in the future and we cannot provide any assurance that such waivers will be available should we not be in compliance with the terms of the GBC Credit Facility in the future. If we had not been able to obtain such waivers, we would have had events of default under the GBC Credit Facility and GBC could terminate their commitments under the facility and foreclose against substantially all our assets. We would likely be forced to seek bankruptcy protection and our investors could lose the full value of their investment in our Common Stock. As such, a default and/or loss of our collateral will have a material adverse effect on our operations, business and financial condition.

Backlog may not be indicative of future operating results.

Future revenue for the Company can be influenced by order backlog. Backlog represents the dollar amount of revenues we expect to recognize in the future from contracts awarded and in progress. Backlog substantially represents new orders. Backlog is not a measure defined by generally accepted accounting principles and is not a measure of contract profitability. Our methodology for determining backlog may not be comparable to methodologies used by other companies in determining their backlog amounts. The backlog values we disclose include anticipated revenues associated with: (1) the original contract amounts; (2) change orders for which we have received written confirmations from the applicable customers; (3) change orders for which we expect to receive confirmations in the ordinary course of business; and (4) claims that we have made against customers. In addition, the timing of order placement, size, and customer delivery dates can create unusual fluctuations in backlog.

We include unapproved change orders for which we expect to receive confirmations in the ordinary course of business in backlog, generally to the extent of the lesser of the amount management expects to recover or the associated costs incurred. Any revenue that would represent profit associated with unapproved change orders is generally excluded from backlog until written confirmation is obtained from the applicable customer. However, consideration is given to our history with the customer as well as the contractual basis under which we may be operating. Accordingly, in certain cases based on our historical experience in resolving unapproved change orders with a customer, the associated profit may be included in backlog. However, if an unapproved change order is under dispute or has been previously rejected by the customer, the associated amount of revenue is treated as a claim.

For amounts included in backlog that are attributable to claims, we include unapproved claims in backlog when we have a legal basis to do so, consider collection to be probable and believe we can reliably estimate the ultimate value. Claims revenue is included in backlog to the extent of the lesser of the amount management expects to recover or associated costs incurred.

Backlog may not be indicative of future operating results, and projects in our backlog may be cancelled, modified or otherwise altered by customers. Our ability to realize revenue from the current backlog is dependent on among other things, the delivery of key parts from our vendors in a timely manner. We can provide no assurance as to the profitability of our contracts reflected in backlog.

18

Economic conditions may adversely affect consumer spending and the overall general health of our customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

Uncertainty about the current and future global economic conditions may cause our customers to defer purchases or cancel purchase orders for our products in response to tighter credit, decreased cash availability and weakened consumer confidence. Our financial success is sensitive to changes in general economic conditions, both globally and nationally. Recessionary economic cycles, higher interest borrowing rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits could continue to adversely affect the demand for our products. If credit pressures or other financial difficulties result in insolvency for our customers, it could adversely impact our financial results. There can be no assurances that government and consumer responses to the disruptions in the financial markets will restore consumer confidence.

We are dependent on a few customers for the majority of our net revenues, and our success depends on demand from OEMs and other users of our battery products.

Historically a majority of our product sales have been generated from a small number of OEMs and customers, including three (3) customers who, on an aggregate basis, made up 73% of our sales for the year ended June 30, 2025, and three (3) customers who, on an aggregate basis, made up 78% of our sales for the year ended June 30, 2024. As a result, our success depends on continued demand from this small group of customers and their willingness to incorporate our battery products in their equipment. The loss of a significant customer would have an adverse effect on our revenues. There is no assurance that we will be successful in our efforts to convince end users to accept our products. Our failure to gain acceptance of our products could have a material adverse effect on our financial condition and results of operations.

Additionally, OEMs, their dealers and battery distributors may be subject to changes in demand for their equipment which could significantly affect our business, financial condition and results of operations.

We do not have long-term contracts with our customers.

We do not have long-term contracts with our customers. Future agreements with respect to pricing, returns, promotions, among other things, are subject to periodic negotiation with each customer. No assurance can be given that our customers will continue to do business with us. The loss of any of our significant customers will have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

Real or perceived hazards associated with Lithium-ion battery technology may affect demand for our products.

Press reports have highlighted situations in which lithium-ion batteries in automobiles and consumer products have caught fire or exploded. In response, the use and transportation of lithium-ion batteries has been prohibited or restricted in certain circumstances. This publicity has resulted in a public perception that lithium-ion batteries are dangerous and unpredictable. Although we believe our energy storage solutions are safe, these perceived hazards may result in customer reluctance to adopt our lithium-ion based technology.

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Our products may experience quality problems from time to time that could result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenues and harm to our brands.

A failure of our battery modules could cause personal or property damages for which we would be potentially liable. Damage to or the failure of our energy storage solutions to perform to customer specifications could result in unexpected warranty expenses or result in a product recall, which would be time consuming and expensive. Such circumstances could result in negative publicity or lawsuits filed against us related to the perceived quality of our products which could harm our brand and decrease demand for our products.

We may be subject to product liability claims.

If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance. Although we carry product liability insurance, it may be insufficient in amount to cover our claims.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

We may experience increases in the costs, or a sustained interruption in the supply or shortage, of raw materials. Any such cost increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-iron phosphate cells.

These risks include:

●	the inability or unwillingness of battery manufacturers to supply the number of lithium-iron phosphate cells required to support our sales as demand for such rechargeable battery cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as iron and phosphate, used in lithium-iron phosphate cells.

Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

Our success will depend on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors. There is no assurance that we will be able to successfully develop new products and capabilities that adequately respond to these forces. In addition, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. If we are unable to offer products and capabilities that satisfy customer demand, respond adequately to changes in industry trends or legislative changes and maintain our competitive position in our markets, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development efforts will be either successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the battery market. In addition, in order to compete effectively in the renewable battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us to successfully launch new products, or a failure by us to meet our customers criteria in order to accept such products, could adversely affect our results.

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Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

Any failure to protect our intellectual proprietary rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology.

The protections provided by patent laws will be important to our future opportunities. However, such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

●	The patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

●	The costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable; and

●	Existing and future competitors may independently develop similar technology and/or duplicate our systems in a way that circumvents our patents.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications that we intend to file in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issue United States patents will be issued. Furthermore, if these patent applications are issued, some foreign countries provide significantly less effective patent enforcement than in the United States.

The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

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Our business depends substantially on the continuing efforts of the members of our senior management team and our business may be severely disrupted if we lose their services or are unable to recruit qualified replacements in the event of departures.

We believe that our success is largely dependent upon the continued service of the members of our senior management team, who are responsible for who establishing our corporate strategies and focus, overseeing the execution of our business strategy and ensuring our continued growth. Our continued success will depend on our ability to attract and retain a qualified and competent management team in order to manage our existing operations and support our expansion plans. If any of the members of our senior management team are unable or unwilling to continue in their present positions, we may not be able to replace them readily. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacement. In addition, if any of the members of our senior management team joins a competitor or forms a competing company, we may lose some of our customers.

If we are forced to implement workforce and other cost reductions, our staff resources will be stretched making our ability to comply with legal and regulatory requirements as a public company difficult.

There can be no assurance that our management team will be able to implement and affect programs and policies in an effective and timely manner especially if subject to workforce and other cost reductions, that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the (Sarbanes-Oxley) Act of 2002, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our Board of Directors and our chief executive officer and chief financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business. If the actions we take in our efforts to comply with new or changed laws, regulations and standards differ from the actions intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

In addition, Sarbanes-Oxley specifically requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of Sarbanes-Oxley. Our testing, or the subsequent testing by our independent registered public accounting firm, when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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We may face significant costs relating to environmental regulations for the storage and shipment of our lithium-ion energy storage solutions.

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control may damage our sole facility or the facilities of third parties on which we depend, and could impact consumer spending.

Our sole production facility is located in southern California near major geologic faults that have experienced earthquakes in the past. An earthquake or other natural disaster or power shortages or outages could disrupt our operations or impair critical systems. Any of these disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if our sole facility, or the facilities of our suppliers, third-party service providers or customers, is affected by natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict, or other events outside of our control, our business and operating results could suffer. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results. Similar disasters occurring at our vendors’ manufacturing facilities could impact our reputation and our consumers’ perception of our brands.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks and divert financial resources, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance we will succeed in preventing cyber-attacks or successfully mitigating their effects.

Despite implementing security measures, any of the internal computer systems belonging to us or our suppliers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident, security breach or data breach that causes interruptions could result in a material disruption of our product development programs. Further, our information technology and other internal infrastructure systems, including firewalls, servers, leased lines and connection to the Internet, face the risk of systemic failure, which could disrupt our operations. If any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur resulting liability, and competitive position may be adversely affected, and the further development of our products may be delayed. Furthermore, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.

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Risks Related to Ownership of Our Common Stock and this Offering

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of our existing cash and the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether such proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of our existing cash and the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our existing cash and the net proceeds from this offering in ways that ultimately increase the value of your investment. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

The sale of our Common Stock in this offering and any future sales of our Common Stock, or the perception that such sales could occur, may depress our stock price and our ability to raise funds in new stock offerings.

We may from time-to-time issue additional shares of Common Stock at a discount from the current trading price of our Common Stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our Common Stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Preferred Stock or Common Stock. Sales of shares of our Common Stock in this offering and in the public market following this offering, or the perception that such sales could occur, may lower the market price of our Common Stock and may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

Because the public offering price of our securities will be substantially higher than the as adjusted net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price of shares of Common Stock is substantially higher than the as adjusted net tangible book value per share of our Common Stock immediately following this offering based on the value of our total tangible assets less our total tangible liabilities. Therefore, assuming the sale of all Common Stock offered hereby (assuming no exercise of the underwriter’s over-allotment option), you will suffer immediate and substantial dilution of $2.36 in the as adjusted net tangible book value per share of Common Stock as of June 30, 2025. Therefore, if you purchase shares of Common Stock in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

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The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our Common Stock may not be sustained, and we do not know what the market price of our Common Stock will be, and as a result it may be difficult for you to sell your shares of our Common Stock.

Although our Common Stock is listed on The Nasdaq Capital Market, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our Common Stock is not active. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our Common Stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. Further, the trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition, the stock market in general, and biopharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock depends in part on the research and reports that securities or industry analysts publish about us or our business.

If one or more of the analysts covering us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. In addition, if one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Sales and issuances of our Common Stock or other securities could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

If we sell additional shares of our Common Stock, convertible securities or other equity securities, existing stockholders may be materially diluted by subsequent sales and new investors could gain rights, preferences, and privileges senior to existing holders of our Common Stock. Pursuant to our obligations under a certain registration rights agreement, we filed a resale registration statement on October 20, 2025 (the “Resale Registration Statement”) with respect to the resale of 2,429,523 shares of Common Stock issuable upon conversion of any Series A Preferred Stock issuable upon the exercise of the Prefunded Warrants issued in the Private Placement on September 15, 2025 and 1,214,766 shares of Common Stock issuable upon the exercise of the Common Warrants issued in the Private Placement on September 15, 2025. However, the Resale Registration Statement has not yet become effective, and although we expect the Resale Registration Statement to become automatically effective pursuant to Section 8(a) of the Securities Act on November 8, 2025, there can be no assurances that the Resale Registration Statement will become effective on such date or at all. The number of shares that may be sold pursuant to the resale registration statement is subject to cutback in the event certain shares are subject to limitation under SEC regulations. In addition, securityholders may also sell their shares pursuant to an exemption available under the securities laws. The resale, or perceived potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for other stockholders to sell their holdings at times and prices that they determine are appropriate.

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The market price of our Common Stock could become volatile, or our trading volume become weak, either of which could lead to the price of our stock being depressed at a time when you may want to sell.

Our Common Stock is being traded on The Nasdaq Capital Market under the symbol “FLUX.” We cannot predict the extent to which investor interest in our Common Stock will lead to the development of an active trading market on that stock exchange or any other exchange in the future. An active market for our Common Stock may never develop. We cannot assure you that the volume of trading in shares of our Common Stock will increase in the future. The trading price of our Common Stock has experienced volatility and is likely to continue to be highly volatile in response to numerous factors which have been discussed in this section entitled “Risk Factors,” and additional factors, many of which are beyond our control, including, without limitation, the following:

●	Our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

●	Changes in financial estimates by securities analysts, if any, who might cover our stock;

●	Speculation about our business in the press or the investment community;

●	Significant developments relating to our relationships with our customers or suppliers;

●	Stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;

●	Customer demand for our products;

●	Investor perceptions of our industry in general and our Company in particular;

●	General economic conditions and trends;

●	Announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

●	Changes in accounting standards, policies, guidance, interpretation or principles;

●	Loss of external funding sources;

●	Sales of our Common Stock, including sales by our directors, officers or significant stockholders; and

●	Additions or departures of key personnel, including but not limited to our chief financial officer.

The trading price and volume of our Common Stock may impact your ability to sell your shares of Common Stock, causing you to lose all or part of your investment.

The ownership of our stock is highly concentrated in one of our directors.

Michael Johnson, our director and sole director of Esenjay Investments LLC, beneficially owns approximately 25% of our outstanding Common Stock on an as-converted basis as of September 26, 2025, which includes Common Stock underlying options and warrants that were exercisable or convertible, or which would become exercisable or convertible within 60 days. As a result of his ownership, Mr. Johnson and Esenjay Investments LLC are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

We do not intend to pay dividends on shares of our Common Stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our Common Stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our Common Stock in the foreseeable future.

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Preferred Stock may be issued under our Articles of Incorporation, which may have superior rights to our Common Stock.

Pursuant to our Restated Articles, our Board of Directors have the authority to fix the rights and preferences of the Preferred Stock by resolution from time to time, without requiring the vote of the holders of our Common Stock or Preferred Stock would, unless otherwise expressly required by the Restated Articles, the Preferred Stock designation creating any series of Preferred Stock, or to the extent required by the Nevada Revised Statutes or Nasdaq (“Required Approval”). The Board of Directors could authorize the issuance of Preferred Stock with voting or conversion rights that are superior to the rights of holders of Common Stock and issuance of such Preferred Stock could dilute the voting power or rights of the holders of Common Stock. As such, the issuance of any Preferred Stock could diminish the rights of holders of our Common Stock, or delay or prevent a change of control of our Company and, therefore, could reduce the value of such Common Stock.

The issuance of shares of our Series A Preferred Stock would reduce the voting power and dilute the ownership of holders of our Common Stock, and may adversely affect the market price of our Common Stock.

On September 15, 2025, we completed the private placement of 258,144 Prefunded Warrants to purchase up to 258,144 shares of our Series A Preferred Stock to certain accredited investors for gross proceeds of $5 million. Upon the exercise of the Prefunded Warrants and issuance of the shares of Series A Preferred Stock, holders of the Series A Preferred Stock will be entitled to vote as a single class with the holders of Common Stock on an as-if-converted-to-common-stock-basis based on the greater of the (i) Conversion Price, or the (ii) Minimum Price as defined in Rule 5635(d) of the Nasdaq Listing Rules. Holders of Series A Preferred Stock shall also have the right to vote as a separate class with respect to certain specified matters. In addition, holders of our Series A Preferred Stock are entitled to receive cumulative cash dividends at an annual dividend rate of 8.0%, which may be payable in kind or in cash at the option of the Company. The subsequent issuance of additional shares of Series A Preferred Stock through the payment of dividends will reduce the relative voting power of the holders of our Common Stock.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all shares of Series A Preferred Stock rank senior to all the Common Stock and any other class of securities that is specifically designated as Junior Securities. Holders of Series A Convertible Preferred Stock have the right to receive a liquidation preference entitling them to be paid out of our assets available for distribution to stockholders before any payment may be made to holders of any other class or series of capital stock, an amount equal to the purchase price per warrant to purchase Series A Preferred Stock paid for by the holders of Series A Preferred Stock (adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock) for each share of Series A Preferred Stock before any distribution or payment will be made to the holders of any Junior Securities, and if the assets of the Company will be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Preferred Stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Holders of shares of Series A Preferred Stock will have conversion rights that are superior to the rights of holders of Common Stock which issuance could dilute the voting power or rights of the holders of Common Stock, and anti-dilutive protection, which our holders of Common Stock do not and will not have.

In addition, the conversion of the Series A Preferred Stock to our Common Stock would dilute the ownership interest of existing holders of our Common Stock, and any sales in the public market of the Common Stock issuable upon conversion of the Series A Preferred Stock could adversely affect prevailing market prices of our Common Stock. In connection with the Amended and Restated Purchase Agreement and the Private Placement, we entered into a registration rights agreement pursuant to which we agreed to prepare and file a registration statement with the SEC covering the resale of a number of shares of Common Stock underlying the Series A Preferred Stock and the Common Warrants issued pursuant to the Amended and Restated Purchase Agreement. These registration rights would facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of our Common Stock available for public trading. Sales by the investors in the Private Placement of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of our Common Stock.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of Common Stock offered by us in this offering will be approximately $8.3 million (or approximately $9.6 million if the underwriter exercises its over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital and general corporate purposes.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our application of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government.

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MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “FLUX.”

Holders of Record of Common Stock

As of September 12, 2025, we had approximately 1,361 stockholders of record for our Common Stock. The foregoing number of stockholders of record does not include an unknown number of stockholders who hold their stock in “street name.”

Dividend Policy

We have never declared or paid cash dividends on our Common Stock. We presently do not expect to declare or pay such dividends in the foreseeable future and expect to reinvest all undistributed earnings to expand our operations, which the management believes would be of the most benefit to our stockholders. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

Purchases of Equity Securities

None.

Equity Compensation Plan Information

The following table provides certain information with respect to our equity compensation plans in effect as of June 30, 2025:

	Number of securities to be issued upon exercise of outstanding options, and settlement of RSUs (a)	Weighted-average exercise price of outstanding options, and issuance price of RSUs (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by stockholder(1)	247,315	$5.33	-
Equity compensation plans approved by stockholders(2)	749,345	$2.60	1,133,892
Equity compensation plans approved by stockholders(3)	-	-	1,000,000
Equity compensation plans approved by stockholders(4)	-	-	262,120
Total	996,660	$3.28	2,396,012

(1)	Represents shares of Common Stock reserved for issuance under the 2014 Equity Incentive Plan (the “2014 Plan”) which was approved by our stockholders on February 17, 2015, amended on October 25, 2017 and expired on November 26, 2024. No shares of the Company’s Common Stock are available for future grants under the 2014 Plan.
(2)	Represents shares of Common Stock reserved for issuance under the 2021 Plan, which was approved by our stockholders on April 29, 2021.
(3)	Represents shares of Common Stock reserved for issuance under the 2025 Plan, which was approved by our stockholders on May 28, 2025.
(4)	Represents the number of shares of Common Stock reserved as authorized for the grant of options under the ESPP, which was approved by our stockholders on April 20, 2023.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2025:

●	on an actual basis;

●	on an as adjusted basis to give effect to (i) the Private Placement, (ii) the Debt Satisfaction and (iii) the effectiveness of the Restated Articles on September 10, 2025; and
●	on an as further adjusted basis to give effect to the adjustments discussed above and to the issuance and sale of 3,840,000 shares of Common Stock in this offering (assuming no exercise of the underwriter’s over-allotment option) at a public offering price of $2.50 per share of Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes for the fiscal year ended June 30, 2025 appearing elsewhere in this prospectus.

		As of June 30, 2025
	Actual (audited)	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Cash	$1,334,000	4,840,000	13,142,000
Current debt	14,627,000	13,627,000	13,627,000
Long term debt	-	-	-
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 500,000 shares authorized, actual; 3,000,000 shares authorized, as adjusted and as further adjusted; no shares issued and outstanding, actual, as adjusted and as further adjusted	-	-	-
Common stock, $0.001 par value; 75,000,000 shares authorized, actual, as adjusted and as further adjusted; 16,835,698 shares issued and outstanding, actual and as adjusted; 20,675,698 shares issued and outstanding as further adjusted	17,000	17,000	21,000
Additional paid-in capital	100,965,000	105,644,000	113,946,000
Accumulated deficit	(106,386,000)	(106,386,000)	(106,386,000)
Total Stockholders’ (deficit) equity	(5,404,000)	(725,000)	7,581,000
Total Capitalization	$9,223,000	12,902,000	21,208,000

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The table and discussion above are based on (A) 16,835,698 shares of Common Stock outstanding as of June 30, 2025, (B) as reflected above in the As Adjusted column, adjusted to give effect to the Private Placement and (C) as reflected above in the As Further Adjusted column includes the issuance and sale of 3,840,000 shares of Common Stock in this offering, but excludes the following:

●	200,000 shares of Common Stock issuable pursuant to restricted stock units, granted under the 2021 Plan, as of June 30, 2025;

●	796,660 shares of Common Stock issuable pursuant to options outstanding, granted under our 2021 Plan, as of June 30, 2025, with a weighted average exercise price of $4.10;
●	1,133,892 shares of Common Stock reserved and available for future issuance under our 2021 Plan as of June 30, 2025;

●	1,000,000 shares of Common Stock reserved and available for future issuance under our 2025 Plan;

●	252,120 shares of Common Stock reserved for future issuance under our ESPP as of June 30, 2025;
●	1,413,110 shares of Common Stock issuable pursuant to warrants outstanding as of June 30, 2025, with a weighted average exercise price of $6.14;

●	2,429,523 shares of Common Stock issuable upon conversion of any Series A Preferred Stock issuable upon the exercise of Prefunded Warrants, with an exercise price of $0.001; and

●	1,214,766 shares of Common Stock issuable upon the exercise of Common Warrants, with an exercise price of $1.715.

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DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Our historical net tangible book value (deficit) as of June 30, 2025, was $(5,404,000) or $(0.32) per share of our Common Stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total tangible liabilities. Historical net tangible book value (deficit) per share represents our historical net tangible book value (deficit) divided by 16,835,698 shares of our Common Stock outstanding as of June 30, 2025.

After giving effect to the sale of 3,840,000 shares of Common Stock (assuming no exercise of the underwriter’s option) in this offering at a public offering price of $2.50 and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2025 would have been approximately $2,897,524, or $0.14 per share. This represents an immediate increase in net tangible book value of $0.46 per share to existing stockholders and an immediate dilution of $2.36 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share of Common Stock		$2.50
Historical net tangible book value (deficit) per share as of June 30, 2025	$(0.32)
Increase in the net tangible book value per share attributable to this offering	$0.46
As adjusted net tangible book value per share after this offering		$0.14
Dilution per share to new investors participating in this offering		$2.36

If the underwriter exercises in full its over-allotment option to purchase up to 576,000 additional shares of Common Stock from us, the as adjusted net tangible book value per share after giving effect to this offering would be $0.20 per share, representing an immediate increase to existing stockholders of $0.52 per share, and dilution to new investors participating in this offering of $2.30 per share.

The foregoing table is based on 16,835,698 shares of Common Stock issued and outstanding as of June 30, 2025, but excludes the following:

●	200,000 shares of Common Stock issuable pursuant to restricted stock units, granted under our 2021 Plan, as of June 30, 2025;

●	796,660 shares of Common Stock issuable pursuant to options outstanding, granted under our 2021 Plan, as of June 30, 2025, with a weighted average exercise price of $4.10;
●	1,133,892 shares of Common Stock reserved and available for future issuance under our 2021 Plan as of June 30, 2025;

●	1,000,000 shares of Common Stock reserved and available for future issuance under our 2025 Plan as of June 30, 2025;

●	252,120 shares of Common Stock reserved for future issuance under our ESPP;

●	1,413,110 shares Common Stock issuable pursuant to warrants outstanding, as of June 30, 2025, with a weighted average exercise price of $6.14;

●	2,429,523 shares of Common Stock issuable upon conversion of any Series A Preferred Stock issuable upon the exercise of Prefunded Warrants, with an exercise price of $0.001; and

●	1,214,766 shares of Common Stock issuable upon the exercise of Common Warrants, with an exercise price of $1.715.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis of our financial condition and results of operations and other parts of this prospectus contain forward-looking statements based upon current beliefs that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives, expectations, intentions and projections. Our actual results and the timing of selected events could differ materially from those described in or implied by these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward- looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview

We design, develop, manufacture and sell a portfolio of advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors which include material handling, airport GSE. We believe our mobile energy storage solutions provide our customers a reliable, high performing, cost effective, and more environmentally friendly alternative as compared to traditional lead acid and propane-based solutions. Our modular and scalable design allows different configurations of lithium-ion energy storage solutions to be paired with our proprietary wireless battery management system to provide the level of energy storage required and “state of the art” real time monitoring of pack performance. We believe that the increasing demand for lithium-ion energy storage solutions and more environmentally friendly energy storage solutions in the material handling sector should continue to drive our revenue growth.

Our long-term strategy is to meet the rapidly growing demand for lithium-ion energy solutions and to be the supplier of choice, targeting large companies having energy storage needs. We have established selling relationships with customers with large fleets of forklifts and GSEs. We intend to reach this goal by investing in research and development to expand our product mix, by expanding our sales and marketing efforts, improving our customer support efforts and improving production efficiencies. Our research and development efforts will continue to focus on providing adaptable, reliable and cost-effective energy storage solutions for our customers. We have filed three new patents on advanced technology related to lithium-ion energy storage solutions. The technology behind these pending patents is designed to:

●	increase battery life by optimizing the charging cycle,

●	give users a better understanding of the health of their battery in use, and

●	apply artificial intelligence to predictively balance the cells for optimal performance.

Our largest sector of penetration thus far has been the material handling sector which we believe is a multi-billion-dollar addressable market. We believe the sector will provide us with an opportunity to grow our business as we enhance our product mix and service levels and grow our sales to large fleets of forklifts and GSEs. Applications of our modular packs for other industrial and commercial uses, such as mobile energy storage systems, are providing additional current growth and further opportunities. We intend to continue to expand our supply chain and customer partnerships and seek further partnerships and/or acquisitions that provide synergy to meeting our growth and “building scale” objectives.

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The following table summarizes the new orders, shipments, and backlog activities for the following fiscal quarters:

Fiscal Quarter Ended	Beginning Backlog	New Orders	Shipments	Fiscal Quarter Ended
March 31, 2024	$30,057,000	$4,030,000	$14,457,000	$19,630,000
June 30, 2024	$19,630,000	$11,614,000	$13,377,000	$17,867,000
September 30, 2024	$17,867,000	$19,451,000	$16,125,000	$21,193,000
December 31, 2024	$21,193,000	$13,116,000	$16,830,000	$17,479,000
March 31, 2025	$17,479,000	$16,158,000	$16,742,000	$16,895,000
June 30, 2025	$16,895,000	$9,764,000	$16,737,000	$9,922,000

“Backlog” represents the amount of anticipated revenues we may recognize in the future from existing contractual orders with customers that are in progress and have not yet shipped. Backlog values may not be indicative of future operating results as orders may be cancelled, modified or otherwise altered by customers. In addition, our ability to realize revenue from our backlog will be dependent on the delivery of key parts from our suppliers and our ability to manufacture and ship our products to customers in a timely manner. There can be no assurance that outstanding customer orders will be fulfilled as expected and that our backlog will result in future revenues.

As of September 12, 2025, our order backlog was approximately $7.5 million.

Business Updates

We have recently experienced some delays in new orders for our energy storage solutions, reflecting corresponding deferrals of new forklift purchases by selected large customer fleets due to lower capital spending and interest rate variability, and more recently, global tariff uncertainties. While we have had very few cancellations of existing purchase orders, some customers have revised their order terms to fiscal 2026. Some customers have attributed lower capital spending to concerns over the economy and the uncertainty of higher interest rates, as well as broader geopolitical uncertainty. More recently, the economic impacts and costs of higher global tariffs implemented by the U.S. government have affected new purchase orders. The impact of order deferrals has required additional selling strategies to support our targeted sales trajectory.

We have seen improvements in our sourcing and purchasing activity, reflecting our efforts to expand and optimize our vendor strategy. Additional improvements include more secondary sources to minimize stock-outs, lower costs from increasing sources, and controlled delivery times, as reflected in our current inventory levels. With strategic supply chain and profitability improvement initiatives, lower costs and higher volume purchasing, we are targeting gross margin improvement to continue. We are highly focused on expanding sales and marketing initiatives to secure new customer relationships and support continued migration to lithium of current customers. We recently have added our second tier one OEM private label battery program to supplement our strong OEM relationships and approvals. This collaboration marks a significant milestone for our S-Series line, which now includes products with the UL Type EE certification, which provides added safety and durability capabilities. We are also working with our distribution network to expand customer acquisition with direct-to-customer initiatives.

We also announced a new partnership aimed at enhancing the recycling process for end-of-life lithium-ion batteries with the largest critical battery components recycling company in the U.S. This collaboration represents a significant step forward in our ongoing commitment to environmental responsibility.

Business Trends and Uncertainties

In 2025, the U.S. government increased certain existing tariffs and implemented new tariffs on imported products. In April 2025, the U.S. government increased import tariffs across a wide range of countries at various rates, including on product imports from almost all countries, and individualized higher tariffs on certain countries, notably China. Some of these tariff announcements have since been followed by announcements of limited exemptions and temporary pauses. Due to the uncertainties pertaining to tariffs and tariff levels, it is difficult for us to reliably forecast the ongoing impact to our business or that of our customers but is expected that tariffs would negatively impact our revenues, profitability and cash flows. Management is actively evaluating ways to mitigate potential impacts of tariffs.

We import a portion of our raw materials and components from countries that are subject to import tariffs imposed by the U.S. government, in particular materials and components that are from China. We expect to be able to offset some of the impact of the enacted tariffs with supply chain adjustments, alternative manufacturing locations and cost reduction actions. However, at current and anticipated tariff levels, we will also need to increase the selling prices of our products in order to achieve an acceptable profit margin.

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In response to business uncertainties resulting from tariffs and increased tariff levels imposed by the U.S. government on goods imported into the U.S., we temporarily paused imports from our battery cell supplier in China. The pause was short-lived as both parties quickly agreed to modified terms. At this time, neither the pause in shipments nor the modified terms have materially affected the Company’s operations. However, further escalation of tariffs between the U.S. and China could have a material effect on our ability to cost-effectively source from our supplier in China.

Trade-related disruptions can create further uncertainty and supply chain interruptions, which may result in last-minute procurement efforts at elevated cost. We are closely monitoring the fluid nature of proposed tariffs and any impact they may have on our operations and will continue to monitor macroeconomic conditions and evaluate the financial and operational impact of ongoing trade policy shifts. These risks could intensify depending on future developments and we are actively incorporating these considerations into our future operation planning, including assessing pricing actions, cost-control measures, and long-term sourcing strategies.

If tariffs escalate or global inflationary trends persist, our customers may face greater economic strain, which could in turn affect demand for our products. We remain focused on maintaining operational flexibility and adapting our supply chain to navigate these uncertainties and support long-term business performance. See “Risk Factors” for additional information.

Segment and Related Information

We operate as a single reportable segment.

Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires retrospective disclosure of significant segment expenses and other segment items on an annual and interim basis. Additionally, it requires disclosure of the title and position of our Chief Operating Decision Maker (“CODM”). This ASU is effective annually beginning with our fiscal year ended June 30, 2025 and for interim periods thereafter. We adopted this standard for the year ended June 30, 2025 and the adoption did not have a material impact on our consolidated financial statements. See Note 13 – Segment Information included in the notes to our consolidated financial statements included elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

Management has considered all recent accounting pronouncements not yet adopted in our consolidated financial statements. In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires additional disclosure of certain amounts included in the expense captions presented on the statement of operations, as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for our fiscal year ending June 30, 2028 and interim periods thereafter. Early adoption is permitted for annual financial statements that have not yet been issued. We are evaluating the disclosure requirements related to the new standard.

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures, which requires more detailed income tax disclosures. The guidance requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for our fiscal year ending June 30, 2026, with early adoption permitted. We are evaluating the disclosure requirements related to the new standard.

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Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on its historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect the preparation of our financial statements:

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. We have not experienced significant issues related to the collection of our accounts receivable. As of June 30, 2025 and 2024, we had an allowance for credit losses of $68,000 and $55,000, respectively.

Inventories

Inventories consist primarily of battery management systems and the related subcomponents and are stated at the lower of cost (first-in, first-out) or net realizable value. We evaluate inventories to determine if write-downs are necessary due to obsolescence or if the inventory levels are in excess of anticipated demand at market value based on consideration of historical sales and product development plans. We recorded an adjustment related to obsolete inventory in the amount of approximately $534,000 and $490,000 during the years ended June 30, 2025 and 2024, respectively. Inventories at June 30, 2025 and 2024 are net of inventory obsolescence write-downs of $1,551,000 and $2,677,000, respectively.

Revenue Recognition

We recognize revenue in accordance to the Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all contracts. We derive our revenue from the sale of products to customers. We sell our products primarily through a distribution network of equipment dealers, OEMs and battery distributors in primarily North America. We recognize revenue for the products when all significant risks and rewards have been transferred to the customer, there is no continuing managerial involvement associated with ownership of the goods sold is retained, no effective control over the goods sold is retained, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transactions will flow to us and the costs incurred or to be incurred with respect to the transaction can be measured reliably.

Product revenue is recognized as a distinct single performance obligation which occurs at the point in time that title passes to the customer. Our customers do have a right to return product, but our returns have historically been minimal.

Product Warranties

We evaluate our exposure to product warranty obligations based on historical experience. Our products, primarily forklift equipment packs, are warrantied for five years unless modified by a separate agreement. As of June 30, 2025 and 2024, we carried warranty liability of approximately $3,377,000 and $3,018,000, respectively, which is included in accrued expenses on our consolidated balance sheets.

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Stock-based Compensation

Pursuant to the provisions of the FASB ASC Topic No. 718-10, Compensation-Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

Common stock or equity instruments such as warrants issued for services to non-employees are valued at their estimated fair value at the measurement date (the date when a firm commitment for performance of the services is reached, typically the date of issuance, or when performance is complete). If the total value exceeds the par value of the stock issued, the value in excess of the par value is added to the additional paid-in-capital.

Results of Operations

Comparison of Results of Operations of the Fiscal Years Ended June 30, 2025 and 2024

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus.

The following table represents our statement of operations for the fiscal years ended June 30, 2025 (“fiscal 2025”) and June 30, 2024 (“fiscal 2024”).

	Year ended June 30, 2024		Year ended June 30, 2025
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$60,824,000	100%	$66,434,000	100%
Cost of sales	43,591,000	72	44,694,000	67
Gross profit	17,233,000	28	21,740,000	33

Operating expenses:
Selling and administrative	18,932,000	31	22,304,000	34
Research and development	4,916,000	8	4,464,000	7
Total operating expenses	23,848,000	39	26,768,000	41

Operating loss	(6,615,000)	(11)	(5,028,000)	(8)

Other income (expense):
Interest income (expense), net	(1,718,000)	(3)	(1,646,000)	(2)

Net loss	$(8,333,000)	(14)%	$(6,674,000)	(10)%

Revenues

Historically our product focus has been on material handling equipment, reflecting a mix of walkie pallet jacks and higher capacity packs for Class 1, 2, and 3 forklifts. Over the past two years, we expanded our product offering into adjacent applications, including airport GSE. The launch of larger packs over the past two years has shifted our portfolio mix to include packs with higher average selling prices as compared to our historical mix. We believe that we are well positioned to address the needs of many segments within the material handling sector in light of our modular and scalable energy storage solution design coupled with our proprietary battery management system that can be coupled with our telemetry based “SkyBMS” product offering.

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We sell our products through several different channels including OEMs, lift equipment dealers and battery distributors as well as directly to end users, primarily in North America. The channels sell principally to large company, national accounts. We sell certain energy storage solutions directly to other accounts including industrial equipment manufacturers and end users.

Revenues for fiscal 2025 increased $5,610,000 or 9%, to $66,434,000, compared to $60,824,000 for fiscal 2024. The increase in revenues was driven by increased demand in both the material handling and GSE markets. The material handling revenue increase was attributed to increased unit demand for our private label walkie packs. The GSE revenue increase was attributed to new customer acquisition and higher average selling prices.

Cost of Sales

Cost of sales for fiscal 2025 increased $1,103,000, or 3%, to $44,694,000, compared to $43,591,000 for fiscal 2024. The increase in cost of sales was directly associated with higher sales of energy storage solutions, partially offset by lower average cost of sales per unit achieved during the current year as a result of our gross margin improvement initiatives, including design enhancements to lower cost, improve serviceability, simplify bill of materials and supply chain initiatives to improve inventory turns and create part commonality across multiple product lines. Cost of sales as a percentage of revenues for fiscal 2025 was 67%, a decrease of five percentage points, compared to 72% for fiscal 2024.

Gross Profit

Gross profit for fiscal 2025 increased $4,507,000 or 26%, to $21,740,000, compared to $17,233,000 for fiscal 2024. The increase in profitability is primarily due to the impact of manufacturing efficiencies, cost savings initiatives and lower warranty-related expense. Gross profit margin (gross profit expressed as a percentage of revenues) increased to 33% for fiscal 2025 compared to 28% for fiscal 2024.

Selling and Administrative Expenses

Selling and administrative expenses for fiscal 2025 increased $3,372,000 or 18%, to $23,304,000, compared to $18,932,000 for fiscal 2024. Such expenses consist primarily of salaries and personnel-related expenses, sales force commissions, consulting fees, facilities-related expenses, outbound shipping costs, insurance premiums, marketing expenses, travel expenses, public relations expenses and bad debt expenses. The increase was primarily attributable to professional fees related to the restatement of previously issued financial statements, legal settlements, bonuses, and severance, while slightly offset by lower stock-based compensation driven by forfeitures.

Research and Development Expense

Research and development expenses for fiscal 2025 decreased $452,000 or 9%, to $4,464,000, compared to $4,916,000 for fiscal 2024. Such expenses consist primarily of materials, supplies, salaries and personnel-related expenses, product testing, consulting and other expenses associated with revisions to existing product designs and new product development. The decrease was primarily attributable to payroll and related benefits as well as stock-based compensation driven from reduced headcount and related stock award forfeitures.

Interest Income (Expense), net

Interest income (expense), net for fiscal 2025 decreased $72,000 or 4%, to $1,646,000, compared to $1,718,000 for fiscal 2024. The decrease in interest expense was due to lower average balances outstanding on our GBC Credit Facility.

Net Loss

Net loss during fiscal 2025 decreased $1,659,000 or 20%, to a net loss of $6,674,000 compared to a net loss of $8,333,000 for fiscal 2024. The lower net loss for fiscal 2025 was primarily attributable to the increase in gross profit while slightly offset by higher general and administrative costs.

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Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is calculated by taking net loss and adding back the expenses related to interest, income taxes, depreciation, amortization and stock-based compensation, each of which has been calculated in accordance with GAAP. Additionally, costs to restate prior periods and litigation resulting from such restatements are also added back. Adjusted EBITDA was a loss of approximately $147,000 for fiscal 2025 compared to a loss of $3,999,000 for fiscal 2024.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

As Adjusted EBITDA is a non-GAAP financial measure, it should not be construed as superior to or a substitute for net loss, as determined in accordance with GAAP, for the purpose of analyzing our operating performance or financial position.

A reconciliation of our net loss to Adjusted EBITDA is included in the table below.

	Year ended June 30,
	2024	2025
Net loss	$(8,333,000)	$(6,674,000)
Add/Subtract:
Interest, net	1,718,000	1,646,000
Income tax provision	-	-
Depreciation and amortization	1,045,000	1,002,000
EBITDA	(5,570,000)	(4,026,000)
Add/Subtract:
Restatement and related costs	-	2,900,000
Stock-based compensation	1,571,000	979,000
Adjusted EBITDA	$(3,999,000)	$(147,000)

Liquidity and Capital Resources

Overview

For fiscal 2025, we generated positive cash flows from operations of $0.6 million. As of June 30, 2025, we had an accumulated deficit of $106.4 million. To date, our business has not generated sufficient cash to fund our operations. However, given our existing backlog, we anticipate that revenue growth coupled with improvement in our gross margin and lower operating expenses will move us closer to profitability and improve our cash flow. Our gross margin improvement plan includes, but is not limited to, efforts to reduce product costs. We received new orders during fiscal 2025 of approximately $58.5 million.

As of June 30, 2025, we had an existing cash balance of $1.3 million and $2.4 million remaining available under our $16.0 million GBC Credit Facility subject to borrowing base limitations. However, if the Company were to experience an event of default, as defined by the loan agreements, as amended, such additional funds may not be made available.

In April 2024 we notified GBC of a certain event of default with respect to our failure to maintain the EBITDA covenant for the trailing three (3) month period ended April 30, 2024, (the “Default”). On May 8, 2024, we received a waiver, which waived the Default, subject to satisfaction of certain conditions, which have been met.

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On May 31, 2024, we entered into Amendment No. 3 to the Loan Agreement (the “Third Amendment”) with GBC, which amended certain terms including but not limited to amending the EBITDA Minimum financial covenant. In consideration for the Third Amendment, we agreed to pay GBC a non-refundable amendment fee of $50,000 in cash. See Note 7 – Notes Payable in the notes to our consolidated financial statements included elsewhere in this prospectus.

On August 30, 2024, GBC agreed to waive our non-compliance with, and the effects of our non-compliance under, various representations, financial covenants and non-financial covenants relating to our financial restatements. On January 17, 2025, GBC agreed to waive our non-compliance with, and the effects of our non-compliance under, various representations, financial covenants and non-financial covenants relating to our financial restatements and our failure to maintain the EBITDA Minimum for certain financial periods.

On January 22, 2025, we entered into Amendment No. 4 to the Loan Agreement (the “Fourth Amendment”) which amended certain terms relating to the EBITDA Minimum financial covenant of the Company. In consideration for the Fourth Amendment, paid GBC a non-refundable amendment fee of $50,000 in cash.

On July 16, 2025, we entered into the Fifth Amendment which amended the definition of the maturity date to August 31, 2025, unless otherwise extended pursuant to the terms of the Loan Agreement, provided however, upon the occurrence of either (i) an extension of the due date of the Cleveland Note to a date no earlier than September 29, 2027, or (ii) the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the maturity date will automatically extend to July 31, 2027. In consideration for the Fifth Amendment, we agreed to pay GBC a non-refundable amendment fee of $112,500.

On September 4, 2025, we entered into the Sixth Amendment, with the effective date of August 31, 2025, which amended certain terms of the Loan Agreement, including (i) modifications to the EBITDA minimum financial covenant of the Company, and (ii) an extension of the maturity date from August 31, 2025 to September 15, 2025, subject to acceleration or further extension pursuant to the terms of the Loan Agreement. Upon the closing of the Private Placement on September 15, 2025, all the outstanding obligations under the Cleveland Note was applied in full towards satisfaction of the subscription by Cleveland in the Private Placement. Upon the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the Maturity Date of the Revolving Note was automatically extended to July 31, 2027.

We believe that our existing cash of $1.1 million, together with $6.7 million that currently remains available under our $16.0 million GBC Credit Facility, subject to borrowing base limitations, as of July 31, 2025, along with the $3.8 million cash proceeds portion from our recent private placement, which closed on September 15, 2025, will not be sufficient to meet our anticipated capital resources to fund planned operations for the next twelve months. See “Future Liquidity Needs” below and Liquidity and Financial Condition in Note 2 – Summary of Significant Accounting Policies to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

Cash Flow Summary

	Year ended June 30,
	2024	2025
Net cash provided by (used in) operating activities	$(4,798,000)	$610,000
Net cash used in investing activities	(853,000)	(653,000)
Net cash provided by financing activities	3,915,000	734,000
Net change in cash	$(1,736,000)	$691,000

Operating Activities

Net cash provided by operating activities was $610,000 during fiscal 2025. The primary sources of cash were an increase in accounts payable and accrued expenses combined and non-cash operating costs. The primary uses of cash were the net loss of $6,674,000, an increase in accounts receivable and an increase in other current assets.

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Net cash used in operating activities was $4,798,000 during fiscal 2024. The primary uses of cash were the net loss of $8,333,000 and increases in inventory and accounts receivable, that were partially offset by non-cash operating costs and an increase in accounts payable and accrued expenses combined.

Investing Activities

Net cash used in investing activities during fiscal 2025 was $653,000, primarily due to purchases of furniture and office equipment, warehouse equipment and other related costs. Net cash used in investing activities during fiscal 2024 was $853,000, primarily due to purchases of furniture and office equipment, warehouse equipment and other related costs.

Financing Activities

Net cash provided by financing activities during fiscal 2025 was $734,000, primarily due to drawing $1,000,000 under the Cleveland Subordinated Line of Credit, partially offset by $207,000 in net repayments under the GBC Credit. Net cash provided by financing activities during fiscal 2024 was $3,915,000, primarily due to $3,922,000 in net borrowings under the GBC Credit Facility and SVB Credit Facility. For additional information on the SVB Credit Facility, see Silicon Valley Bank Credit Facility in Note 7 – Notes Payable to the audited consolidated financial statements included elsewhere in this prospectus.

Future Liquidity Needs

We have evaluated our expected cash requirements over the next twelve months, which include, but are not limited to, investments in additional sales and marketing and research and development, capital expenditures, and working capital requirements and have determined that our existing cash resources are not sufficient to meet our anticipated needs during the next twelve months, from the filing of this annual report. See Liquidity and Financial Condition in Note 2 – Summary of Significant Accounting Policies to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

As of July 31, 2025, we had a cash balance of $1.1 million and funding available under our GBC Credit Facility under which up to $6.7 million is currently available, subject to borrowing base limitations. Additionally, the cash portion of the proceeds in connection with the closing of a $5.0 million private placement on September 15, 2025 is approximately $3.8 million.

Our ability to draw funds from the GBC Credit Facility is subject to certain restrictions, covenants and borrowing base limitations. In light of the Default under the GBC Credit Facility, the financial covenants in the Loan Agreement were modified to help prevent future defaults. If we are unable to meet the conditions provided in the loan documents, the funds may not be available to us. In addition, our operations have been impacted by delays in new orders of its energy storage solutions due to corresponding deferrals of new forklift purchases mainly caused by lower capital spending in the market sector that we serve and interest rate variability affecting selected large customer fleets which have impacted its ability to meet projected revenue targets and generate cash from operations. Further, these events have placed pressure on our cash resources and raise substantial doubt about our ability to continue as a going concern for the next twelve months following the date of this prospectus.

Furthermore, should there be any delays in the receipts of key component parts, due in part to supply change disruptions, our ability to fulfill the backlog of sales orders will be negatively impacted resulting in lower availability of cash resources from operations. In that event, we may be required to raise additional funds by issuing equity or convertible debt securities. If such funds are not available when required, management will be required to curtail investments in new product development, which may have a material adverse effect on future cash flows and results of operations and our ability to continue operating as a going concern. See Liquidity and Financial Condition in Note 2 – Summary of Significant Accounting Policies to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

There is no guarantee that additional funds will be available on a timely basis or on acceptable terms. Our failure to timely file our fiscal 2024 Annual Report on Form 10-K and subsequent fiscal 2025 interim quarterly reports on Form 10-Q means that we currently are ineligible to use a registration statement on Form S-3. We will not be eligible to use a registration statement on Form S-3 again until we have timely filed all materials and reports required to be filed pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 for a period of at least twelve (12) calendar months immediately preceding the filing of a new registration statement on Form S-3. The inability to use a Form S-3 registration statement will limit our ability to raise capital through sales of our securities in a timely and cost-efficient manner. To the extent that we raise additional funds by issuing equity, equity-linked or convertible debt securities, our stockholders may experience additional dilution and such financing may involve restrictive covenants.

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BUSINESS

Overview

We design, develop, manufacture, and sell a portfolio of advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors which include material handling and airport GSE. We believe our mobile energy storage solutions provide our customers a reliable, high performing, cost effective, and more environmentally friendly alternative as compared to traditional lead acid and propane-based solutions. Our modular and scalable design allows different configurations of lithium-ion energy storage solutions to be paired with our proprietary wireless battery management system to provide the level of energy storage required and “state of the art” real time monitoring of pack performance. We believe that the increasing demand for lithium-ion energy storage solutions and more environmentally friendly energy storage solutions in the material handling sector should continue to drive our revenue growth.

Our Strategy

Our long-term strategy is to meet the rapidly growing demand for lithium-ion energy solutions and to be the supplier of choice, targeting large companies having energy storage needs. We have established selling relationships with customers with large fleets of forklifts and GSE. We intend to reach this goal by investing in research and development to expand our product mix, by expanding our sales and marketing efforts, improving our customer support efforts and improving production efficiencies. Our research and development efforts will continue to focus on providing adaptable, reliable and cost-effective energy storage solutions for our customers. We have received two patents, with another patent pending, on advanced technology related to lithium-ion energy storage solutions. The technology behind these patents is designed to:

●	increase battery life by optimizing the charging cycle;

●	give users a better understanding of the health of their battery in use, and

●	apply artificial intelligence to predictively balance the cells for optimal performance.

Our largest sector of penetration thus far has been the material handling sector, which we believe is a multi-billion-dollar addressable market. We believe the sector will provide us with an opportunity to grow our business as we enhance our product mix and service levels and grow our sales to large fleets of forklifts and GSE. Applications of our modular packs for other industrial and commercial uses, such as mobile energy storage systems, are providing additional current growth and further opportunities. We intend to continue to expand our supply chain and customer partnerships and seek further partnerships and/or acquisitions that provide synergy to meeting our growth and “building scale” objectives.

Strategic Initiatives

Our near-term priority will be to achieve profitability within our capital constraints. Accordingly, we will continue to pursue supply chain improvements, gross margin expansion initiatives and cost reductions. In addition, we are focusing on business expansion to accelerate gross margins by:

●	leveraging current high-profile “proven customer relationships” to respond to growing demand of large fleets for lithium-ion value proposition;

●	pursuing new markets that can leverage our technology and manufacturing capabilities;

●	expanding features of our popular “SkyBMS” (telemetry) which provides customized fleet management, and real time reports;

●	expanding our manufacturing and service capacities to ensure customer satisfaction from increased deliveries, and service;

●	capitalizing on our leadership position with new product offerings, particularly to exploit the rising demand for higher power applications; and

●	while we are “agnostic to the type of lithium chemistry,” ensuring our research efforts support other chemistries as they may become available.

There can be no assurance that these initiatives and efforts will be successful.

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Recent Developments

Business Developments

We have experienced some delays in new orders of our energy storage solutions due to corresponding deferrals of new forklift purchases mainly caused by lower capital spending by certain large customer fleets. While we have had very few cancellations of existing purchase orders, some customers have deferred their orders to later periods. Some customers have attributed lower capital spending to concerns over the economy and the uncertainty of higher interest rates, as well as broader geopolitical uncertainty. More recently, the economic impacts and costs of higher global tariffs implemented by the U.S. government have affected new purchase orders. The impact of deferrals and uncertainties related to new customer orders have required additional selling strategies to support our targeted sales trajectory. Some of these issues are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Business Trends and Uncertainties.”

We have seen improvements in our sourcing and purchasing activity, reflecting our efforts to expand and optimize our vendor strategy. Additional improvements include more secondary sources to minimize stock-outs, lower costs from increasing sources, and controlled delivery times, as reflected in our current inventory levels. With strategic supply chain and profitability improvement initiatives, lower costs and higher volume purchasing, we are targeting gross margin improvement to continue. We are highly focused on expanding sales and marketing initiatives to secure new customer relationships and support continued migration to lithium of current customers. We recently have added our second “tier one” OEM private label battery program to supplement our strong OEM relationships and approvals. This collaboration marks a significant milestone for our S-Series line, which now includes products with the UL Type EE certification, which provides added safety and durability capabilities. We are also working with our distribution network to expand customer acquisition with direct-to-customer initiatives.

We are also expanding our deployment of our telemetry solution providing customers with state of health, better asset management, and a platform for more timely management of service and maintenance requirements.

We also announced a new partnership aimed at enhancing the recycling process for end-of-life lithium-ion batteries with the largest critical battery components recycling company in the U.S. This collaboration represents a significant step forward in our ongoing commitment to environmental responsibility.

Nasdaq Stock Market Notices

On January 31, 2025, the Company received a notice from the Nasdaq notifying the Company that based on its stockholders’ equity of $194,000 as reported in its Annual Report on Form 10-K for the fiscal year ended June 30, 2024, the Company is no longer in compliance with Nasdaq Listing Rule 5550(b)(1), which requires the Company to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing on Nasdaq. On March 17, 2025, the Company filed its plan with Nasdaq to regain compliance with the Stockholders’ Equity Requirement, which included requesting an extension through July 30, 2025.

On February 21, 2025, the Company received a notice from the Staff stating that because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended December 31, 2024 (the “December Form 10-Q”), the Company does not comply with Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”), which requires Nasdaq-listed companies to timely file all required periodic financial reports with the SEC. The Company filed the December Form 10-Q on March 20, 2025 and is now current with its required periodic financial reports to be filed with the SEC under the Listing Rule.

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On July 31, 2025, the Company received a determination letter from the Staff notifying the Company that based on the Company’s most recent disclosure, the Company’s stockholders’ equity was a deficit of $4,372,000 as of March 31, 2025 and that the Staff had determined that the Company had not regained compliance with the Stockholders’ Equity Requirement. The Staff informed the company that trading of the Company’s Common Stock would be suspended at the opening of business on August 11, 2025, unless the Company requests an appeal of the Staff’s determination to the Panel.

On August 7, 2025, the Company submitted a hearing request to the Panel, which request will stay suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. On September 4, 2025, the Company made its presentation to the Panel. On September 16, 2025, the Panel determined to grant the Company an exception to demonstrate compliance with the Stockholders’ Equity Requirement and granted the Company’s request for continued listing, which extension is subject to the following: (1) the Company shall file a Annual Report on Form 10-K for the period ending June 30, 2025 on or before September 30, 2025, and (2), the Company shall demonstrate compliance with the Stockholder’s Equity Requirement on or before October 31, 2025 through public disclosures describing the transactions undertaken by the Company to achieve compliance and demonstrate long-term compliance. The Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2025 on September 17, 2025 and we believe that completion of this offering with minimum net proceeds of at least $7.5 million will allow us to regain compliance with the Stockholders’ Equity Requirement prior to the October Deadline. However, the size and completion of this offering will depend on a number of factors and market conditions and there can be no assurances that we will complete this offering with a sufficient amount of net proceeds to satisfy the Stockholders’ Equity Requirement or at all. If the Company fails to comply with the Nasdaq listing requirements and does not regain compliance, the Company’s Common Stock will be subject to delisting by Nasdaq. In the event our Common Stock is delisted, our stock price and market liquidity of our stock will be adversely affected which will impact the ability of the Company’s stockholders to sell securities in the market. Further, delisting from Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. See “Risk Factors” for additional information.

On October 14, 2025, the Company received the Notification from the Staff of Nasdaq that it had regained compliance with Nasdaq’s continued listing rules because it met the Market Equity Requirement. Nasdaq requires that for continued listing on the Nasdaq Capital Market, the Company must continue to meet all the requirements set forth in Rule 5550(a) and at least one of the standards set forth in Rule 5550(b). The standards set forth in 5550(b) include (i) the Stockholders’ Equity Requirement, (ii) the Market Equity Requirement, or (iii) the Net Income Requirement. The Notification also provided that, for a period of one year, the Staff of Nasdaq will monitor the Company’s compliance with the continued listing requirements. If, during such one-year period, the Company fails to comply with Rule 5550(b), the Staff of Nasdaq will issue a delist determination letter and the Company will have an opportunity to request a new hearing. We can provide no assurances that we will be able to continue to comply with the Market Equity Requirement, but we believe that the proceeds from this offering will increase our stockholders’ equity to allow us to be in compliance with the Stockholder’s Equity Requirement. However, the closing of this offering is subject to customary closing conditions. If we fail to comply with the Nasdaq listing requirements, our Common Stock will be subject to delisting by Nasdaq. In the event our Common Stock is delisted, our stock price and market liquidity of our stock will be adversely affected, which will impact our ability to sell securities in the market. Further, delisting from Nasdaq could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. See “Risk Factors” for additional information.

Authorized Common Stock Share Increase

On May 28, 2025, we filed a Certificate of Amendment to our Articles with the Nevada Secretary of State to increase the number of authorized shares of Common Stock of the Company from 30,000,000 to 75,000,000, effective upon filing. The Amendment did not have any effect on the par value per share of the Company’s Common Stock.

Settlement Term Sheet

On July 11, 2025, we entered into a Term Sheet to fully resolve the previously disclosed class action litigation captioned Kassam v. Flux Power Holdings, Inc. et al. (Case No. 3:25-cv-00113-JO-DDL), against the Defendants. The settlement was subsequently memorialized in a definitive settlement agreement, executed on August 27, 2025, which was filed with the Court on August 28, 2025 in connection with an unopposed motion for preliminary approval of the settlement, which motion will be heard by the Court on October 23, 2025. For additional information about the case, see “—Legal Proceedings.” In settling the class action, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement constitutes an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs.

The settlement provides for, among other things, the final dismissal of the litigation and a release of claims against the Defendants in exchange for the Company establishing a $1.75 million escrowed settlement fund to cover payments to the settlement class, attorneys’ fees and settlement administration expenses.

The settlement class will consist of all persons or entities who purchased publicly traded Common Stock of the Company between November 15, 2021 and February 14, 2025, but will exclude (i) persons who suffered no compensable losses; and (ii) the Defendants; present and former officers, directors, or control persons of the Company at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of the Company; and any entity in which any of the persons excluded hereunder has or had a controlling or majority ownership interest in the Company at any time. The plaintiff’s motion seeks certification of the settlement class, and, for settlement purposes only, Defendants will not object to certification of the action as a class action.

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Final settlement is subject to, among other things, court approval of such agreement. If the settlement does not obtain approval, the parties agree that the settlement class will be decertified without prejudice, and that all the parties will revert to their pre-settlement positions.

We expect our liability insurers to directly fund approximately $1.15 million of the settlement fund. The Company estimates that it will contribute approximately $600,000 to the settlement fund as its remaining retention/deductible related to its insurance policy.

Special Meeting of Stockholders

On August 29 2025, at a Special Meeting of Stockholders, our stockholders approved the following proposals: (1) the amendment and restatement of the Articles as amended and then currently in effect to, among other things, (i) increase the aggregate number of authorized shares of Preferred Stock from 500,000 to 3,000,000, (ii) grant the Board of Directors authority to fix the rights and preferences of the Preferred Stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” with rights, preferences, privileges and restrictions all as set forth in the Restated Articles, and (2) the reservation and issuance of such number of shares of Common Stock issuable in connection with the conversion of the shares of Series A Preferred Stock which are issuable upon exercise of certain prefunded warrants, and exercise of certain common stock warrants issued and issuable in the Private Placement, which total issuance could exceed 20% of the amount outstanding of Common Stock prior to the Private Placement for purposes of complying with Nasdaq Listing Rule 5635(d).

Second Amended and Restated Articles of Incorporation

On September 10, 2025, the Company filed the Restated Articles with the Nevada Secretary of State to among other things, (i) increase the aggregate number of authorized shares of Preferred Stock from 500,000 to 3,000,000, (ii) grant the Board of Directors authority to fix the rights and preferences of the Preferred Stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” with rights, preferences, privileges and restrictions set forth therein. The Restated Articles became effective upon filing with the Nevada Secretary of State on September 10, 2025. The Restated Articles did not have any effect on the par value per share of the Company’s Common Stock.

Series A Preferred Stock

The Series A Preferred Stock have the following material rights, features, privileges and limitations:

Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all shares of Series A Preferred Stock rank senior to all the Common Stock and any other class of securities that is specifically designated as Junior Securities.

Voting Rights. The holders of shares of Series A Preferred Stock have a right to vote as a single class with the holders of Common Stock on an as-if-converted-to-Common-Stock-basis based on the greater of the (i) Conversion Price, or the (ii) Minimum Price as defined in Rule 5635(d) of the Nasdaq Listing Rules, except that holders of Series A Preferred Stock shall have the right to vote as a separate class with respect to certain specified matters.

Dividends. The holders of each share of the Series A Preferred Stock then outstanding are entitled to receive cumulative cash dividends at an annual dividend rate of 8.0%, payable quarterly on the last day of March, June, September, and December of each year, which may be payable in kind or in cash at the option of the Company.

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Liquidation, Dissolution, or Winding Up. Upon a Liquidation, bankruptcy event, or change of control, the holders of shares of Series A Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the purchase price per warrant to purchase Series A Preferred Stock paid for by the holders of Series A Preferred Stock, adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock, for each share of Series A Preferred Stock before any distribution or payment will be made to the holders of any Junior Securities, and if the assets of the Company will be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Preferred Stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion Rights. The holders of shares of Series A Preferred Stock have the right to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder multiplied by the Liquidation Value into shares of the Company’s Common Stock at the initial conversion price equal to 120% of the 20-day VWAP per share of Common Stock immediately preceding the initial closing in which the warrants to purchase Series A Preferred Stock were first issued to such holders, with automatic conversion at the initial Conversion Price upon (i) the conversion of the shares of Series A Preferred Stock by the Majority Holders, (ii) the affirmative vote or written consent by the Majority Holder to convert all outstanding shares of Series A Preferred Stock, and (iii) on the fifth (5th) anniversary of the initial closing date in which the warrants to purchase Series A Preferred Stock are first issued to such holders of Series A Preferred Stock.

Adjustments to Conversion Price and Conversion Shares. The Conversion Price is subject to standard weighted average anti-dilution protection, and anti-dilution protection against issuance of securities by the Company in certain incidences, such as (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Common Stock, and (ii) in the event of any capital reorganization, reclassification of the capital stock, consolidation or merger of the Company.

Private Placement

On July 18, 2025, we entered into the Purchase Agreement with the Initial Purchaser(s) pursuant to which the Company agreed to sell an initial aggregate amount of approximately $2.9 million in Prefunded Warrants at a purchase price equal to $19.369 per warrant. Each Prefunded Warrant entitled the holder to purchase one share of the Company’s Series A Preferred Stock for $0.001 per share. Purchasers of Prefunded Warrants were also issued an additional five (5) year warrant to purchase a number of shares of common stock, par value $0.001 per share equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. On September 15, 2025, the Company entered into the Amended and Restated Purchase Agreement with certain of the Initial Purchasers and certain additional investors pursuant to which, among other things, the Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Purchasers, an aggregate of 258,144 Prefunded Warrants and 1,214,766 Common Warrants at the Purchase Price for gross proceeds of approximately $5.0 million. The Purchase Price was paid in cash or, in lieu of cash, cancellation of certain existing debt of the Company.

The closing of the Private Placement contemplated by the Amended and Restated Purchase Agreement occurred simultaneously on September 15, 2025 upon the satisfaction of certain customary conditions. As of the Closing, there were no shares of Series A Preferred Stock issued or outstanding. The Company intends to use the net proceeds from the Private Placement for general corporate purposes and growth capital.

The Private Placement Securities were offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom have a substantial pre-existing relationship with the Company. Certain affiliates of the Company participated in the Private Placement, among which included Krishna Vanka, our Chief Executive Officer and director, Kevin Royal, our Chief Financial Officer, Jeffrey Mason, our Chief Operating Officer, Dale Robinette, our director, Michael Johnson, our director, and Cleveland, which beneficially owns approximately 7.3% of our Common Stock.

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Prefunded Warrant and Common Warrant

Each Prefunded Warrant has an exercise price per share of Series A Preferred Stock equal to $0.001 per share. The Prefunded Warrants are immediately exercisable upon the Closing of the Private Placement and expire when exercised in full. The exercise price and the number of shares of Series A Preferred Stock issuable upon exercise of each Prefunded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock.

Each Common Warrant has an initial exercise price of $1.715, which is equal to the 20-day VWAP per share of Common Stock immediately preceding the Closing of the Private Placement (subject to adjustment therein), is exercisable immediately following issuance and has a term of five (5) years from the initial issuance date. The Common Warrant has a “cashless exercise” provision which provides that the Common Warrant can be exercised without further payment to the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of each Common Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

In addition, the Warrants may not be exercised in full and may not be exercised to the extent that immediately following such exercise, the holder would beneficially own greater than 4.99% or, at the election of the holder, greater than 9.99% of the Company’s outstanding Common Stock.

Registration Rights Agreement

In connection with the Amended and Restated Purchase Agreement, the Company agreed to enter into the Registration Rights Agreement with the Purchasers, pursuant to which the Company will prepare and file a registration statement with the SEC covering the resale of a number of shares of Common Stock underlying the Series A Preferred Stock and the Common Warrants issued pursuant to the Amended and Restated Purchase Agreement, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within seventy-five (75) days following the date of the registration statement.

Escrow Agreement

In connection with the Closing, the Company entered into the Escrow Agreement, with David L. Hill, II on behalf of Hill Innovative Law, LLC, as escrow agent, pursuant to which the Escrow Agent agreed to hold and will disburse the total aggregate purchase price pursuant to the terms of the Escrow Agreement.

First Amendment to the Subordinated Unsecured Promissory Note

On July 16, 2025, we entered into the Note Amendment with Cleveland. The Note Amendment amended the due date set forth in the Original Note issued by us to Cleveland in connection with a certain Credit Facility Agreement dated November 2, 2023 (the “Subordinated LOC”). Pursuant to the Note Amendment, the due date under the Original Note was changed from August 15, 2025 to September 30, 2025. See Note 8 – Related Party Debt Agreements to the audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the Cleveland Note.

Debt Satisfaction Agreement

On September 15, 2025, concurrently with the closing of the Private Placement, we entered into a Debt Satisfaction Agreement with Cleveland pursuant to which Cleveland represented that the full subscription price for the Private Placement Securities acquired and issued in the Private Placement to Cleveland were in exchange for the full payment and settlement of any and all obligations of the Company due to Cleveland under the Cleveland Note and upon issuance of the Private Placement Securities in the Private Placement to Cleveland, all obligations under the Cleveland Note and Subordinated LOC were deemed paid in full and the Subordinated LOC was terminated. In connection with such termination, the Cleveland Note was cancelled.

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Credit Facility

On July 28, 2023, we entered into the Loan Agreement with GBC. The Loan Agreement provided us with a senior secured revolving loan facility for up to $15.0 million (the “GBC Credit Facility”). The revolving amount available under the GBC Credit Facility is equal to the lesser of the Revolving Loan Commitment and the borrowing base amount, as defined in the Loan Agreement. The GBC Credit Facility is evidenced by the Revolving Note, which maturity date was automatically extended to July 31, 2027 (the “Maturity Date”) upon the conversion of all the outstanding obligations under the Cleveland Note into equity of the Company at the Closing of the Private Placement on September 15, 2025. Provided that there is no event of default, the Maturity Date can automatically be extended for a one-year period upon payment of a renewal fee for each such extension in the amount of three-quarters of one percent (0.75%) of the Revolving Loan Commitment, which fee will be due and payable on or before the applicable Maturity Date.

In addition, subject to conditions and terms set forth in the Loan Agreement, we may request an increase in the Revolving Loan Commitment from time to time upon not less than 30 days’ notice to GBC which increase may be made at the sole discretion of GBC, as long as: (a) the requested increase is in a minimum amount of $1,000,000, and (b) the total increases do not exceed $5,000,000 and no more than five (5) increases are made. Outstanding principal under the GBC Credit Facility accrues interest at Secured Overnight Financing Rate (“SOFR,” as defined in the Loan Agreement) plus five and one half of one percent (5.50%) per annum with such interest payment due monthly on the last day of the month. In the event of default, the amounts due under the Loan Agreement bear interest at a rate per annum equal to three percent (3.0%) above the rate that is otherwise applicable to such amounts. In addition, we are required to pay a monthly unused line fee equal to one-half of one percent (0.50%) per annum on the difference between the Revolving Loan Commitment and the average outstanding principal balance of the revolving loan(s) for such month. The obligations under the GBC Credit Facility may be prepaid in whole or in part at any time upon an exit fee of (a) two percent (2.00%) of the Revolving Loan Commitment if the obligations are paid in full during the first year after the closing date, or (b) one percent (1.00%) of the Revolving Loan Commitment if the obligations are paid in full one year after the closing date, provided, that, the exit fee will be waived if such prepayment occurs in connection with the refinancing of the obligations with Bank of America, N.A., as lender.

The loans and other obligations of the Company under the GBC Credit Facility are secured by substantially all of the tangible and intangible assets of the Company (including, without limitation, our intellectual property) pursuant to the terms of the Loan Agreement and the IP Security Agreement.

Amendments and Waivers to Credit Facility

On November 2, 2023, we entered into Amendment No. 1 to the Loan Agreement (the “First Amendment”) which amended certain definition of the Subordinated Debt referenced in the Loan Agreement as Subordinated Debt owed by us to Cleveland pursuant to that certain Subordinated Unsecured Promissory Note, dated as of November 1, 2023, in the aggregate principal amount of $2,000,000.

On January 30, 2024, we entered into Amendment No, 2 to the Loan Agreement (the “Second Amendment”) which amended certain terms of the Loan Agreement including but not limited to, (i) increasing the commitment amount from $15.0 million to $16.0 million, (ii) adding an additional non-refundable closing fee in the amount of $7,500 in cash for the increase in the commitment amount to $16 million, (iii) amending the definition of “Eligible Accounts;” and (iv) amending the EBITDA Minimum financial covenant. In consideration for the Second Amendment, we paid GBC a non-refundable amendment fee of $10,000 in cash, in addition to the $7,500 non-refundable closing fee paid.

On May 8, 2024, we received a waiver from GBC, which waived an event of default with respect to our anticipated failure to maintain the EBITDA covenant for the trailing three (3) month period ended April 30, 2024.

On May 31, 2024, we entered into the Third Amendment which amended certain terms of the Loan Agreement, including but not limited to amending the EBITDA Minimum financial covenant. In consideration for the Third Amendment, we paid GBC a non-refundable amendment fee of $50,000 in cash.

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On August 30, 2024, GBC agreed to waive our non-compliance with, and the effects of its non-compliance under, various representations, financial covenants and non-financial covenants relating to our financial restatements.

On January 17, 2025, we received a waiver which, subject to the satisfaction of certain conditions which were met, waived our non-compliance with and the effects of our non-compliance under, various representations, financial covenants and non-financial covenants relating to our financial restatements and our failure to maintain the EBITDA Minimum for certain financial periods.

On January 22, 2025, we entered into the Fourth Amendment which amended certain terms relating to the EBITDA Minimum financial covenant. In consideration for the Fourth Amendment, we paid GBC a non-refundable amendment fee of $50,000.

On July 16, 2025, we entered into the Fifth Amendment which amended the definition of the maturity date to August 31, 2025, unless otherwise extended pursuant to the terms of the Loan Agreement, provided however, upon the occurrence of either (i) an extension of the due date of Cleveland Note to a date no earlier than September 29, 2027, or (ii) the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the maturity date will automatically extend to July 31, 2027. In consideration for the Fifth Amendment, we paid GBC a non-refundable amendment fee of $112,500.

On September 4, 2025, we entered into the Sixth Amendment, with the effective date of August 31, 2025, which amended certain terms of the Loan Agreement, including (i) modifications to the EBITDA minimum financial covenant of the Company, and (ii) an extension of the maturity date from August 31, 2025 to September 15, 2025, subject to acceleration or further extension pursuant to the terms of the Loan Agreement. Upon the closing of the Private Placement, all the outstanding obligations under the Cleveland Note were applied in full satisfaction of the subscription by Cleveland in the Private Placement. Upon the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the Maturity Date of the Revolving Note was automatically extended to July 31, 2027.

As a result of the aforementioned waivers and amendments, and extension of the Maturity Date to July 31, 2027, we expect that the revolving credit facility will remain available subject to meeting certain lending criteria under the Loan Agreement.

Our Business

We have leveraged our experience in lithium-ion technology to design and develop a portfolio of industrial and commercial energy storage packs that we believe provide attractive solutions to customers seeking an alternative to lead acid and propane-based power products. We believe that the following attributes are significant contributors to our success:

Engineering and integration experience in lithium-ion for motive applications: Our engineers design, develop, test, and service our advanced lithium-ion energy storage solutions. We have been developing lithium-ion applications for the advanced energy storage market since 2010, starting with products for automotive electric vehicle manufacturers. We believe our engineering experience enables us to develop competitive solutions that meet our customers’ needs currently and in the foreseeable future.

UL Listing: Our goal is to obtain a UL Listing for all of our Packs, and we recently completed the process for our newest source of battery cells. We believe this UL Listing provides us a significant competitive advantage and provides assurance to customers that our technology has been rigorously tested by an independent third party and determined to be safe, durable and reliable.

Original equipment manufacturer (OEM) approvals: Many of our energy storage packs have been tested and approved for use by Toyota Material Handling USA, Inc., Crown Equipment Corporation, and The Raymond Corporation, among the top global lift truck manufacturers by revenue according to Material Handling & Logistics. We also provide a “private label” Class 3 Walkie Pallet Pack to two major top 10 forklift OEMs.

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Broad product offering and scalable design: We offer energy storage packs for use in a variety of industrial motive applications. We believe that our modular and scalable design enables us to optimize design, inventory, and part count to accommodate natural product extensions of our products to meet customer requirements. We have leveraged our Class 3 Walkie Pallet Pack design to develop larger energy storage packs for larger forklifts, GSE Packs, and other industrial equipment applications. Natural product extensions, based on our modular, scalable designs, include solar backup power for electric vehicle (“EV”) mobile charging stations and robotic warehouse equipment.

Significant advantages over lead acid and propane-based solutions: We believe that lithium-ion battery systems have significant advantages over existing technologies and will displace lead acid batteries and propane-based solutions, in most applications. Relative to lead acid batteries, such advantages include environmental benefits, no water maintenance, faster charge times, greater cycle life, longer run times, and less energy used that provide operational and financial benefits to customers. When compared to lead acid solutions, our energy storage solutions do not discharge carbon dioxide in the atmosphere due to lithium chemistry efficiencies. In addition, when compared to propane-based solutions, lithium-ion systems avoid the generation of exhaust emissions and associated odor and environmental contaminates, and maintenance of an internal combustion engine, which has substantially more parts subject to wear than an electric motor.

Proprietary Battery Management System: Critical to our success is our innovative, proprietary and versatile battery management system (“BMS’) that optimizes the performance of our lithium-ion energy solutions and provides a platform for adding new energy storage solution features, including customized telemetry (energy storage solution data and reports available anytime, anywhere) for customers who choose this option. The BMS serves as the brain of the energy storage solution, managing cell balancing, charging, discharging, monitoring and communication between the pack and the forklift. Our “next generation” versatile BMS is currently part of our full product lines and provides significant product features for improved customer productivity. Our BMS also enables ongoing feature development for reduced cost and higher performance. We have included our proprietary telemetry solution, branded “SkyBMS” which provides real time reports on pack performance, health, and remaining useful life.

Our Products

We design, develop, test and sell our energy storage solutions for use in a broad range of lift trucks, industrial equipment including airport GSE, and other commercial applications. Within each of these product segments, we offer a range of power and equipment solutions.

Our energy storage solution system design is adaptable with three core design modules used in our entire family of small, medium, and large pack forklift products. A scalable modular design allows for core modules to be configured to address a variety of unique power and space requirements. We also have the capability to offer varying chemistries and configurations based on the specific application. Currently, our energy storage packs use lithium iron phosphate (LiFePO4) battery cells, which we source from a single supplier located in China, that meet our power, reliability, safety and other specifications. Our BMS works with several battery configurations providing the flexibility to use battery cells developed and manufactured by other suppliers. We believe we can readily adapt our energy storage packs to incorporate new chemistries as they become available in the future in order to meet changing customer preferences and to reduce the cost of our products.

We also offer 24-volt onboard chargers for our Class 3 Walkie Pallet Packs, and smart “wall mounted” chargers for larger applications. Our smart charging solutions are designed to interface with our BMS and integrate easily into most all major chargers in the market.

New Product Update

During fiscal 2025, we advanced our product portfolio with new designs aimed at addressing customer needs while improving our own manufacturing and service operations, including lowering costs to improve margins. These updates emphasized higher energy capacities to support longer and more demanding shifts, simplified service access and cost efficiencies. Collectively, these improvements were intended to resolve performance challenges in customer applications and strengthen our ability to deliver reliable efficient energy solutions. Looking forward, we plan to continue introducing designs that enhance margins, increase part commonality and improve serviceability.

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In fiscal 2025, we introduced the G96, a higher-voltage battery system with greater capacity for intensive applications in the Airline and Aviation industry and improved the developed G80 design that simplifies maintenance and enhances usability for GSE. Beyond hardware, we began developing and showcasing SkyEMS, our energy management solution, marking a significant step in building a more comprehensive energy ecosystem. These initiatives reflect our commitment to ramping up integrated energy solutions by combining advanced hardware with intelligent software. Our focus is on creating a connected platform that optimizes performance, improves serviceability, and expands the long-term value we deliver to customers.

Industry Overview

Historically, lithium-ion battery solutions were unable to compete with lead acid and propane-based solutions in industrial applications on the basis of cost. However, the supply of lithium-ion batteries has rapidly expanded, leading to price declines of eighty-five percent (85%) since 2010 according to BloombergNEF. BloombergNEF also estimates that lithium-ion battery prices, which averaged $1,160 per kilowatt hour in 2010, were $156 per kWh in 2019 and dropped to $115 per kWh in 2024. Our unit costs to source lithium in 2025 did not materially change from 2024. Lithium metal itself represents well less than 5% of the cost of our energy storage solutions.

The sharp decline in the price of lithium-ion batteries has made these energy solutions more cost competitive. Affordability has in turn enabled customers to shift away from lead acid and propane-based solutions for power lift equipment to lithium-ion based solutions with more favorable environmental and performance characteristics. Reducing our cost per kilowatt of energy enables our value proposition to attract increasing customer demand.

Material Handling Equipment

We focus on energy storage solutions for industrial equipment and related industrial applications because we believe they represent large and growing markets that are just beginning to adopt lithium-ion based technology. We apply our scalable, modular designs to natural product extensions in the industrial equipment market. These markets include not only the sale of lithium-ion energy storage solutions for new equipment but also a replacement market for existing lead acid battery packs.

According to Worldwide Industrial Truck Statistics (“WITS”), new lift truck sales reached approximately 2.1 million units worldwide in 2023. Approximately 431,000 units were sold in the Americas, primarily Canada, the United States and Mexico, spread relatively evenly between electric rider (Class 1 and Class 2), motorized hand (Class 3) and internal combustion engine powered lift trucks (Class 4 and Class 5). The International Truck Association (“ITA”) estimates that electric products represented approximately sixty-seven percent (67%) of the North American shipments in 2023, reflecting the long-term trend of increasing mix of electric products versus internal combustion (propane) engines. Driven by growth in global manufacturing, e-commerce and construction, Research and Markets expects that the global lift truck market will grow at a compound annual growth rate of 5.7% from 2024 through 2030.

Customers

Our customers include OEMs, forklift equipment dealers, battery distributors and end users. Our customers vary from small companies to Fortune 500 companies.

During the year ended June 30, 2025, we had three major customers that each represented more than 10% of our revenues on an individual basis, and together represented approximately $48,288,000 or 73% of our total revenues. During the year ended June 30, 2024, we had three major customers that each represented more than 10% of our revenues on an individual basis, and together represented approximately $47,178,000 or 78% of our total revenues.

Shift Toward Lithium-ion Battery Technologies

Today’s lithium-ion energy storage solutions offer higher performance, environmental benefits, and lower life cycle costs, and these features are driving an increase in demand for safe and efficient alternatives to lead acid and propane-based power products. The value proposition of lithium-ion energy storage solutions includes a number of factors impacting customer preferences:

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Duration of Charge/Run Times: Lithium-based energy storage systems can perform for a longer duration compared to lead acid batteries. Lithium-ion batteries provide up to 50% longer run times than lead acid batteries of comparable capacity, or amps-per-hour rating, allowing equipment to be operated over a long period of time between charges.

High/Sustained Power: Lithium-ion batteries are better suited to deliver high power versus legacy lead acid. For example, a 100Ah lead acid battery will only deliver 80Ah if discharged over a four-hour period. In contrast, a 100Ah lithium-ion system will achieve over 92Ah even during a 30-minute discharge. Additionally, during discharge, the energy storage pack sustains its initial voltage, maximizing the performance of the forklift truck, whereas, lead acid voltages, and hence power, decline over the working shift.

Charging Time: Lead acid batteries are limited to one shift a day, as they discharge for eight hours, need eight hours for charging, and another eight hours for cooling. For multi-shift operations, this typically requires battery changeout for the equipment. Because lithium batteries can be recharged in as little as one hour and do not degrade when subjected to opportunity charging, hence, battery changeout is unnecessary.

Safe Operation: The toxic nature of lead acid batteries presents significant safety and environmental issues in the event of a cell breach. During charging, lead acid batteries emit combustible gases and increase in temperature. Lithium-ion (particularly LFP) batteries do not get as hot and avoid many of the safety and environmental issues associated with lead acid batteries.

Extended Life: The performance of lead acid batteries degrades after approximately 500 charging cycles in industrial equipment applications. In comparison, lithium-ion batteries last up to five times longer in the same application.

Size and Weight: Lithium is about one-third the weight of lead acid for comparable power ratings. Lower weight enables forklift OEMs the ability to optimize the design of the truck based on a smaller footprint for lithium-ion instead of lead acid.

Lower Cost: Lithium-ion energy storage solutions provide power dense solutions with extended cycle life, reduced maintenance and improved operational performance, resulting in lower total cost of ownership.

Less Energy Used: we believe our lithium-ion energy storage solutions use 20-50% less energy based on our internal studies comparing lithium-ion to lead acid.

Marketing and Sales

We sell our products through several different channels including OEMs, lift equipment dealers and battery distributors as well as directly to end users. In the industrial motive market, OEMs sell their lift products through dealer networks and directly to end customers. Because of environmental issues associated with lead acid batteries and to preserve customer choice, industrial lift products are typically sold without a battery pack or an energy storage solution. Equipment dealers source battery packs from battery distributors and battery pack suppliers based on demand or in response to customer specifications. End customers may specify a specific type and manufacturer of battery pack to the equipment dealer or may purchase battery packs from battery distributors or directly from battery suppliers.

Our direct sales staff cover major geographies throughout North America and collaborate with our sales partners who have an established customer base. We plan to hire additional sales staff to support our expected sales growth. In addition, we have developed a nationwide sales network of relationships with equipment OEMs, their dealers, and battery distributors. To support our products, we have a nationwide network of service providers, typically forklift equipment dealers and battery distributors, who provide local customer service to large customers. We also maintain a customer support center and provide Tech Bulletins and training to our service and sales network out of our corporate headquarters. We have partnered with an experienced GSE distributor to market our lithium-ion energy storage solutions for airport GSE.

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Manufacturing and Assembly

Rather than manufacture our own battery cells, our battery cells are currently sourced from one manufacturer located in China. We source the remainder of the components primarily from numerous vendors in the United States. We developed our BMS to be agnostic to a battery’s lithium-ion chemistry and cell manufacturer. Despite such flexibility, we have experienced occasional supply interruptions in the past, and more recently, we have been forced to navigate supply chain and transportation issues stemming from the global pandemic. We have made great strides in sourcing alternate suppliers and parts to minimize future global supply chain disruptions. We are continuing to monitor and test potential new battery cell technologies on an ongoing basis to help mitigate our supply chain risks. Using Lean Manufacturing principles, our final assembly, testing and shipping of our energy storage solutions are completed within our ISO 9001 certified facility in Vista, California, which includes six assembly lines.

We buy chargers from several sources, including a U.S. based supplier. Additionally, we are a qualified dealer for a well-known manufacturer of “high capacity, modular, smart chargers” which support our larger packs.

Research and Development

Our engineers design, develop, test, and service our advanced lithium-ion energy storage solutions at our company headquarters in Vista, California. We believe our strengths include our core competencies and capabilities in designing and developing proprietary technology for our BMS, lean manufacturing processes, systems engineering, engineering application, and software engineering for both energy storage solutions and telemetry. We believe that our ability to develop new features and technology for our BMS is essential to our growth strategy.

As we continue to develop and expand our product offerings, we anticipate that research and development will continue to be a substantial part of our strategic priorities in the future. We seek to develop innovative, new and improved products for cell and system management along with associated communication, display, current sensing and charging tools. Our research and development efforts are focused on improving performance, reliability and durability of our energy storage solutions for our customers and on lowering our costs of production.

Competition

Our competitors in the lift equipment market in years past have been primarily major lead acid battery manufacturers, including Stryten Energy, East Penn Manufacturing Company, EnerSys Corporation, and Crown Battery Corporation. However, more recently our potential customer base has become increasingly aware of the performance, lifetime cost, and environmental advantages of lithium-ion solutions. At the same time, our competitor base offering lithium-ion solutions has grown from a number of early-stage businesses and now includes several larger companies. The increasing market activity reflects the double-digit sales growth of lithium-ion based solutions. The sales channel includes. equipment dealers, OEMs and battery distributors.

The key competitive factors in this market are performance, reliability, durability, safety and price. We believe we compete effectively in all of these categories in light of our experience with lithium-ion technology, including our development capabilities and the performance of our proprietary BMS. We believe having the UL Listing covering our core products gives us a significant differentiating competitive advantage. In addition, because our BMS is not reliant on any specific battery cell chemistry, we believe we can adapt rapidly to changes in advanced battery technology or customer preferences.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications pending, trade secrets, including know-how, employee and third-party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is important to remain competitive.

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As of June 30, 2025, we have two issued U.S. patents and one U.S. patent pending pertaining to advanced technology related to lithium-ion energy storage solutions. The technology behind these three patents is designed to:

●	increase battery life by optimizing the charging cycle;

●	give users a better understanding of the health of their battery in use; and

●	apply artificial intelligence to predictively balance the cells for optimal performance.

We do not know whether any of our efforts will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that these pending patent applications will provide us with protection.

We have obtained U.S. federal trademark registrations for Flux, Flux Power, Flux Power logo and Lift. We have pending applications to register SkyBMS and SkyEMS. We also believe that we have common law trademark rights to certain marks in addition to those which we have registered.

Suppliers

The Company obtains components and supplies included in its products from a group of suppliers. We do not manufacture the battery cells used in our energy storage solutions. Our battery cells, which are an integral part of our energy storage solutions, are sourced from a single manufacturer located in China. In response to business uncertainties resulting from tariffs and increased tariff levels imposed by the U.S. government on goods imported into the U.S., as discussed in the previous risk factor, we temporarily paused imports from our supplier in China. The pause was short-lived as both parties quickly agreed to modified terms. At this time, neither the pause in shipments nor the modified terms have materially affected the Company’s operations. However, further escalation of tariffs between the U.S. and China could have a material effect on our ability to cost-effectively source from our supplier in China.

During the year ended June 30, 2025, we had one supplier who accounted for more than 10% of our total purchases, which represented approximately $15,902,000 or 28% of our total purchases. During the year ended June 30, 2024, we had one supplier who accounted for more than 10% of our total purchases, which represented approximately $12,437,000 or 27% of our total purchases.

Government Regulations

Product Safety Regulations. Our products are subject to product safety regulations by Federal, state, and local organizations. Accordingly, we may be required, or may voluntarily determine, to obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

Environmental Regulations. Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Occupational Safety and Health Regulations. The California Division of Occupational Safety and Health (Cal/OSHA) and other regulatory agencies have jurisdiction over the operations of our Vista, California facility. Because of the risks generally associated with the assembly of advanced energy storage systems we expect rigorous enforcement of applicable health and safety regulations. Frequent audits by, or changes, in the regulations issued by Cal/OSHA, or other regulatory agencies with jurisdiction over our operations, may cause unforeseen delays and require significant time and resources from our technical staff.

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Properties

Our corporate headquarters and production facility totals approximately 63,200 square feet and is located in Vista, California. Our production facility is ISO 9001 certified. We lease this property. Rent during the year ended June 30, 2025 was approximately $70,000 per month, and our annual rent will escalate approximately 3% per year through the end of the lease term on November 20, 2026. Our east coast customer service facility located in Atlanta, Georgia is approximately 4,900 square feet and monthly rent is approximately $5,000, which will escalate approximately 5% per year through the end of the lease term on April 30, 2028. Total rent expense was approximately $929,000 and $942,000 for the fiscal years ended June 30, 2025 and 2024, respectively.

We believe that our leased property is in good condition and suitable for the conduct of our business.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in any legal proceedings that may arise from time to time may harm our business. To the best of our knowledge, except for the legal proceedings disclosed below, there are no other material legal proceedings pending against us.

Securities Class Action

On November 1, 2024, plaintiff Asfa Kassam filed a purported federal securities class action complaint in the United States District Court, District of Nevada, captioned Kassam v. Flux Power Holdings, Inc. et al. (Case No. 2:24-cv-02051), against the Defendants. The complaint generally alleges that the Defendants made false and misleading statements in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The action purports to be brought on behalf of those who purchased or otherwise acquired the Company’s publicly traded securities between November 11, 2022 and September 30, 2024, and seeks unspecified damages and other relief. On January 14, 2025, the court granted an unopposed motion to transfer the case to the Southern District of California for all further proceedings (Case No. 3:25-cv-00113-JO-DDL). On February 20, 2025, the court appointed Brandon Paulson to act as lead plaintiff for the putative class. On April 21, 2025, lead plaintiff filed an amended complaint. On May 12, 2025, the Defendants filed motions to dismiss the amended complaint.

Following a mediation, on July 11, 2025, the parties entered into the Term Sheet to fully resolve the class action litigation. The settlement was subsequently memorialized in a definitive settlement agreement, executed on August 27, 2025, which was filed with the Court on August 28, 2025 in connection with an unopposed motion for preliminary approval of the settlement, which motion will be heard by the Court on October 23, 2025. In settling the class action, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement constitutes an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs. The settlement provides for, among other things, the final dismissal of the litigation and a release of claims against the Defendants in exchange for the Company establishing a $1.75 million escrowed settlement fund to cover payments to the settlement class, attorneys’ fees and settlement administration expenses.

The settlement class will consist of all persons or entities who purchased publicly traded Common Stock of the Company between November 15, 2021 and February 14, 2025, but will exclude (i) persons who suffered no compensable losses; and (ii) the Defendants; present and former officers, directors, or control persons of the Company at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors, or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of the Company; and any entity in which any of the persons excluded hereunder has or had a controlling or majority ownership interest in the Company at any time. The plaintiff’s motion seeks certification of the settlement class, and, for settlement purposes only, Defendants will not object to certification of the action as a class action.

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Final settlement is subject to, among other things, court approval of such agreement. If the settlement does not obtain approval, the parties agree that the settlement class will be decertified without prejudice, and that all the parties will revert to their pre-settlement positions.

We expect the Company’s liability insurers to directly fund approximately $1.15 million of the settlement fund. The Company estimates that it will contribute approximately $600,000 to the settlement fund as its remaining retention/deductible related to its insurance policy.

Stockholder Derivative Action

On January 7, 2025, plaintiff Ronald Pearl filed a purported stockholder derivative complaint in the United States District Court, District of Nevada, captioned Pearl v. Dutt, et al. (Case No. 2:25-cv-00042), against current and former officers and directors of the Company, naming the Company as a nominal defendant. The complaint generally arises out of the same allegations contained in the Kassam securities class action and alleges claims for breach of fiduciary duties and related claims. The action purports to be brought derivatively on behalf of the Company and seeks damages and other various relief. On February 19, 2025, the court granted an unopposed motion to transfer the case to the Southern District of California for all further proceedings (Case No. 3:25-cv-00373-W-JLB). On March 27, 2025, the parties filed a joint motion to stay the derivative action pending the underlying class action, which motion was granted on May 1, 2025. On April 1, 2025, the Court transferred the matter to Judge Ohta, as related to the Kassam securities class action (now captioned Case No. 3:25-cv-00373-JO-DDL).

Following a mediation, on July 11, 2025 the parties reached an agreement to resolve the derivative complaint in exchange for the Company implementing and maintaining certain corporate governance reforms and enhancements. In connection with the settlement, defendants agreed not to oppose a payment of attorneys’ fees and reimbursement of expenses for plaintiff’s counsel, and a service award for plaintiff in the total amount of $425,000, subject to Court approval. On August 13, 2025, plaintiff filed an unopposed motion for preliminary approval of the settlement, which will be heard by the Court on October 16, 2025. In settling the derivative complaint, the defendants are not admitting any liability, and the settlement does not constitute an admission regarding the accuracy of any allegation made by the plaintiffs. Final settlement remains subject to, among other things, court approval. We expect the Company’s liability insurers to directly fund approximately $350,000 of the agreed upon attorneys’ fees.

Employment Related Actions

On April 30, 2024, a former employee (the “Employee”) filed a class action complaint against us and Insperity, our third-party payroll service provider, in San Diego County Superior Court for claims including failure to pay minimum wage, failure to pay overtime, failure to provide meal periods, failure to provide rest breaks, failure to pay wages at separation, failure to provide accurate wage statements, failure to reimburse business expenses, failure to produce employment records and unfair competition, which he has purported to assert on behalf of himself and all other individuals who worked for the Company or Insperity, as non-exempt employees in California between April 30, 2020 and the present (the “Employment Proceeding”). On July 1, 2024, we filed an answer to the complaint that none of the asserted claims possessed any merit, contended that many of the asserted claims were subject to immediate dismissal, and contended that certain of the asserted claims were subject to binding arbitration. On October 14, 2024, the Employee elected to dismiss Insperity from the action without prejudice.

On July 5, 2024, the Employee filed a representative action complaint against us and Insperity in San Diego County Superior Court for Violation of Private Attorneys’ General Act (“PAGA”), seeking an unspecified amount of penalties and attorneys’ fees based on allegations that we violated certain California employment laws (the “PAGA Proceeding”). On August 8, 2024, we filed an answer to the complaint in which we denied that any of the asserted claims possessed any merit and contended that certain of the asserted claims were subject to binding arbitration.

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On December 10, 2024, we and the Employee stipulated to the consolidation of Employment Lawsuit and the PAGA Action. As of the date hereof, both proceedings are currently pending consolidation by the court. Upon consolidation, we intend to move to have the Employee’s action claims dismissed, the Employee’s individual claims compelled to binding arbitration and the Employee’s representative PAGA claims stayed pending the arbitration of his individual claims. On October 22, 2024, the Employee elected to dismiss Insperity from the action without prejudice.

On January 25, 2024, in a separate action, a former CPM, LTD Inc. (“CPM”) employee filed a complaint against CPM, a third-party staffing service provider, Flux Power, Inc., and Flux Power Holdings, Inc. (collectively, the “Employment Proceeding Defendants”) in San Diego County Superior Court for claims including harassment, failure to prevent harassment, retaliation, wrongful termination, failure to provide meal periods and rest breaks, failure to provide accurate wage statements, and failure to pay wages at separation. CPM is a San Diego based staffing company that provided employees (including the plaintiff) to us. The plaintiff has alleged that we and CPM were “joint employers” to the plaintiff under California law and are jointly liable for the plaintiff’s claims. The plaintiff sought an unspecified amount of unpaid wages, statutory penalties, emotional distress damages, punitive damages, and attorneys’ fees from the Employment Proceeding Defendants. On June 21, 2024, we filed an answer to the complaint in which we denied that any of the asserted claims possessed any merit and contended that certain of the asserted claims were subject to binding arbitration. Following discussions, on April 28, 2025, the parties entered into a written settlement agreement that resolved all of the asserted claims. Pursuant to that settlement, the Employment Proceeding Defendants received a general release from the plaintiff, while expressly denying any wrongdoing whatsoever. Thereafter, on May 6, 2025, the plaintiff dismissed the action with prejudice.

Human Capital Resources

As of June 30, 2025 and August 31, 2025, we had 101 and 99 employees, respectively. We engage outside consultants to assist our efforts in business development, operations, finance and other functions from time to time. None of our employees is currently represented by a trade union.

Corporate Office

Our corporate headquarters and production facility totals approximately 63,200 square feet and is located in Vista, California. Our production facility is ISO 9001 certified. The telephone number at our principal executive office is (760)-741-FLUX or (760)-741-3589.

Other Information

The Company website Internet address is www.fluxpower.com. We make available on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Other than the information expressly set forth in this prospectus, the information contained, or referred to, on our website is not part of this prospectus.

The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

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MANAGEMENT

The following table and text set forth the names and ages of our current directors, executive officers and significant employees as of September 26, 2025. Our Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among any of the directors and executive officers. From time to time, our directors have received compensation in the form of cash and equity grant for their services on the Board.

Name	Age	Position
Krishna Vanka(1)	43	Director, Chief Executive Officer and President
Kevin S. Royal	61	Chief Financial Officer and Secretary
Jeffrey C. Mason(2)	55	Chief Operating Officer
Dale T. Robinette(3) (5)	61	Director
Michael Johnson	77	Director
Lisa Walters-Hoffert(3) (4)	67	Director
Mark F. Leposky(3) (6)	61	Director

(1)	Mr. Vanka was appointed as the Company’s Director, Chief Executive Officer and President, effective March 10, 2025.
(2)	Mr. Mason was promoted from Vice President of Operations to Chief Operating Officer effective August 1, 2025.
(3)	Independent Director.
(4)	Chairperson of the Audit Committee, Member of the Compensation Committee and the Nominating and Governance Committee.
(5)	Chairman of the Board, Chairperson of the Compensation Committee, Member of the Audit Committee and the Nominating and Governance Committee.
(6)	Chairperson of the Nominating and Governance Committee, Member of the Audit Committee and the Compensation Committee.

There are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Business Experience

Krishna Vanka. Mr. Vanka has over 18 years of experience in building, scaling, managing and transforming technology companies in sectors including renewable energy, electric vehicle charging, and others. Mr. Vanka has served as SVP & Chief Digital Officer (CEO of Digital Division) at Fluence Energy, Inc. (Nasdaq: FLNC), from August 2022 to January 2024. In this role, he was responsible for the company’s strategic growth, profitability, and operational execution, achieving a 300% increase in Annual Recurring Revenue (ARR) and overseeing a fivefold expansion in Assets Under Management (AUM). He played a key role in integrating product lines of two cloud-based software offerings, Mosaic and Nispera, into a unified platform, driving innovation in Fluence’s software offerings, including Battery Management Systems (BMS), IoT devices, and Core OS. Mosaic was recognized for its state-of-the-art machine learning algorithms and AI-driven capabilities, winning Time magazine’s 2022 Best Innovations award in the software category. Prior to joining FLNC, Mr. Vanka was a founding team member and Chief Product Officer at InCharge Energy from November 2020 to August 2022, where he led product development and technology strategy for EV fleet charging solutions. From April 2018 to November 2020, he was the founder and Chief Executive Officer of MyShoperoo Inc, an enterprise-focused on-demand shopping platform that optimized last-mile delivery efficiency through intelligent aggregation algorithms. Mr. Vanka holds a Bachelor of Applied Science in Computer Engineering from the University of Ottawa and an MBA from Georgia State University. He has also completed executive leadership programs at UC Berkeley, including coursework in Artificial Intelligence for Business Strategies.

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Kevin S. Royal, Chief Financial Officer and Secretary. Mr. Royal was appointed as our Chief Financial Officer and Secretary effective March 4, 2024. Mr. Royal has over 20 years of experience with publicly traded companies, leading Finance, Accounting, IT, HR, Legal, Investor Relations, and M&A. Since 2023, Mr. Royal has served as a consultant for MCA Financial group. Prior to joining the Company, Mr. Royal served as Executive Vice President and Chief Financial Officer of Zovio Inc. (f/k/a Bridgepoint Education, Inc.) from October 2015 until September 2022. Mr. Royal also previously served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Maxwell Technologies, Inc., a developer, manufacturer and marketer of energy storage and power delivery solutions from April 2009 to May 2015. Mr. Royal has held a series of senior finance positions, including appointments as senior vice president and chief financial officer within the semiconductor industry. Mr. Royal has also served as an auditor for 10 years with Ernst & Young LLP, where he became a certified public accountant. Mr. Royal received his Bachelor of Business Administration in Accounting from Harding University and is a Certified Public Accountant in the State of California (inactive).

Jeffrey C. Mason, Chief Operating Officer. Mr. Mason served as the Director of Manufacturing of the Company from January 2021 to December 2021, Vice President of Operations from December 2021 to July 2025 and Chief Operating Officer since August 2025. Prior to joining the Company, Mr. Mason was the plant manager at NEO Tech from March 2017 to January 2021 after being promoted from Director of Operations from December 2013 to March 2017. Mr. Mason has also worked for Sumitomo Electric Interconnect Products, Inc., Radio Design Labs, Inc., and Motorola Inc. during his career. Mr. Mason received his Master of Business Administration in International Business in 2015 and his Bachelor of Business Administration/Management in 2013 from North Central University. Mr. Mason is also Total Productive Maintenance (TPM) Instructor Certified by the Japan Institute of Plant Maintenance, Tokyo, Japan.

Michael Johnson, Director. Mr. Johnson has been our director since July 12, 2012. Mr. Johnson has been a director of Flux Power since it was incorporated. Since 2002, Mr. Johnson has been a director and the chief executive officer of Esenjay Petroleum Corporation (Esenjay Petroleum), a Delaware company located in Corpus Christi, Texas, which is engaged in the business oil exploration and production. Mr. Johnson’s primary responsibility at Esenjay Petroleum is to manage the business and company as chief executive officer. Mr. Johnson is a director and beneficial owner of Esenjay Investments LLC, a Delaware limited liability company engaged in the business of investing in companies, and an affiliate of the Company beneficially owning approximately 26% of our outstanding shares, including Common Stock underlying options, and warrants that were exercisable or convertible or which would become exercisable or convertible within sixty (60) days. Mr. Johnson received a Bachelor of Science degree in mechanical engineering from the University of Southwestern Louisiana. As a result of Mr. Johnson’s leadership and business experience, he is an industry expert in the natural gas exploration industry and brings a wealth of management and successful company building experience to the board. Based on the foregoing, the Company believes Mr. Johnson is qualified to be on the Board.

Lisa Walters-Hoffert, Director. Ms. Walters-Hoffert was appointed to our Board on June 28, 2019. Ms. Walters-Hoffert was a co-founder of Daré Bioscience, Inc. and following the company’s merger with Cerulean Pharma, Inc. in July of 2017, became Chief Financial Officer of the surviving public company (Nasdaq: DARE) and served in this role until January of 2024. For over twenty-five (25) years, Ms. Walters-Hoffert was an investment banker focused on small-cap public companies in the technology and life science sectors. From 2003 to 2015, Ms. Walters-Hoffert worked at Roth Capital Partners as Managing Director in the Investment Banking Division. Ms. Walters-Hoffert has held various positions in the corporate finance and investment banking divisions of Citicorp Securities in San José, Costa Rica and Oppenheimer & Co, Inc. in New York City, New York. Ms. Walters-Hoffert has served as a member of the Board of Directors of the San Diego Venture Group, as Past Chair of the UCSD Librarian’s Advisory Board, and as Past Chair of the Board of Directors of Planned Parenthood of the Pacific Southwest. Ms. Walters-Hoffert currently serves as a member of the Board of Directors of The Elementary Institute of Science in San Diego. Ms. Walters-Hoffert graduated magna cum laude from Duke University with a B.S. in Management Sciences. As a senior financial executive with over twenty-five years of experience in investment banking and corporate finance and based on Ms. Walters-Hoffert’s expertise in audit, compliance, valuation, equity finance, mergers, and corporate strategy, the Company believes Ms. Walters-Hoffert is qualified to be on the Board.

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Dale T. Robinette, Director. Mr. Robinette was appointed to our Board on June 28, 2019 and our Chairman on March 10, 2025. Mr. Robinette previously served as our lead independent director from September 10, 2021 to March 10, 2025. Mr. Robinette has been a CEO Coach and Master Chair since 2013 as an independent contractor to Vistage Worldwide, Inc., an executive coaching company. In addition, since 2013 Mr. Robinette has been providing business consulting related to top-line growth and bottom-line improvement through his company EPIQ Development. From 2013 to 2019, Mr. Robinette was the Founder and CEO of EPIQ Space, a marketing website for the satellite industry, a member-based community of suppliers promoting their offerings. Mr. Robinette was with Peregrine Semiconductor, Inc., a manufacturer of high-performance RF CMOS integrated circuits, from 2007 to 2013 in two roles as a Director of Worldwide Sales as well as the Director of the High Reliability Business Unit. Mr. Robinette started his career from 1991 to 2007 at Tyco Electronics Ltd. (known today as TE Connectivity Ltd.), a passive electronics manufacturer, in various sales, sales leadership and product development leadership roles. Mr. Robinette received a Bachelor of Science degree in Business Administration, Marketing from San Diego State University. Based on the above qualifications, the Company believes Mr. Robinette is qualified to be on the Board.

Mark F. Leposky, Director. Mr. Leposky was elected to our Board on April 18, 2024. Mr. Leposky has over 30 years of executive experience in operations, engineering, supply chain, product and commercial roles. Mr. Leposky is currently the Executive Vice President and Chief Supply Chain Officer at Topgolf Callaway Brands and has led the company’s supply chain, engineering, and operations organization among other responsibilities since 2012. From 2018 to 2022, he also served as the EVP of Global Operations, Accessories and Licensing, and previously served as Senior Vice Present of Global Operations, Accessories and Licensing from 2012 and 2018 for Topgolf Callaway Brands. Prior to joining Topgolf Callaway Brands, Mr. Leposky was the Co-Founder, President and Chief Executive Officer of Gathering Storm dba Tmax Gear from 2005 to 2011, Chief Supply Chain Officer at Fisher Scientific International from 2004 to 2005 and Chief Operations Officer at TaylorMade Adidas Golf from 2002 to 2004, and has held executive roles at The Coca-Cola Company and United Parcel Service. Mr. Leposky holds a Bachelor of Sciences degree in Industrial Technology from Southern Illinois University, and an MBA from the Keller Graduate School of Management. In addition, Mr. Leposky is also a 16-year infantry veteran of the US Army and Army National Guard, and an avid golfer. Based on the above qualifications, the Board believes the Mr. Leposky’s extensive executive experience within the consumer product and service industry qualifies Mr. Leposky to serve on the Board.

Management Transition

On March 10, 2025, Mr. Dutt, our former chairman and Chief Executive Officer, notified the Company’s Board of his decision to retire and resign from his position as director, Chairman of the Board, Chief Executive Officer and President of the Company and its wholly owned subsidiary, Flux Power effective March 10, 2025. Mr. Dutt’s stepping down is for personal reasons and not due to any disagreement with the Company’s management team or the Company’s Board on any matter relating to the operations, policies or practices of the Company or any issues regarding the Company’s accounting policies or practices.

In connection with Mr. Dutt’s retirement, the Board appointed Mr. Robinette as the new Chairman of the Board, effective March 10, 2025. Mr. Robinette also currently serves as an independent director, chairperson of the Compensation Committee, and a member of both the Audit Committee and the Nominating and Governance Committee. In addition, the Board appointed Mr. Vanka as director, Chief Executive Officer and President of the Company and Flux Power, effective March 10, 2025.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors (“Board”) recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. Our Board is currently led by a Chairman of the Board who also serves as our Chief Executive Officer. The Board understands that the right Board leadership structure may vary depending on the circumstances, and our independent directors periodically assess these roles and the Board leadership to ensure the leadership structure best serves the interests of the Company and stockholders.

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On September 10, 2021, the Board adopted the Lead Independent Director Guidelines (“Guidelines”). The Guidelines provide that when the positions of Chief Executive Officer and Chairman of the Board are combined or the Chairman is not an independent director, the independent directors will appoint a lead independent director to serve with the authority and responsibility described in such Guidelines, and as the Board and/or the independent directors may determine from time to time. The Guidelines are available on our website at www.fluxpower.com. The responsibilities of the Lead Independent Director, if required under the Guidelines, include, among others: (i) serving as primary intermediary between non-employee directors and management; (ii) working with the Chairman of the Board to approve the agenda and meeting schedules for the Board; (iii) working with the Chairman of the Board as to the quality, quantity and timeliness of the information provided to directors; (iv) in consultation with the Nominating and Governance Committee, reviewing and reporting on the results of the Board and Committee performance self-evaluations; (v) calling additional meetings of independent directors; and (vi) serving as liaison for consultation and communication with stockholders.

Prior to March 10, 2025, Mr. Dutt, previously held the Chairman and Chief Executive Officer roles, and Mr. Robinette previously served as the Lead Independent Director elected by the majority of the Board on September 10, 2021.

On March 10, 2025, Mr. Dutt, our former chairman and Chief Executive Officer, notified the Company’s Board of his decision to retire and resign from his position as director, Chairman of the Board, Chief Executive Officer and President of the Company and its wholly owned subsidiary, Flux Power, effective March 10, 2025. Mr. Dutt’s stepping down is for personal reasons and not due to any disagreement with the Company’s management team or the Company’s Board on any matter relating to the operations, policies or practices of the Company or any issues regarding the Company’s accounting policies or practices.

In light of the anticipated transition, the Nominating and Governance Committee of the Board determined that it would be in the best interest of the Company and its stockholders if the position of Chairman of the Board was held by a non-executive member of the Board on a going forward basis. Accordingly, upon Mr. Dutt’s retirement on March 10, 2025, the Board appointed Mr. Dale T. Robinette as the new Chairman of the Board, effective March 10, 2025. Since Mr. Robinette is an independent director, we do not and will not have a Lead Independent Director until required to have one under our Independent Director Guidelines.

In connection with Mr. Dutt’s retirement, the Board appointed Mr. Robinette as the new Chairman of the Board, effective March 10, 2025. Mr. Robinette also currently serves as an independent director, chairperson of the Compensation Committee, and a member of both the Audit Committee and the Nominating and Governance Committee. In addition, the Board appointed Mr. Vanka as director, Chief Executive Officer and President of the Company and Flux Power, effective March 10, 2025.

Mr. Robinette possesses understanding and knowledge of the business and affairs of the Company and has the ability to devote a substantial amount of time to serve as our Chairman. The Board believes the appointment of a strong independent director and the use of regular executive sessions of the non-management directors, along with a majority the Board being composed of independent directors, allow it to maintain effective oversight of management.

In addition, our Board as a whole has responsibility for risk oversight. Our Board exercises this risk oversight responsibility directly and through its committees. The risk oversight responsibility of our Board and its committees is informed by reports from our management teams to provide visibility to our Board about the identification, assessment and management of key risks, and our management’s risk mitigation strategies. Our Board has primary responsibility for evaluating strategic and operational risk, including related to significant transactions. Our audit committee has primary responsibility for overseeing our major financial and accounting risk exposures, and, among other things, discusses guidelines and policies with respect to assessing and managing risk with management and our independent auditor. Our compensation committee has responsibility for evaluating risks arising from our compensation and people policies and practices. Our nominating and corporate governance committee has responsibility for evaluating risks relating to our corporate governance practices. Our committees and management provide reports to our Board on these matters.

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In its governance role, and particularly in exercising its duty of care and diligence, our Board is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the Company’s assets and business. Our Board has broad and ultimate oversight responsibility for our risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to the Company.

Board Composition, Committees and Independence

Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the director’s ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Ms. Walters-Hoffert, and Messrs. Robinette and Leposky are independent directors as defined in the listing standards of Nasdaq and SEC rules and regulations. A majority of our directors are independent, as required under applicable Nasdaq rules. As required under applicable Nasdaq rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each of the committees is described below.

Audit Committee

The Audit Committee of the Board of Directors currently consists of three independent directors of which at least one, the Chairperson of the Audit Committee, qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Ms. Walters-Hoffert is the Chairperson of the Audit Committee and financial expert. Messrs. Robinette and Leposky are the other directors who are members of the Audit Committee. The Audit Committee’s duties are to recommend to our Board of Directors the engagement of the independent registered public accounting firm to audit our consolidated financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by any internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of consolidated financial statements and generally accepted accounting principles. Our Audit Committee operates under a written charter, which is available on our website at www.fluxpower.com.

Compensation Committee

The Compensation Committee currently consists of three independent directors. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants or other incentive equity awards for our executive officers. Mr. Robinette is the Chairperson of the Compensation Committee, and Ms. Walters-Hoffert and Mr. Leposky are members of the Compensation Committee. Each of the members of our Compensation Committee are independent under Nasdaq’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the chief executive officer. Our Compensation Committee operates under a written charter, which is available on our website at www.fluxpower.com.

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Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three independent directors. The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees of the Board. Mr. Leposky is the Chairperson of the Nominating and Governance Committee. Ms. Walters-Hoffert and Mr. Robinette are members of the Nominating and Governance Committee. Each of the members of our Nominating and Governance Committee is independent under Nasdaq’s independence standards. The Nominating and Governance Committee operates under a written charter, which is available on our website at www.fluxpower.com.

We seek directors with established strong professional reputations and experience in areas relevant to the strategy and operations of our business. We seek directors who possess the qualities of integrity and candor, who have strong analytical skills and who are willing to engage management and each other in a constructive and collaborative fashion. We also seek directors who have the ability and commitment to devote significant time and energy to serve on the Board and its committees. We believe that all of our directors meet the foregoing qualifications. We do not have a formal policy with respect to diversity.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our directors, officers, and employees. Any waivers of any provision of this Code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this Code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We have filed a copy of the Code with the SEC and have made it available on our website at https://www.fluxpower.com/corporate-governance. In addition, we will provide any person, without charge, a copy of this Code. Requests for a copy of the Code may be made by writing to the Company at is c/o Flux Power Holdings, Inc., 2685 S. Melrose Drive, Vista, California 92081.

Indemnification Agreements

We execute a standard form of indemnification agreement (“Indemnification Agreement”) with each of our Board members and executive officers (each, an “Indemnitee”).

Pursuant to and subject to the terms, conditions and limitations set forth in the Indemnification Agreement, we agreed to indemnify each Indemnitee, against any and all expenses incurred in connection with the Indemnitee’s service as our officer, director and or agent, or is or was serving at our request as a director, officer, employee, agent or advisor of another corporation, partnership, joint venture, trust, limited liability company, or other entity or enterprise but only if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification provided in the indemnification agreement is applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven. Additionally, the Indemnification Agreement establishes processes and procedures for indemnification claims, advancement of expenses and costs and contribution obligations.

Insider Trading Policy and Rule 10b5-1 Trading Programs

We have adopted an Insider Trading Policy which prohibits directors, officers and all other employees, or consultants or contractors, as well as family members of such persons (or any other person subject to the policy) from engaging in any transaction involving a purchase or sale of the our securities, including any offer to purchase or offer to sell, based on material nonpublic information regarding the Company (“Material Nonpublic Information”).

Under our Insider Trading Policy and pursuant to SEC Rule 10b5-1, directors, officers and employees may establish written programs which permit (i) automatic trading of the Company’s stock through a third-party broker or (ii) trading of the Company’s stock by an independent person (such as an investment bank) who is not aware of Material Nonpublic Information at the time of a trade. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director, executive officer, or other employee when entering into the plan, without further direction from such insider.

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EXECUTIVE COMPENSATION

Compensation for our Named Executive Officers

The following table sets forth information concerning all forms of compensation earned by our named executive officers during fiscal 2025 and fiscal 2024 for services provided to the Company and its subsidiary.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Krishna Vanka (2)	2025	$400,000	$–	$–	$–	$–	$–	$400,000
Chief Executive Officer and President

Ronald F. Dutt (3)	2025	$386,250	$–	$–	$–	$–	$–	$386,250
Former Chief Executive Officer, President, and Chairman	2024	$375,000	$–	$–	$484,155	$–	$–	$859,155

Jeffrey C. Mason (4)	2025	$280,500	$–	$–	$–	$–	$–	$280,500
Chief Operating Officer	2024	$275,000	$–	$–	$119,152	$–	$–	$394,152

Kevin S. Royal (5)	2025	$336,600	$–	$–	$–	$–	$–	$336,600
Chief Financial Officer and Corporate Secretary	2024	$330,000	$–	$–	$200,970	$–	$–	$530,970

(1)	The grant date fair value was determined in accordance with the provisions of FASB ASC Topic No. 718 using the Black-Scholes valuation model with assumptions described in more detail in the notes to our audited financial statements included in this prospectus.
(2)	Mr. Vanka was appointed as the Company’s Chief Executive Officer and President, as well as a member of the Board, effective March 10, 2025.
(3)	Mr. Dutt served as our Chief Executive Officer, President, and Chairman of the Board until his retirement on March 10, 2025. In connection with Mr. Dutt’s retirement, the Board appointed Mr. Dale T. Robinette as the new Chairman of the Board, effective March 10, 2025. In addition, the Board appointed Mr. Krishna Vanka as Chief Executive Officer and President, effective March 10, 2025.
(4)	Mr. Mason was promoted from Vice President of Operations to Chief Operating Officer, effective August 1, 2025.
(5)	Mr. Royal was appointed as the Company’s Chief Financial Officer and Corporate Secretary effective March 4, 2024.

Narrative Explanation of Compensation Arrangements with Named Executive Officers

Base Salary

On June 17, 2024, pursuant to the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board approved the following salary increases (the “Fiscal 2025 Annual Salary”) to the following executive officers, effective for fiscal 2025:

Name	Position	Salary for Fiscal 2024	Salary for Fiscal 2025
Ronald F. Dutt	former Chief Executive Officer	$375,000	$386,250
Kevin S. Royal	Chief Financial Officer	$205,200	$336,600
Jeffrey C. Mason	Chief Operating Officer	$230,720	$280,500

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Annual Bonus Plan

On November 5, 2020, the Board approved an annual cash bonus plan (the “Annual Bonus Plan”) which allows the Compensation Committee and/or the Board of the Company to set the amount of bonus each fiscal year and the performance criteria. Executive officers and all employees (other than part-time employees and temporary employees) are eligible to participate in the Annual Bonus Plan (“Participants”) as long as the Participant remains an active regular employee of the Company. The Annual Bonus Plan was effective for the fiscal year ended June 30, 2021 and is effective each fiscal year thereafter (the “Plan Year”). For each Plan Year, the Compensation Committee establishes an aggregate amount of allocable Bonus under the Annual Bonus Plan and determines the performance goals applicable to a bonus during a Plan Year (the “Participation Criteria”). The Participation Criteria may differ from Participant to Participant and from bonus to bonus. The Participation Criteria for each Plan Year is based on the Company achieving certain performance targets based on annual revenue, gross margin, operating expense and new business development. All of the Company’s executive officers are eligible to participate in the Annual Bonus Plan.

On October 20, 2023, the Board approved an amended and restated annual cash bonus plan (the “Amended Annual Bonus Plan”) which allows the Compensation Committee and/or the Board of the Company to set the amount of bonus each fiscal year and the performance criteria. Executive officers and all employees (other than part-time employees and temporary employees) are eligible to participate in the Amended Annual Bonus Plan (“Participants”) as long as the Participant remains an active regular employee of the Company. The Amended Annual Bonus Plan is effective for fiscal year 2024 and each fiscal year thereafter (the “Plan Year”). For each Plan Year, the Compensation Committee will establish an aggregate amount of allocable Bonus under the Amended Annual Bonus Plan and determine the performance goals applicable to a bonus during a Plan Year (the “Participation Criteria”). The Participation Criteria may differ from Participant to Participant and from bonus to bonus. All of the Company’s executive officers are eligible to participate in the Amended Annual Bonus Plan.

The Amended Annual Bonus Plan was approved by the Board in anticipation of the Company adopting its “clawback” policy applicable to its executive officers as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

Fiscal 2025 Bonuses Under the Amended Bonus Plan

On June 17, 2024, pursuant to the recommendation of the Compensation Committee, the Board also approved the bonus pool and performance criteria for the Amended Annual Bonus Plan for Fiscal 2025 (the “2025 Bonus”). For fiscal 2025, the performance goals applicable to a bonus are based on the Company achieving certain targets based on the Company’s full year revenue, Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and stock-based compensation) for fiscal 2025, and functional goals (the “Financial Targets”), in addition to individual performance objectives and goals (the “2025 Performance Matrix”).

The Board approved the following cash bonuses under the 2025 Bonus for the following executive officers.

Name	Position	Maximum Payout(1)
Ronald F. Dutt	Chief Executive Officer	$386,250
Kevin S. Royal	Chief Financial Officer	$201,960
Jeffrey C. Mason	Vice President of Operations	$140,250

(1) Full maximum payout assuming targets reached as set forth in the 2025 Performance Matrix.

Equity Incentive Awards

Fiscal 2024 Grants

On October 20, 2023 (the “Fiscal 2024 Grant Date”), pursuant to the recommendation of the Compensation Committee, the Board approved the grant of stock options (the “Fiscal 2024 Options”) under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and the Company’s 2021 Equity Incentive Plan (the “2021 Plan” and together with 2014 Plan, the “Plan”) to the Company’s then-current named executive officers, as set forth in the table below..

Name	Position	Options	Vesting Schedule
Ronald F. Dutt	former Chief Executive Officer	223,216	Annually over 3 years from the date of grant
Jeffrey Mason	Chief Operating Officer	54,934	Annually over 3 years from the date of grant
Kevin S. Royal	Chief Financial Officer	55,000	Annually over 3 years from the date of grant

Fiscal 2025 Grants

We did not grant any stock options or other equity awards to any of our named executive officers in fiscal 2025.

Benefit Plans

We do not have any profit-sharing plan or similar plans for the benefit of our officers, directors or employees. However, we may establish such a plan in the future.

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Under their respective employment agreements, as described in further detail below, Messrs. Vanka and Royal, among other things, are entitled to reimbursement for all reasonable business expenses incurred in performing services. They are also eligible to participate in all customary employee benefit plans or programs generally made available to the senior executive officers.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table sets forth certain information concerning unexercised options held by our named executive officers as of June 30, 2025. Our named executive officers did not hold any other types of equity awards as of June 30, 2025.

			Option Awards				Stock Awards
Name	Award Grant Date	Award Expiration Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested	Grant Date Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan: Grant Date Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jeffrey C.	10/31/22	10/31/32	17,493	17,493	–	$3.43	–	–	–	–
Mason (2)	10/20/23	10/20/33	8,746	36,625	–	$3.36	–	–	–	–

Kevin S.	3/4/24	3/4/34	18,331	36,669	–	$5.00	–	–	–	–
Royal (3)

(1)	Mr. Mason’s outstanding options vest annually over 3 years from the date of grant.
(2)	Mr. Royal’s outstanding options vest annually over 3 years from the date of grant.

Equity Compensation Plan Information

On February 17, 2015, our stockholders approved our 2014 Equity Incentive Plan (“2014 Plan”), which was amended on July 23, 2018 and on November 5, 2020. The 2014 Plan authorizes the issuance of awards for up to 10,000,000 shares of our Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates. We granted 100,192 stock options under the 2014 Plan during fiscal 2024. We granted 51,171 restricted stock units under the 2014 Plan during fiscal 2024. The 2014 Plan expired on November 26, 2024, at which time no future stock or stock option awards could be granted.

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On April 29, 2021, at the Company’s annual stockholders meeting, the 2021 Equity Incentive Plan (the “2021 Plan”) was approved by our stockholders. The 2021 Plan authorizes the issuance of awards for up to 2,000,000 shares of our Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates. We granted 934,012 stock options under the 2021 Plan during fiscal 2024. We did not grant any stock options under the 2021 Plan during fiscal 2025. We granted 200,000 and 17,057 restricted stock units under the 2021 Plan during fiscal 2025 and fiscal 2024, respectively.

On May 28, 2025, the Company’s stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan authorizes the issuance of awards for up to 1,000,000 shares of Common Stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates.

As of June 30, 2025, we had 385,189 options outstanding and exercisable and 200,000 RSUs outstanding under the 2025 Plan, the 2021 Plan and the 2014 Plan.

Employment Agreements with Executive Officers

Summary of Employment Agreement with Mr. Krishna Vanka

On March 10, 2025, the Company entered into an executive employment agreement with Mr. Vanka, pursuant to which he agreed to serve as the Chief Executive Officer and President of the Company (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Vanka receives an annual base salary of $400,000, subject to annual performance reviews by the Board or Compensation Committee. As an initial incentive for achieving key financial milestones, the Company agreed to award Mr. Vanka a cash bonus of $100,000 if the Company’s average EBITDA is net positive over the next nine months (end of the calendar year). Beginning fiscal year 2026, Mr. Vanka will have the ability to achieve a cash bonus of up to 150% of base salary based on budget performance goals as determined by the Board or the Compensation Committee. Beginning in fiscal year 2026, Mr. Vanka will be granted time-based restricted stock units (“Time RSUs”) equivalent to 50% of his base salary, which are eligible to vest in three (3) equal annual installments over three (3) years. He will also be eligible for performance-based restricted stock units (“PSUs”), with a target of 50% of his base salary and a maximum of 150%, based on budget performance goals. Any earned PSUs will cliff-vest on the third (3rd) anniversary of the grant date. Additionally, the Employment Agreement provides that Mr. Vanka may be terminated at any time by the Company with or without cause. If Mr. Vanka is terminated without cause or upon a Change in Control (as defined in the Employment Agreement), he will receive: (a) twelve (12) months of base salary paid in a lump sum; and (b) twelve (12) months of continued life, medical, and dental insurance coverage, with the Company covering the cost subject to the same employee contribution as active employees. Additionally, in the event of a Change in Control termination, Time RSUs and any PSUs, for which the performance criteria are satisfied, will be subject to double-trigger acceleration. Mr. Vanka is subject to a non-compete obligation during the term of his employment and confidentiality obligations that extend beyond termination. The Employment Agreement also includes other customary clauses and arrangements.

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Summary of Employment Agreement with Former Chief Executive Officer and President, Mr. Ron Dutt

On February 12, 2021, we entered into an Amended and Restated Employment Agreement with the Company’s president and chief executive officer, Mr. Dutt (the “Dutt Employment Agreement”), which amends and restates the Employment Agreement effective December 11, 2012, as amended (the “Prior Agreement”). In addition to the inclusion of terms relating to change in control, termination, severance, benefits and the acceleration of vesting of options and restricted stock units upon certain events, the Dutt Employment Agreement memorialized Mr. Dutt’s continued services as the president and chief executive officer of the Company and its wholly-owned subsidiary, Flux Power, and the terms pursuant to which he would provide such services. Pursuant to the terms of the Dutt Employment Agreement, Mr. Dutt’s annual base salary was $375,000. On March 10, 2025, Mr. Dutt notified the Board of his decision to retire and resign from his position as director, Chairman of the Board, Chief Executive Officer and President of the Company and its wholly owned subsidiary, Flux Power, effective March 10, 2025. Mr. Dutt’s stepping down was because of personal reasons and not due to any disagreement with the Company’s management team or the Company’s Board on any matter relating to the operations, policies or practices of the Company or any issues regarding the Company’s accounting policies or practices.

To ensure a smooth transition, on March 10, 2025, the Company entered into an Amendment to Mr. Dutt’s Amended and Restated Employment Agreement, dated February 17, 2021 (the “Amendment to Dutt Employment Agreement,” and together with the Amended and Restated Employment Agreement, the “Dutt Employment Agreement”). Under this amendment, Mr. Dutt may provide services and answer questions on an as-needed basis as a senior advisor and will be compensated based on his current monthly salary in the amount of $32,187.50 through March 2025, unless terminated earlier pursuant to its terms. Mr. Dutt reports to the Chief Executive Officer or his designee. In addition, the Company and Mr. Dutt also agreed to enter into a separation and release agreement (“Separation Agreement”), which includes the contemplated terms of the payments and benefits in exchange for the release and other agreements set forth therein with Mr. Dutt, including: (a) a cash severance payment of $386,250.02, equivalent to twelve (12) months of his base salary as of the Resignation Date to be paid pro ratably over twelve (12) months; and (b) a monthly cash payment for twelve (12) months in an amount of $4,034.20 for health insurance coverage. Mr. Dutt’s Separation Agreement includes a customary general release of claims in favor of the Company and certain related parties. Mr. Dutt’s employment with the Company ended on March 31, 2025.

Summary of Employment Agreement with Mr. Kevin S. Royal

On February 22, 2024, we entered into an Employment Agreement with Mr. Kevin S. Royal, in connection with Mr. Royal’s appointment as Chief Financial Officer and Corporate Secretary, which provides for an annual base salary of $330,000, effective March 4, 2024 (the “Employment Agreement”). The Employment Agreement includes terms relating to change in control, termination, severance, benefits and the acceleration of vesting of options and restricted stock units upon certain events. In addition, Mr. Royal will be eligible for a 60% cash bonus, as a percentage of base salary, and incentive stock options to purchase up to 55,000 shares of the Company’s Common Stock (the “Options”) under the 2021 Plan. The Options will be subject to the terms and conditions provided in the form of Incentive Stock Option Agreement under the 2021 Plan, will have an exercise price based on the Company’s 10-day volume weighted average price on the grant date, and will expire ten (10) years from the grant date and vest in four (4) equal annual instalments commencing one year after the grant date.

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Clawback Policy

To comply with Section 10D of the Securities Exchange Act of 1934, as amended, Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608 applicable to incentive-based compensation for executive officers of listed companies, in November 2023, the Board adopted a Policy for the Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) with an effective date of October 2, 2023. Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Administration of the Clawback Policy will be by the Compensation Committee of the Company.

Director Compensation Table

Below is a summary of the total compensation of our non-employee directors during fiscal 2025. Each of Mr. Vanka, our chief executive officer and president, and Mr. Dutt, our former chief executive officer and president, received no compensation for his service as a director and is not included in the below table. The compensation Mr. Vanka and Mr. Dutt received as an employee of the Company is included in the section titled “Executive Compensation” above.

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1) ($)	All Other Compensation ($)	Total ($)
Lisa Walters-Hoffert	$62,500	$80,000	$-	$142,500

Dale Robinette	$81,250	$80,000	$-	$161,250

Michael Johnson	$50,000	$80,000	$-	$130,000

Mark F. Leposky (3)	$61,250	$80,000	$-	$141,250

(1)	Represent the fair value of the RSUs granted.

The following table shows the number of stock options and RSUs held by our non-employee directors as of June 30, 2025:

Name	Year	Stock Options	RSUs
Lisa Walters-Hoffert	2025	–	50,000

Dale Robinette	2025	–	50,000

Michael Johnson	2025	–	50,000

Mark F. Leposky	2025	–	50,000

Non-Employee Director Compensation Policy

Cash Compensation

Pursuant to the compensation program for our non-employee directors that was approved by the Board on April 18, 2024 for fiscal 2025 and on March 1, 2025 for fiscal 2026, each member of our Board of Directors who is not an employee is eligible to receive the following annual cash retainers for their service on our Board:

Position	Annual Retainer
Board Member	$50,000
plus (as applicable):
Lead Independent Director	$20,000
Audit Committee Chair	$7,500
Compensation Committee Chair	$5,000
Nominating/Governance Committee Chair	$5,000
Audit Committee Member	$3,750
Compensation Committee Member	$2,500
Nominating/Governance Committee Member	$2,500

Equity Compensation

In addition, our non-employee directors are eligible to receive an annual equity grant of RSUs equal to the amount of $80,000 divided by the fair market value of the RSUs, with all RSUs subject to a one year vesting requirement subject to their continued service on our Board. The fair market value of the RSUs is based upon the closing stock price on the grant issuance date. On April 18, 2024, each of our non-employee directors was granted 17,057 RSUs, which fully vested on April 18, 2025. On May 28, 2025, each of our non-executive directors was granted 50,000 RSUs under the 2021 Plan, which are scheduled to vest in full on May 28, 2026.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of certain relationships and transactions since July 1, 2023 and any currently proposed transactions, to which we were or are to be a participant, in which (1) the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent (1%) of the average of our total assets for the last two completed fiscal years, and (2) any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or any affiliate or member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest other than compensation and other arrangements that are described under the section titled “Executive Compensation.”

Pursuant to the Audit Committee’s written charter, our Audit Committee has the responsibility to review, approve and oversee transactions between the Company and any related person (as defined in Item 404 of Regulation S-K) and any potential conflict of interest situations on an ongoing basis, in accordance with our policies and procedures, and to develop policies and procedures for the Audit Committee’s approval of related party transactions.

Line of Credit Facility and Subordinated Unsecured Promissory Note

On November 2, 2023, we entered into a Credit Facility Agreement (the “Credit Facility”) with Cleveland, a related party due to equity ownership. The Credit Facility provides the Company with a line of credit of up to $2,000,000 for working capital purposes. In connection with the Subordinated LOC, the Company issued a subordinated unsecured promissory note for $2,000,000 (the “Commitment Amount”) in favor of Cleveland.

Pursuant to the terms of the Credit Facility, Cleveland agreed to make loans (each such loan, an “Advance”) up to such Lender’s Commitment Amount to the Company from time to time, until July 31, 2027 (the “Due Date”). The Revolving Note accrues interest at Secured Overnight Financing Rate plus nine percent (9%) per annum on each Advance from and after the date of disbursement of such Advance. All indebtedness, obligations and liabilities of the Company to Cleveland are subject to the rights of GBC, pursuant to a Subordination Agreement dated on or about November 2, 2023, by and between Cleveland and GBC (the “Subordination Agreement”). Subject to the Subordination Agreement, the Company may, from time to time, prior to the Due Date, draw down, repay, and re-borrow on the Note, by giving notice to Cleveland of the amount to be requested to be drawn down. Subject to the Subordination Agreement, the Note is payable upon the earlier of (i) the Due Date or (ii) on occurrence of an event of Default (as defined in the Revolving Note).

As consideration of Cleveland’s commitment to provide the Advances to the Company, the Company issued Cleveland warrants to purchase 41,196 shares of Common Stock (the “Advance Warrants”) which rights are represented by a warrant certificate (“Warrant Certificate”). Subject to certain ownership limitations, the Advance Warrants are exercisable immediately from the date of issuance, expire on the five (5) year anniversary of the date of issuance and have an exercise price of $3.24 per share. The exercise price of the Advance Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Common Stock. In the event of a Triggering Event (as defined in the Warrant Certificate), the holder of the Advance Warrants will be entitled to exercise the Advance Warrants and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Triggering Event if such holder had exercised the rights represented by the Warrant Certificate immediately prior to the Triggering Event. Additionally, upon the holder’s request, the continuing or surviving corporation as a result of such Triggering Event will issue to such holder a new warrant of like tenor evidencing the right to purchase the adjusted amount of securities, cash or property and the adjusted warrant price. See Note 9 – Stockholders’ Equity (Deficit) in our audited consolidated financial statements included elsewhere in this prospectus.

On July 16, 2025, the Company and Cleveland entered into the Note Amendment. The Note Amendment amended the due date set forth in the Original Note issued by the Company to Cleveland in connection with the Subordinated LOC. Pursuant to the Note Amendment, the due date under the Original Note was changed from August 15, 2025 to September 30, 2025.

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Private Placement

On July 18, 2025, we entered into the Purchase Agreement with the Initial Purchaser(s) pursuant to which the Company agreed to sell an initial aggregate amount of approximately $2.9 million in Prefunded Warrants at a purchase price equal to $19.369 per warrant. Each Prefunded Warrant entitled the holder to purchase one share of the Series A Preferred Stock for $0.001 per share. Purchasers of Prefunded Warrants were also issued an additional five (5) year warrant to purchase a number of shares of common stock, par value $0.001 per share equal to fifty percent (50%) of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. On September 15, 2025, the Company entered into the Amended and Restated Purchase Agreement with certain of the Initial Purchasers and certain additional investors pursuant to which, among other things, the Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Purchasers, an aggregate of 258,144 Prefunded Warrants and 1,214,766 Common Warrants at the Purchase Price for gross proceeds of approximately $5.0 million. The Purchase Price was paid in cash or, in lieu of cash, cancellation of certain existing debt of the Company.

The closing of the Private Placement contemplated by the Amended and Restated Purchase Agreement occurred simultaneously on September 15, 2025 upon the satisfaction of certain customary conditions. As of the Closing, there were no shares of Series A Preferred Stock issued or outstanding. The Company intends to use the net proceeds from the Private Placement for general corporate purposes and growth capital.

The Private Placement Securities were offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom have a substantial pre-existing relationship with the Company. Certain affiliates of the Company participated in the Private Placement, among which included Krishna Vanka, our Chief Executive Officer and director, Kevin Royal, our Chief Financial Officer, Jeffrey Mason, our Chief Operating Officer, Dale Robinette, our director, Michael Johnson, our director, and Cleveland, which beneficially owns approximately 7.3% of our Common Stock.

Prefunded Warrant and Common Warrant

Each Prefunded Warrant has an exercise price per share of Series A Preferred Stock equal to $0.001 per share. The Prefunded Warrants are immediately exercisable upon the Closing of the Private Placement and expire when exercised in full. The exercise price and the number of shares of Series A Preferred Stock issuable upon exercise of each Prefunded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock.

Each Common Warrant has an initial exercise price of $1.715, which is equal to the 20-day VWAP per share of Common Stock immediately preceding the Closing of the Private Placement (subject to adjustment therein), is exercisable immediately following issuance and has a term of five (5) years from the initial issuance date. The Common Warrant has a “cashless exercise” provision which provides that the Common Warrant can be exercised without further payment to the Company. The exercise price and the number of shares of Common Stock issuable upon exercise of each Common Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock.

In addition, the Warrants may not be exercised in full and may not be exercised to the extent that immediately following such exercise, the holder would beneficially own greater than 4.99% or, at the election of the holder, greater than 9.99% of the Company’s outstanding Common Stock.

Registration Rights Agreement

In connection with the Amended and Restated Purchase Agreement, the Company agreed to enter into the Registration Rights Agreement with the Purchasers, pursuant to which the Company will prepare and file a registration statement with the SEC covering the resale of a number of shares of Common Stock underlying the Series A Preferred Stock and the Common Warrants issued pursuant to the Amended and Restated Purchase Agreement, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within seventy-five (75) days following the date of the registration statement.

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PRINCIPAL SECURITYHOLDERS

Security Ownership of Principal Stockholders and Management

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. As of September 26, 2025, we had a total of 16,835,698 shares of Common Stock issued and outstanding.

The following table sets forth, as of September 26, 2025, information concerning the beneficial ownership of shares of our Common Stock held by our directors, our named executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of more than five percent (5%) of our outstanding Common Stock. Unless otherwise indicated, the business address of each of our directors, executive officers and beneficial owners of more than five percent (5%) of our outstanding Common Stock is c/o Flux Power Holdings, Inc., 2685 S. Melrose Drive, Vista, California 92081. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned		% of Ownership
Officers and Directors
Michael Johnson, Director	4,214,939	(2)	25.0%
Krishna Vanka, Chief Executive Officer, President, and Director	–	(3)	–
Kevin S. Royal, Chief Financial Officer and Secretary	18,331	(4)	*
Jeffrey C. Mason, Chief Operating Officer	70,122	(5)	*
Mark F. Leposky, Director	17,057	(6)	*
Lisa Walters-Hoffert, Director	48,055	(7)	*
Dale Robinette, Director	60,259	(8)	*
All Officers and Directors as a group (7 people)	4,428,763		26.2

5% Stockholders
Esenjay Investments LLC	4,148,680	(2)	24.6
Cleveland Capital Management L.L.C.	1,404,032	(9)	8.3
1250 Linda Street, Suite 304
Rocky River, OH 44116
Formidable Asset Management, LLC	3,274,325	(10)	19.4
221 E Fourth Street, Suite 2700
Cincinnati OH 45202

*	Represents less than 1% of shares outstanding.

(1)	All addresses above are 2685 S. Melrose Drive, Vista, California 92081, unless otherwise stated.
(2)	Includes (i) 56,311 shares of Common Stock held by Mr. Johnson and 4,148,680 shares of Common Stock held by Esenjay Investments LLC, of which Mr. Johnson is the sole director and beneficial owner, and (ii) 9,948 shares of Common Stock issuable to Mr. Johnson upon exercise of stock options within 60 days.
(3)	Mr. Vanka was appointed Chief Executive Officer, President and director on March 10, 2025.
(4)	Includes 18,331 shares of Common Stock issuable upon exercise of stock options within 60 days.
(5)	Mr. Mason was promoted from Vice President of Operations to Chief Operating Officer effective August 1, 2025. Includes 7,264 shares of Common Stock and 62,858 shares of Common Stock issuable upon exercise of stock options.
(6)	Includes 17,057 shares of Common Stock.
(7)	Includes 44,107 shares of Common Stock and 3,948 shares of Common Stock issuable upon exercise of stock options.
(8)	Includes 56,311 shares of Common Stock and 3,948 shares of Common Stock issuable upon exercise of stock options within 60 days.
(9)	Based on Amendment No. 8 to Schedule 13G filed jointly by Cleveland, Rocky River Specific Opportunities Fund LLC, Wade Massad, John Shiry and Cleveland Capital Management, L.L.C. with the SEC on February 14, 2025, reporting information as of December 31, 2024. Reflects 1,404,032 shares of Common Stock held by certain private funds managed by Cleveland Capital Management, L.L.C., or by its principals, and hold shared voting and dispositive power with respect to such shares. Excludes (i) 41,150 shares of Common Stock individually held by Mr. Massad and (ii) 50,000 shares of Common Stock individually held by Mr. Shiry.
(10)	Based on Schedule 13D filed by Formidable Asset Management, LLC with the SEC on October 31, 2023. Reflects (i) 548,226 shares of Common Stock held by Formidable Asset Management, LLC, and (ii) 2,726,099 shares of Common Stock held by certain accounts managed by Formidable Asset Management, LLC, and hold shared voting and dispositive power with respect to such shares.

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DESCRIPTION OF CAPITAL STOCK

The following description of our current capital stock and provisions of our second amended and restated articles of incorporation (“Articles of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) are summaries, are not intended to be complete and are qualified in their entirety by reference such Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our registration statement, of which this prospectus forms a part.

Authorized Capitalization

We are authorized to issue up to (i) 75,000,000 shares of Common Stock, par value $0.001 per share and (ii) 3,000,000 shares of preferred stock, par value of $0.001 per share, 2,000,000 of which are blank check preferred stock, and 1,000,000 of which are designated as “Series A Convertible Preferred Stock.”

Common Stock

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Voting Rights

Each outstanding share of Common Stock entitles the holder thereof to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights.

Economic Rights

Except as otherwise expressly provided in our Articles of Incorporation or required by applicable law, all shares of Common Stock will have the same rights and privileges and rank equally, share ratably, and be identical in all respects for all matters, including those described below.

Dividends

Subject to preferences that may be applicable to any then-outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of Preferred Stock.

No Preemptive or Similar Rights

The holders of our shares of Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate and issue in the future.

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Removal of Directors by Stockholders

Our Bylaws provide that subject to any limitations in our Articles of Incorporation, directors may be removed by a vote not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote thereon, at a special meeting of the stockholders called for that purpose.

Preferred Stock

We may issue up to a total of 3,000,000 shares of Preferred Stock in one or more classes or series within a class pursuant to our Articles of Incorporation. Our Board of Directors is authorized to establish the number of shares to be included in each such series and issue the additional shares of authorized Preferred Stock with such designations, preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) thereof, as our Board may in the future establish by resolution(s). No vote of the holders of our Common Stock or Preferred Stock would be required for the creation or issuance of a series of Preferred Stock, unless otherwise expressly required by our Articles of Incorporation, the Preferred Stock designation creating any series of Preferred Stock, or to the extent required by the Nevada Revised Statutes or the Nasdaq.

The particular terms of any series of Preferred Stock may among others terms include the following which is not an exhaustive list:

●	the number of shares of the Preferred Stock being designated;

●	the title and liquidation preference per share of the Preferred Stock;

●	the purchase price of the Preferred Stock;

●	the dividend rate or method for determining the dividend rate;

●	the dates on which dividends will be paid;

●	whether dividends on the Preferred Stock will be cumulative or noncumulative and, if cumulative,

●	the dates from which dividends shall commence to accumulate;

●	any redemption or sinking fund provisions applicable to the Preferred Stock;

●	designation of voting rights that may be senior or superior to those of held by holders of Common Stock; and/or

●	any additional dividend, liquidation, redemption, sinking fund, ant-dilution rights, conversion rights, rights to participate in future financings, protective rights and other rights, restrictions and terms applicable to the Preferred Stock.

We could issue a series of Preferred Stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium for their Common Stock over the market price of the Common Stock. Additionally, the issuance of Preferred Stock may adversely affect the rights of holders of our Common Stock by restricting dividends on our Common Stock, diluting the voting power of our Common Stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of our Common Stock.

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The Series A Preferred Stock

We have designated 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock,” which rights, preferences, privileges and restrictions are set forth in our Articles of Incorporation.

The Series A Preferred Stock have material rights that are superior to the rights of holder of Common Stock. A summary of the material rights, preferences, privileges and restrictions of the Series A Preferred Stock are set forth as follows:

Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all shares of Series A Preferred Stock rank senior to all the Common Stock and any other class of securities that is specifically designated as Junior Securities.

Voting Rights. The holders of shares of Series A Preferred Stock have a right to vote as a single class with the holders of Common Stock on an as-if-converted-to-Common-Stock-basis based on the greater of the (i) Conversion Price, or the (ii) Minimum Price as defined in Rule 5635(d) of the Nasdaq Listing Rules, except that holders of Series A Preferred Stock shall have the right to vote as a separate class with respect to certain specified matters.

Dividends. The holders of each share of the Series A Preferred Stock then outstanding are entitled to receive cumulative cash dividends at an annual dividend rate of 8.0%, payable quarterly on the last day of March, June, September, and December of each year, which may be payable in kind or in cash at the option of the Company

Liquidation, Dissolution, or Winding Up. Upon a Liquidation, bankruptcy event, or change of control, the holders of shares of Series A Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the purchase price per warrant to purchase Series A Preferred Stock paid for by the holders of Series A Preferred Stock (adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock) for each share of Series A Preferred Stock before any distribution or payment will be made to the holders of any Junior Securities, and if the assets of the Company will be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Preferred Stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion Rights. The holders of shares of Series A Preferred Stock have the right to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder multiplied by the Liquidation Value into shares of the Company’s Common Stock at the initial conversion price equal to 120% of the 20-day VWAP per share of Common Stock immediately preceding the initial closing in which the warrants to purchase Series A Preferred Stock were first issued to such holders, with automatic conversion at the Conversion Price upon (i) the conversion of the shares of Series A Preferred Stock by the Majority Holders, (ii) the affirmative vote or written consent by the Majority Holder to convert all outstanding shares of Series A Preferred Stock, and (iii) on the fifth (5th) anniversary of the initial closing date in which the warrants to purchase Series A Preferred Stock are first issued to such holders of Series A Preferred Stock.

Adjustments to Conversion Price and Conversion Shares. The Conversion Price is subject to standard weighted average anti-dilution protection, and anti-dilution protection against issuance of securities by the Company in certain incidences, such as (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, Common Stock, and (ii) in the event of any capital reorganization, reclassification of the capital stock, consolidation or merger of the Company.

Removal of Directors by Stockholders

Our Bylaws provide that subject to any limitations in our Articles of Incorporation, directors may be removed by a vote not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote thereon, at a special meeting of the stockholders called for that purpose.

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Vacancy on Board of Directors

Our Bylaws provide that any vacancy occurring in the Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Nevada Laws

The State of Nevada, where we are incorporated, has enacted statutes that could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. We have not opted out of these statutes.

Business Combinations. Sections 78.411 to 78.444 of the Nevada Revised Statues (the “NRS”) prohibit a Nevada corporation from engaging in a “combination” with an “interested stockholder” for two years following the date that such person becomes an interested stockholder and place certain restrictions on such combinations even after the expiration of the two-year period. With certain exceptions, an interested stockholder is a person or group that owns 10% or more of the corporation’s outstanding voting power (including stock with respect to which the person has voting rights and any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding or upon the exercise of conversion or exchange rights) or is an affiliate or associate of the corporation and was the owner of 10% or more of such voting stock at any time within the previous two years.

Control Shares. Sections 78.378 to 78.3793 of the NRS (the “Control Share Act”) provides that an “acquiring person” shall only obtain voting rights in the “control shares” purchased by such person to the extent approved by the other stockholders at a meeting. The Control Share Act provides that a person or entity acquires a “controlling interest” whenever it acquires shares that, but for the operation of the Control Share Act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%. Control shares include not only shares acquired or offered to be acquired in connection with the acquisition of a controlling interest, but also all shares acquired by the acquiring person within the preceding 90 days. The statute covers not only the acquiring person but also any persons acting in association with the acquiring person.

Dissenters’ Rights of Appraisal and Payment

Under Nevada law, with certain exceptions, as long as shares of our Common Stock are traded on the Nasdaq Capital Market, holders of shares of our Common Stock will not have dissenters’ rights to payment of an appraised fair market value for such shares in connection with a plan of merger, conversion, or exchange unless such action requires holders of a class or series of shares to accept for such shares anything other than cash, certain publicly traded shares or securities of certain investment companies redeemable at the option of the holder. To the extent that dissenters’ rights may be available under Nevada law, stockholders who properly request and perfect such rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by a Nevada Court.

Stockholders’ Derivative Actions

Under Nevada law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action was a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in a Nevada Court.

The foregoing is a summary of certain provisions of Nevada law and does not purport to be complete and is qualified in its entirety by reference to the NRS.

Transfer Agent And Registrar

The transfer agent and registrar for our Common Stock is Issuer Direct Corporation, 1 Glenwood Ave Suite 1001, Raleigh, NC 27603.

Exchange Listing

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “FLUX.”

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UNDERWRITING

We have entered into an underwriting agreement with Lake Street Capital Markets, LLC, as the representative of the several underwriters (the “Representative”) listed in the table below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our Common Stock. Our Common Stock is currently quoted on The Nasdaq Capital Market under the symbol “FLUX.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of shares of Common Stock set forth opposite its name below:

Underwriter	Number of Shares of Common Stock
Lake Street Capital Markets, LLC	3,840,000
Total	3,840,000

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of Common Stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of Common Stock offered hereby if any of the shares are purchased.

We have granted the Representative an option to buy up to an additional 576,000 shares of Common Stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The Representative may exercise this option at any time, in whole or in part, during the 30-day period after the date of this prospectus.

Discounts, Commissions and Expenses

The underwriters propose to offer the shares of Common Stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.10500 per share of Common Stock. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the Common Stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be 7.00% of the gross proceeds of this offering, or $0.175 per share of Common Stock.

We have also agreed to reimburse the Representative at closing for expenses, including legal expenses, incurred by it in connection with the offering up to a maximum of $175,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of Common Stock we have granted to the Representative):

		Total
	Per Share of Common Stock	Without Over-allotment	With Over-allotment
Public offering price	$2.50	$9,600,000	$11,040,000
Underwriting discounts and commissions paid by us	$0.175	$672,000	$772,800

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Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock; (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Common Stock; or (iii) submit to or file any registration statement with the SEC relating to the offering of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for shares of our Common Stock, without the prior written consent of the Representative, for a period of 90 days following the date of this prospectus, (the “Lock-up Period”). This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of shares of our Common Stock sold in this offering, (ii) the issuance of shares of our Common Stock upon the exercise of outstanding options or warrants (including net exercise) and the settlement of restricted stock awards or units (including net settlement) outstanding on the date of this prospectus and described in this prospectus, (iii) the issuance of employee stock options and the grant, redemption or forfeiture of restricted stock awards or restricted stock units pursuant to our equity incentive plans or as new employee inducement grants, (iv) the issuance of Common Stock or securities convertible into or exercisable for Common Stock in connection with acquisitions of securities, businesses, property or other assets, joint ventures, strategic alliances, equipment leasing arrangements or debt financing, (v) the filing of any registration statement on (A) Form S-8 relating to securities granted or to be granted pursuant to existing or assumed benefit plans or (B) Form S-1 or Form S-3 relating to the registration of securities for resale that were issued pursuant to any transaction described in this prospectus.

In addition, each of our directors and executive officers have entered into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of the Representative, for a period of 90 days following the date of this prospectus. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for (i) transfers of a bona fide gift, or gifts, or for bona fide estate planning purposes, (ii) transfers by will or intestacy, (iii) transfers to any trust for the direct or indirect benefit of the stockholder or the immediate family of the stockholder, (iv) transfers to an entity of which the stockholder or the immediate family of the stockholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) transfers to the stockholder’s affiliates or to any investment fund or other entity that, directly or indirectly, controls or manages, is controlled or managed by, or is under common control or management with, the stockholder or as distributions to any general or limited partners, members, stockholders or other equity holders of the stockholder; (vii) transfers by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, or related court order, (viii) transfers to us from an employee of the Company upon death, disability or termination of employment, in each case, of such employee, (ix) transfers to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of Common Stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights, provided that any such shares of the common stock issued upon settlement of such restricted stock unit or exercise of such option, warrant or other right shall be subject to the same restrictions; (x) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock involving a Change of Control, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, stockholder’s securities subject to such lock-up restrictions shall remain subject to such provisions. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than the underwriters pursuant to this offering), of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold more than 75% of the outstanding voting securities of the Company (or the surviving entity); (xi) exercising outstanding options, settling restricted stock units or other equity awards or exercising outstanding warrants pursuant to plans described in this prospectus, provided that any securities received upon such exercise, vesting or settlement shall be subject to the lock-up restrictions described herein; (xii) establishing trading plans pursuant to Rule 10b5-1 under the Exchange Act, provided that such trading plans do not provide for the transfer of securities subject to the lock-up agreement during the restricted period and (2) no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such trading plan during the restricted period in contravention of the lock-up agreement and (xiii) transfers pursuant to the terms of any trading plan that is outstanding and in effect as of the date of the lock-up agreement. Each officer and director shall be immediately and automatically released from all restrictions and obligations under the lock-up agreement in the event that he or she ceases to be a director or officer of our company and has no further reporting obligations under Section 16 of the Exchange Act.

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Determination of Offering Price

The offering price of the securities was negotiated between us, the underwriters and the investors in the offering based on the trading of our shares of Common Stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities, included our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us (which is not part of this prospectus or the registration statement of which this prospectus forms a part) has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Common Stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.

The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

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Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area - Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

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This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

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Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of Common Stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;

●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

●	to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

●	in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Certain matters under Nevada law will be passed upon by McDonald Carano LLP. Faegre Drinker Biddle & Reath LLP is acting as counsel to the underwriter in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Flux Power Holdings, Inc. as of June 30, 2025, and for the year then ended, have been audited by Haskell & White LLP (“Haskell & White”), an independent registered public accounting firm, as stated in its report included herein (which report includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern described in Note 2 to the consolidated financial statements). Such financial statements have been included herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of Flux Power Holdings, Inc. as of June 30, 2024, and for the year then ended, have been audited by Baker Tilly US, LLP (“Baker Tilly”), an independent registered public accounting firm, as stated in its report included herein (which report includes an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern described in Note 2 to the consolidated financial statements). Such financial statements have been included herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.fluxpower.com at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

85

FLUX POWER HOLDINGS, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Flux Power Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Flux Power Holdings, Inc. (the “Company”) as of June 30, 2025, the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company for the year ended June 30, 2024, before the effects of added comparative disclosures relative to the adoption of Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280), as presented in Note 13, were audited by other auditors whose report dated January 29, 2025, expressed an unqualified opinion, with an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. We audited the disclosures in Note 13 with respect to segment reporting for the year ended June 30, 2024. We were not engaged to audit, review, or apply any procedures to the fiscal 2024 consolidated financial statements of the Company other than with respect to the disclosures referred to herein and, accordingly, we do not express an opinion or any other form of assurance on the fiscal 2024 consolidated financial statements taken as a whole.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses from operations, an accumulated deficit, expects to incur losses for the foreseeable future and requires additional working capital to achieve its operating plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

We have served as the Company’s auditor since 2025.

Irvine, California

September 16, 2025

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Flux Power Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Flux Power Holdings, Inc. (the “Company”) as of June 30, 2024, the related consolidated statement of operations, stockholders’ equity, and cash flows, for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 13 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s current liquidity position and projected cash needs raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ BAKER TILLY US, LLP

We have served as the Company’s auditor from 2012 to 2025.

San Diego, California

January 29, 2025

F-3

FLUX POWER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,
	2025	2024
ASSETS

Current assets:
Cash	$1,334,000	$643,000
Accounts receivable, net of allowance for credit losses of $68,000 and $55,000 at June 30, 2025 and 2024, respectively	11,374,000	9,773,000
Inventories, net	17,231,000	16,977,000
Other current assets	1,865,000	945,000
Total current assets	31,804,000	28,338,000

Right of use assets, net	1,275,000	2,096,000
Property, plant and equipment, net	1,554,000	1,749,000
Other assets	119,000	118,000

Total assets	$34,752,000	$32,301,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$16,295,000	$11,395,000
Accrued expenses	7,058,000	3,926,000
Line of credit	13,627,000	13,834,000
Subordinated debt	1,000,000	–
Deferred revenue	459,000	485,000
Customer deposits	38,000	18,000
Finance leases payable, current portion	80,000	156,000
Office leases payable, current portion	815,000	734,000
Accrued interest	246,000	126,000
Total current liabilities	39,618,000	30,674,000

Long term liabilities:
Finance leases payable, less current portion	32,000	112,000
Office leases payable, less current portion	506,000	1,321,000

Total liabilities	40,156,000	32,107,000

Commitments and contingencies (Note 12)

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	–	–
Common stock, $0.001 par value; 75,000,000 and 30,000,000 authorized at June 30, 2025 and 2024, respectively; 16,835,698 and 16,682,465 shares issued and outstanding at June 30, 2025 and 2024, respectively	17,000	17,000
Additional paid-in capital	100,965,000	99,889,000
Accumulated deficit	(106,386,000)	(99,712,000)
Total stockholders’ equity (deficit)	(5,404,000)	194,000
Total liabilities and stockholders’ equity (deficit)	$34,752,000	$32,301,000

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FLUX POWER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended June 30,
	2025	2024
Revenues	$66,434,000	$60,824,000
Cost of sales	44,694,000	43,591,000

Gross profit	21,740,000	17,233,000

Operating expenses:
Selling and administrative	22,304,000	18,932,000
Research and development	4,464,000	4,916,000
Total operating expenses	26,768,000	23,848,000

Operating loss	(5,028,000)	(6,615,000)

Other income (expense):
Interest income (expense), net	(1,646,000)	(1,718,000)

Net loss	$(6,674,000)	$(8,333,000)

Net loss per share - basic and diluted	$(0.40)	$(0.50)

Weighted average number of common shares outstanding - basic and diluted	16,717,761	16,548,533

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FLUX POWER HOLDING, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Shares	Capital Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at June 30, 2024	16,682,465	$17,000	$99,889,000	$(99,712,000)	$194,000
Issuance of common stock – RSU settlements	102,896	–	–	-	–
Issuance of common stock – ESPP	50,337	-	97,000	-	97,000
Stock-based compensation	–	-	979,000	-	979,000
Net loss	-	-	-	(6,674,000)	(6,674,000)
Balance at June 30, 2025	16,835,698	$17,000	$100,965,000	$(106,386,000)	$(5,404,000)

	Common Stock
	Shares	Capital Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at June 30, 2023	16,462,215	$16,000	$98,086,000	$(91,379,000)	$6,723,000
Issuance of common stock – exercised options and RSU settlements	182,707	1,000	35,000	-	36,000
Issuance of common stock – ESPP	37,543	-	105,000	-	105,000
Fair value of warrants issued	-	-	92,000	-	92,000
Stock-based compensation	-	-	1,571,000	-	1,571,000
Net loss	-	-	-	(8,333,000)	(8,333,000)
Balance at June 30, 2024	16,682,465	$17,000	$99,889,000	$(99,712,000)	$194,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FLUX POWER HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(6,674,000)	$(8,333,000)
Adjustments to reconcile net loss to net cash provided by (used in) used in operating activities:
Depreciation and amortization	1,002,000	1,045,000
Stock-based compensation	979,000	1,571,000
Amortization of debt issuance costs	164,000	230,000
Non-cash lease expense	667,000	606,000
Inventory write downs	534,000	490,000
Changes in operating assets and liabilities:
Accounts receivable	(1,723,000)	(973,000)
Inventories	(788,000)	(1,309,000)
Other assets	(1,085,000)	(163,000)
Accounts payable	5,022,000	1,523,000
Accrued expenses	3,132,000	745,000
Accrued interest	120,000	124,000
Office leases payable	(734,000)	(644,000)
Deferred revenue	(26,000)	354,000
Customer deposits	20,000	(64,000)
Net cash provided by (used in) operating activities	610,000	(4,798,000)

Cash flows from investing activities:
Purchases of equipment	(653,000)	(853,000)
Net cash used in investing activities	(653,000)	(853,000)

Cash flows from financing activities:
Proceeds from employee stock purchase plan exercises	97,000	141,000
Proceeds from subordinated debt borrowing	1,000,000	–
Proceeds from revolving line of credit	64,463,000	67,209,000
Payment of revolving line of credit	(64,670,000)	(63,287,000)
Payment of finance leases	(156,000)	(148,000)
Net cash provided by financing activities	734,000	3,915,000

Net change in cash	691,000	(1,736,000)
Cash, beginning of period	643,000	2,379,000

Cash, end of period	$1,334,000	$643,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock issued for vested RSUs	$161,000	$538,000
Warrants issued in connection with borrowing agreements, recorded as debt issuance cost	$-	$92,000

Supplemental cash flow information:
Interest paid	$1,235,000	$1,409,000

The accompanying notes are an integral part of these consolidated financial statements.

F-7

FLUX POWER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2025 and JUNE 30, 2024

NOTE 1 – NATURE OF BUSINESS

Nature of Business

Flux Power Holdings, Inc. (“Flux”) was incorporated in 2009 in the State of Nevada, and Flux’s operations are conducted through its wholly owned subsidiary, Flux Power, Inc. (“Flux Power”), a California corporation (collectively, the “Company”).

We design, develop, manufacture, and sell a portfolio of advanced lithium-ion energy storage solutions for electrification of a range of industrial commercial sectors which include material handling, airport ground support equipment (“GSE”), and other commercial and industrial applications. We believe our mobile and stationary energy storage solutions provide our customers a reliable, high performing, cost effective, and more environmentally friendly alternative as compared to traditional lead acid and propane-based solutions. Our modular and scalable design allows different configurations of lithium-ion energy storage solutions to be paired with our proprietary wireless battery management system to provide the level of energy storage required and “state of the art” real time monitoring of pack performance. We believe that the increasing demand for lithium-ion energy storage solutions and more environmentally friendly energy storage solutions in the material handling sector should continue to drive our revenue growth.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

The consolidated financial statements include Flux Power Holdings, Inc. and its wholly-owned subsidiary Flux Power, Inc. after elimination of all intercompany accounts and transactions.

Liquidity and Financial Condition

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern exists. Historically, the Company’s revenues and operating cash flows have not been sufficient to sustain its operations and the Company has relied on debt and equity financing for additional funds. The Company has incurred an accumulated deficit of $106.4 million through June 30, 2025, and for the year ended June 30, 2025, generated positive cash flows from operations of $0.6 million and incurred a net loss of $6.7 million. As of July 31, 2025, the Company had a cash balance of $1.1 million and $6.7 million available funding under the Gibraltar Business Capital (“GBC”) Credit Facility. In addition, the Company’s operations have been impacted by delays in new orders of its energy storage solutions due to corresponding deferrals of new forklift purchases mainly caused by lower capital spending in the market sector that the Company serves and interest rate variability affecting selected large customer fleets which have impacted the Company’s ability to meet projected revenue targets and generate cash from operations.

Management has evaluated the Company’s expected cash requirements, including investments in additional sales and marketing and research and development, capital expenditures and working capital requirements, and believes the Company’s existing cash, funding available under the GBC Credit Facility, forecasted gross margins and $3.8 million of cash proceeds from the $5.0 million Private Placement, which closed on September 15, 2015, will not be sufficient to meet the Company’s anticipated capital resources to fund planned operations for the next twelve months following the filing date of this Annual Report on Form 10-K.

Management is evaluating strategies to improve profitability of operations and to obtain additional funding. These steps include actual and planned price increases for our energy storage solutions, a number of cost saving initiatives including product cost efficiencies and planned operating cost savings. Based on the Company’s existing backlog and customer orders, management anticipates increased revenues, together with the improvements in gross margin, will move the Company closer to profitability. The planned gross margin improvement tasks include, but are not limited to, a plan to drive bill of material costs down while increasing price of the Company’s products for new orders. The Company also continues to execute cost reduction, sourcing and pricing recovery initiatives in efforts to increase gross margins and improve cash flow from operations. Unforeseen factors in the general economy beyond management’s control could potentially have negative impact on the planned gross margin improvement plan. Management is continuing to evaluate other sources of capital to fund the Company’s operations and growth. However, there can be no assurance that the Company will be able to realize the plans for improved operations or access necessary additional financing when needed to provide sufficient liquidity to continue operations over the next twelve months. If such liquidity is not available when required, management will be required to curtail investments in new product development, which may have a material adverse effect on future cash flows and results of operations and the Company’s ability to continue operating as a going concern.

F-8

The accompanying consolidated financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as certain financial statement disclosures. Significant estimates are made in determining inventory obsolescence write-downs, warranty reserves and valuation allowances for credit losses and deferred tax assets. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash and Cash Equivalents

As of June 30, 2025 and 2024, cash was approximately $1.3 million and $0.6 million, respectively. Cash consisted of funds held in a non-interest-bearing bank deposit account. The Company considers all liquid short-term investments with maturities of less than three months when acquired to be cash equivalents. The Company had no cash equivalents at June 30, 2025 and 2024.

Fair Values of Financial Instruments

The carrying amount of our cash, accounts payable, accounts receivable, and accrued liabilities approximate their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the line of credit agreement approximates its fair values as interest approximates current market interest rates for similar instruments. Management has concluded that it is not practical to determine the estimated fair value of amounts due to related parties because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The Company does not have any other assets or liabilities that are measured at fair value on a recurring or non-recurring basis.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. The Company has not experienced significant issues related to the collection of its accounts receivable. As of June 30, 2025 and 2024, the Company has an allowance for credit losses of $68,000 and $55,000, respectively.

Inventories

Inventories consist primarily of battery management systems and the related subcomponents and are stated at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates inventories to determine if write-downs are necessary due to obsolescence or if the inventory levels are in excess of anticipated demand at market value based on consideration of historical sales and product development plans. The Company recorded an adjustment related to obsolete inventory in the amount of approximately $534,000 and $490,000 during the years ended June 30, 2025 and 2024, respectively. Inventories at June 30, 2025 and 2024 are net of inventory obsolescence write-downs of $1,551,000 and $2,677,000, respectively.

F-9

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets ranging from three to five years, or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term.

Stock-based Compensation

Pursuant to the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718-10, Compensation-Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

Common stock or equity instruments such as warrants issued for services to non-employees are valued at their estimated fair value at the measurement date (the date when a firm commitment for performance of the services is reached, typically the date of issuance, or when performance is complete). If the total value exceeds the par value of the stock issued, the value in excess of the par value is added to the additional paid-in-capital.

Revenue Recognition

The Company recognizes revenue in accordance to the ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) for all contracts. The Company derives its revenue from the sale of products to customers. The Company sells its products primarily through a distribution network of equipment dealers, OEMs and battery distributors in primarily North America. The Company recognizes revenue for the products when all significant risks and rewards have been transferred to the customer, there is no continuing managerial involvement associated with ownership of the goods sold is retained, no effective control over the goods sold is retained, the amount of revenue can be measured reliably, it is probable that the economic benefits associated with the transactions will flow to the Company and the costs incurred or to be incurred with respect to the transaction can be measured reliably.

Product revenue is recognized as a distinct single performance obligation which represents the point in time that a customer receives delivery of our products. Our customers do have a right to return product, but our returns have historically been minimal.

Product Warranties

The Company evaluates its exposure to product warranty obligations based on historical experience. Our products, primarily lift equipment packs, are warrantied for five years unless modified by a separate agreement. As of June 30, 2025 and 2024, the Company carried warranty liability of approximately $3,377,000 and $3,018,000, respectively, which is included in accrued expenses on the Company’s consolidated balance sheets.

Impairment of Long-lived Assets

In accordance with authoritative guidance for the impairment or disposal of long-lived assets, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows.

If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. The Company believes that no impairment indicators were present, and accordingly no impairment losses were recognized during the fiscal years ended June 30, 2025 and 2024.

Research and Development

The Company is actively engaged in new product development efforts. Research and development costs relating to possible future products are expensed as incurred.

F-10

Income Taxes

Pursuant to FASB ASC Topic No. 740, Income Taxes, deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse. The Company has analyzed filing positions in all of the federal and state jurisdictions where the Company is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result, no unrecognized tax benefits have been identified as of June 30, 2025 and 2024, and, accordingly, no additional tax liabilities have been recorded.

The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Net Loss Per Common Share

The Company calculates basic loss per common share by dividing net loss by the weighted average number of common shares outstanding during the periods. Diluted loss per common share includes the impact from all dilutive potential common shares relating to outstanding convertible securities.

For the fiscal years ended June 30, 2025 and 2024, basic and diluted weighted-average common shares outstanding were 16,717,761 and 16,548,533, respectively. The Company incurred a net loss for the fiscal years ended June 30, 2025 and 2024; therefore, basic and diluted loss per share for each fiscal year was the same because potential common share equivalents would have been anti-dilutive. The potentially dilutive common shares outstanding at June 30, 2025 and 2024 that were excluded from diluted weighted-average common shares outstanding represent shares underlying outstanding stock options, RSUs and warrants, as follows:

	June 30,
	2025	2024
Stock options	796,660	1,605,060
RSUs	200,000	114,666
Warrants	1,413,110	1,413,110
	2,409,770	3,132,836

Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires retrospective disclosure of significant segment expenses and other segment items on an annual and interim basis. Additionally, it requires disclosure of the title and position of the Chief Operating Decision Maker (“CODM”). This ASU is effective annually for the Company’s fiscal year ended June 30, 2025 and for interim periods thereafter. The Company adopted this standard for the year ended June 30, 2025 and the adoption did not have a material impact on the Company’s consolidated financial statements. See Note 13 – Segment Information for further information.

Recently Issued Accounting Pronouncements

Management has considered all recent accounting pronouncements not yet adopted in the Company’s consolidated financial statements. In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Topic 220): Disaggregation of Income Statement Expenses, which requires additional disclosure of certain amounts included in the expense captions presented on the statement of operations, as well as disclosures about selling expenses. The ASU is effective on a prospective basis, with the option for retrospective application, for the Company’s fiscal year ending June 30, 2028 and interim periods thereafter. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is evaluating the disclosure requirements related to the new standard.

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires more detailed income tax disclosures. The guidance requires entities to disclose disaggregated information about their effective tax rate reconciliation as well as expanded information on income taxes paid by jurisdiction. The disclosure requirements will be applied on a prospective basis, with the option to apply them retrospectively. The standard is effective for the Company’ fiscal year ending June 30, 2026, with early adoption permitted. The Company is evaluating the disclosure requirements related to the new standard.

F-11

NOTE 3 – INVENTORIES

Inventories consist of the following:

	June 30,
	2025	2024
Raw materials	$13,471,000	$12,850,000
Work in process	513,000	474,000
Finished goods	3,247,000	3,653,000
	$17,231,000	$16,977,000

Inventories consist primarily of our energy storage systems and the related subcomponents, and are stated at the lower of cost or net realizable value.

NOTE 4 – OTHER CURRENT ASSETS

Other current assets consist of the following:

	June 30,
	2025	2024
Lawsuit insurance receivable	$1,486,000	$–
Prepaid insurance	104,000	419,000
Prepaid expenses	17,000	181,000
Other	258,000	345,000
	$1,865,000	$945,000

NOTE 5 – ACCRUED EXPENSES

Accrued expenses consist of the following:

	June 30,
	2025	2024
Warranty liability	$3,377,000	$3,018,000
Lawsuit settlements liability	2,175,000	–
Payroll and bonus accrual	1,024,000	471,000
PTO accrual	482,000	437,000
	$7,058,000	$3,926,000

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consist of the following:

	June 30,
	2025	2024
Machinery and equipment	$1,534,000	$1,352,000
Office equipment	3,261,000	2,690,000
Furniture and equipment	274,000	274,000
Leasehold improvements	150,000	148,000
CIP	4,000	106,000
Property, plant and equipment, gross	5,223,000	4,570,000
Less: accumulated depreciation	(3,669,000)	(2,821,000)
	$1,554,000	$1,749,000

F-12

Depreciation expense on property, plant and equipment was approximately $848,000 and $1,045,000 for the fiscal years ended June 30, 2025 and 2024, respectively, and is included in selling and administrative expenses in the accompanying consolidated statements of operations.

NOTE 7 – NOTES PAYABLE

Revolving Line of Credit

Gibraltar Business Capital (“GBC”) Credit Facility

On July 28, 2023, the Company entered into a Loan and Security Agreement (the “Agreement”) with GBC. The Agreement provides the Company with a senior secured revolving loan facility for up to $15.0 million (the “Revolving Loan Commitment”). The revolving amount available under the GBC Credit Facility is equal to the lesser of the Revolving Loan Commitment and the borrowing base amount (as defined in the Agreement). The GBC Credit Facility is evidenced by a revolving note, which, as amended, matures on July 31, 2027  (the “Maturity Date”), unless extended, modified or renewed (the “Revolving Note”). Provided that there is no event of default, the Maturity Date can automatically be extended for a one-year period upon payment of a renewal fee for each such extension in the amount of three-quarters of one percent (0.75%) of the Revolving Loan Commitment, which fee will be due and payable on or before the applicable Maturity Date.

In addition, subject to conditions and terms set forth in the Agreement, the Company may request an increase in the Revolving Loan Commitment from time to time upon not less than 30 days’ notice to GBC which increase may be made at the sole discretion of GBC, as long as: (a) the requested increase is in a minimum amount of $1,000,000, and (b) the total increases do not exceed $5,000,000 and no more than five (5) increases are made. Outstanding principal under the GBC Credit Facility accrues interest at Secured Overnight Financing Rate (“SOFR”, as defined in the Agreement) plus five and one half of one percent (5.50%) per annum with such interest payment due monthly on the last day of the month. In the event of default, the amounts due under the Agreement bear interest at a rate per annum equal to three percent (3.0%) above the rate that is otherwise applicable to such amounts. The Company paid GBC a non-refundable closing fee for the GBC Credit Facility of $112,500 upon the execution of the Agreement. In addition, the Company is required to pay a monthly unused line fee equal to one-half of one percent (0.50%) per annum on the difference between the Revolving Loan Commitment and the average outstanding principal balance of the revolving loan(s) for such month. The obligations under the GBC Credit Facility may be prepaid in whole or in part at any time upon an exit fee of (a) two percent (2.00%) of the Revolving Loan Commitment if the obligations are paid in full during the first year after the closing date, or (b) one percent (1.00%) of the Revolving Loan Commitment if the obligations are paid in full one year after the closing date, provided, that, the exit fee will be waived if such prepayment occurs in connection with the refinancing of the obligations with Bank of America, N.A., as lender.

On November 2, 2023, the Company entered into the First Amendment to the Loan and Security Agreement (the “First Amendment”) with GBC, which amended certain definition of the Subordinated Debt referenced in the Loan and Security Agreement dated July 28, 2023 as Subordinated Debt owed by the Company to Cleveland Capital L.P. (“Cleveland”) pursuant to that certain Subordinated Unsecured Promissory Note, dated as of November 1, 2023, in the aggregate principal amount of $2,000,000.

On January 30, 2024, the Company entered into Amendment No. 2 to the Loan and Security Agreement (the “Second Amendment”) with GBC, which amended certain terms of the Loan and Security Agreement dated July 28, 2023, including but not limited to, (i) increasing the commitment amount from $15.0 million to $16.0 million, (ii) adding an additional non-refundable closing fee in the amount of $7,500 in cash for the increase in the commitment amount to $16 million, (iii) amending the definition of “Eligible Accounts;” and (iv) amending the EBITDA Minimum financial covenant of the Company. In consideration for the Second Amendment, the Company agreed to pay GBC a non-refundable amendment fee of $10,000 in cash, in addition to the $7,500 non-refundable closing fee paid.

The loans and other obligations of the Company under the GBC Credit Facility are secured by substantially all of the tangible and intangible assets of the Company (including, without limitation, intellectual property) pursuant to the terms of the Agreement and the Intellectual Property Security Agreement entered into by and among the Company and GBC on July 28, 2023. During the years ended June 30, 2025 and 2024, the Company had multiple drawdowns under the GBC Credit Facility totaling $64.5 million and $65.8 million, respectively, inclusive of the full repayment of the SVB Credit Facility, and made multiple repayments totaling $64.7 million and $52.0 million, respectively. As of June 30, 2025, the outstanding balance under the GBC Credit Facility was approximately $13.6 million, with up to $2.4 million available for future borrowings, subject to borrowing base limitations.

F-13

In April 2024, the Company notified GBC of a certain event of default with respect to the Company’s anticipated failure to maintain the EBITDA covenant for the trailing three (3) month period ended April 30, 2024 (the “Default”). On May 8, 2024, the Company received a Waiver, which waived the Default, subject to satisfaction of the following conditions: (i) receipt of a counterpart of the Waiver duly executed by the Company; (ii) receipt of the waiver fee of $20,000; (iii) receipt of the representations and warranties from the Company that after giving effect to the Waiver, the representations and warranties contained in the Agreement, the Waiver and the other Loan Documents shall be true and correct; and (iv) after giving effect to the Waiver, no additional event of default shall have occurred and be continuing on and as of the effective date of the Waiver.

On May 31, 2024, the Company entered into Amendment No. 3 to the Loan and Security Agreement (the “Third Amendment”) with GBC which amended certain terms of the Loan and Security Agreement dated July 28, 2023, including but not limited to amending the EBITDA Minimum financial covenant of the Company. In consideration for the Third Amendment, the Company agreed to pay GBC a non-refundable amendment fee of $50,000 in cash.

On August 30, 2024, GBC agreed to waive the Company’s non-compliance with, and the effects of its non-compliance under, various representations, financial covenants and non-financial covenants relating to our financial restatements (the “August Waiver”).

The filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 with the SEC was due on September 30, 2024 but was not filed until January 29, 2025. The Company’s failure to file its Annual Report in a timely manner resulted in an event of default with respect to a covenant under the Loan and Security Agreement with GBC to timely deliver a copy of the Company’s annual audited financial statements. Additionally, the Company notified GBC that it appeared likely that as a result of the restatement it would fail to maintain the EBITDA covenant for the trailing three (3) month periods ended May 31, 2024 and July 31, 2024, or Default. On January 17, 2025, the Company received a Waiver (the “January Waiver”), which waived the Defaults, subject to satisfaction of the following conditions, which have been met: (i) receipt of a counterpart of the January Waiver duly executed by the Company; and (ii) receipt of a waiver fee of $25,000; and (iii) receipt of the representations and warranties from the Company that after giving effect to the Waiver, the representations and warranties contained in the Agreement, the Waiver and the other Loan Documents shall be true and correct; and (iv) after giving effect to the January Waiver, no additional event of default shall have occurred and be continuing on and as of the effective date of the January Waiver.

On January 22, 2025, the Company entered into Amendment No. 4 to the Loan and Security Agreement (the “Fourth Amendment”) with GBC which amended certain terms of the Loan and Security Agreement dated July 28, 2023, as amended, relating to the EBITDA Minimum financial covenant of the Company. In consideration for the Fourth Amendment, the Company agreed to pay GBC a non-refundable amendment fee of $50,000 in cash, as follows: (i) $25,000 paid on March 1, 2025, and (ii) $25,000 paid on April 1, 2025.

On July 16, 2025, the Company entered into Amendment No. 5 to the Loan and Security Agreement (the “Fifth Amendment”) with GBC which amended certain terms relating to the maturity date set forth under the Loan and Security Agreement dated July 28, 2023, as amended. Pursuant to the Fifth Amendment, GBC and the Company agreed to amend the definition of the maturity date to August 31, 2025, unless otherwise extended pursuant to the terms of the Loan Agreement, provided however, upon the occurrence of either (i) an extension of the due date of the Company’s Subordinated Unsecured Promissory Note, as amended, with Cleveland Capital, L.P. (“the Cleveland Note”) to a date no earlier than September 29, 2027, or (ii) the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Registrant, the maturity date will automatically extend to July 31, 2027. See Note 8 – Related Party Debt Agreements for additional information pertaining to the Cleveland Note. In consideration for the Fifth Amendment, we agreed to pay GBC a non-refundable amendment fee of $112,500.

On September 4, 2025, we entered into Amendment No. 6 to Loan Agreement (the “Sixth Amendment”), with the effective date of August 31, 2025, which amended certain terms of the Loan Agreement, including (i) modifications to the EBITDA minimum financial covenant of the Company, and (ii) an extension of the maturity date from August 31, 2025 to September 15, 2025, subject to acceleration or further extension pursuant to the terms of the Loan Agreement.  Upon the closing of the Private Placement on September 15, 2025, all the outstanding obligations under the Cleveland Note were applied in full towards satisfaction of the subscription by Cleveland in the Private Placement. Upon the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the Maturity Date of the Revolving Note was automatically extended to July 31, 2027.

As a result of the aforementioned waivers and amendments, and extension of the Maturity Date to July 31, 2027, we expect that the revolving credit facility will remain available subject to meeting certain lending criteria under the Loan Agreement.

Silicon Valley Bank Credit Facility

On November 9, 2020, the Company entered into a Loan and Security Agreement (“Loan and Security Agreement”) with Silicon Valley Bank (“SVB”).

On October 29, 2021, the Company entered into a First Amendment to the Loan and Security Agreement (“First Amendment” and together with the Agreement, the “Loan Agreement”) with SVB which amended certain terms of the Agreement including, but not limited to, increasing the amount of the revolving line of credit from $4.0 million to $6.0 million, and extending the maturity date to November 7, 2022. The First Amendment provided the Company with a senior secured credit facility for up to $6.0 million available on a revolving basis (“Revolving LOC”). Outstanding principal under the Revolving LOC accrued interest at a floating rate per annum equal to the greater of (i) Prime Rate plus two and a half percent (2.50%), or (ii) five and three-quarters percent (5.75%). The Company paid a non-refundable commitment fee of $15,000 upon execution of the Agreement and an additional non-refundable commitment fee of $22,500 in connection with the First Amendment.

F-14

On June 23, 2022, the Company entered into a Second Amendment to the Loan and Security Agreement (“Second Amendment” and together with the Loan Agreement, the “Second Amended Loan Agreement”) with SVB, which amended certain terms of the Loan Agreement, including but not limited to, (i) increasing the amount of the revolving line of credit to $8.0 million, (ii) changing the financial covenants of the Company from one based on tangible net worth to another based on adjusted EBITDA (as defined in the Second Amendment) on a trailing six (6) month basis and liquidity ratio certified as of the end of each month pursuant to the calculations set forth therein, and (iii) allowing for the assignment and transfer by SVB of all of its obligations, rights and benefits under the Agreement and Loan Documents (as defined in the Agreement and except for the Warrants).

In addition, under the Second Amendment, the interest rate terms for the outstanding principal under the Revolving LOC were amended to accrue interest at a floating per annum rate equal to the greater of either (A) Prime Rate plus three and one-half of one percent (3.50%) or (B) seven and one-half of one percent (7.50%). Interest payments are due monthly on the last day of the month. In addition, the Company is required to pay a quarterly unused facility fee equal to one-quarter of one percent (0.25%) per annum of the average daily unused portion of the $8.0 million commitment under the SVB Credit Facility, depending upon availability of borrowings under the Revolving LOC. Pursuant to the Second Amendment, the Company paid SVB a non-refundable amendment fee of $5,000 and SVB’s legal fees and expenses incurred in connection with the Second Amendment.

In connection with the Second Amendment, the Company issued a twelve-year warrant to SVB and its designee, SVB Financial Group, to purchase up to 40,806 shares of common stock of the Company at an exercise price of $2.23 per share pursuant to the terms set forth therein.

On November 7, 2022, the Company entered into a Third Amendment to the Loan and Security Agreement (“Third Amendment”) with SVB, which amended certain terms of the Second Amended Loan Agreement (together with the Third Amendment, the “Third Amended Loan Agreement”), including but not limited to, (i) extending the maturity date from November 7, 2022 to May 7, 2023 (the “Extension Period”), (ii) amending the financial covenants of the Company to cover the Extension Period and to include a liquidity ratio financial covenant, and (iii) amending the definition of Permitted Liens (as defined in the Third Amendment). Pursuant to the Third Amendment, the Company paid SVB a non-refundable amendment fee of $12,500 and SVB’s legal fees and expenses incurred in connection with the Third Amendment.

On January 10, 2023, the Company entered into a Fourth Amendment to the Loan and Security Agreement (the “Fourth Amendment”) with SVB, which amended certain terms of the Third Amended Loan Agreement including but not limited to, (i) increasing the amount of the SVB Credit Facility from $8.0 million to $14.0 million, (ii) removing the liquidity ratio financial covenant of the Company under Section 6.9 of the Third Amended Loan Agreement, (iii) amending the definition of Borrowing Base (as defined in the Fourth Amendment), which includes a new defined term for Net Orderly Liquidation Value (as defined in the Fourth Amendment), and (iv) removing certain defined liquidity terms under Section 13.1 of the Third Amended Loan Agreement. Pursuant to the Fourth Amendment, the Company paid SVB a non-refundable amendment fee of $10,000 and SVB’s legal fees and expenses incurred in connection with the Fourth Amendment.

On April 27, 2023, the Company entered into a Fifth Amendment to the Loan and Security Agreement (the “Fifth Amendment”) with SVB which further amended certain terms of the credit facility (together with the Fifth Amendment, the “Agreement”), including but not limited to, (i) extending the maturity date from May 7, 2023 to December 31, 2023 (the “2023 Extension Period”), (ii) amending the EBITDA financial covenant of the Company to cover the 2023 Extension Period, and (iii) amending the definition of EBITDA (as defined in the Fifth Amendment). Pursuant to the Fifth Amendment, the Company agreed to pay SVB a non-refundable amendment fee of Thirty Thousand Dollars ($30,000) and SVB’s legal fees and expenses incurred in connection with the Fifth Amendment. In addition, SVB also agreed to waive compliance by the Company of the former EBITDA financial covenant as of the month ended March 31, 2023.

On July 28, 2023, the Company repaid in full all principal outstanding under the SVB Credit Facility, together with all accrued and unpaid interest and related fees, with a portion of the funds from the GBC Credit Facility and terminated the Loan and Security Agreement with SVB, as amended. During the three months ended September 30, 2023, the Company had multiple Revolving LOC drawdowns totaling $1.4 million and multiple Revolving LOC payments totaling $11.3 million inclusive of the final repayment of the LOC in full.

F-15

NOTE 8 – RELATED PARTY DEBT AGREEMENTS

Subordinated Line of Credit Facilities

Cleveland Capital, L.P. Credit Facility

On November 2, 2023, the Company entered into a Credit Facility Agreement (the “Credit Facility”) with Cleveland Capital, L.P., (“Cleveland”), a related party due to equity ownership. The Credit Facility provides the Company with a line of credit of up to $2,000,000 for working capital purposes (“2023 Subordinated LOC”). In connection with the LOC, the Company issued a subordinated unsecured promissory note for $2,000,000 (the “Commitment Amount”) in favor of Cleveland (the “Note”).

Pursuant to the terms of the Credit Facility, Cleveland agreed to make loans (each such loan, an “Advance”) up to such Lender’s Commitment Amount to the Company from time to time, until July 31, 2027  (the “Due Date”). The Note accrues interest at Secured Overnight Financing Rate plus nine percent (9%) per annum on each Advance from and after the date of disbursement of such Advance. All indebtedness, obligations and liabilities of the Company to Cleveland are subject to the rights of Gibraltar Business Capital, LLC (together with its successors and assigns, “GBC”), pursuant to a Subordination Agreement dated on or about November 2, 2023, by and between Cleveland and GBC (the “Subordination Agreement”). Subject to the Subordination Agreement, the Company may, from time to time, prior to the Due Date, draw down, repay, and re-borrow on the Note, by giving notice to Cleveland of the amount to be requested to be drawn down. Subject to the Subordination Agreement, the Note is payable upon the earlier of (i) the Due Date or (ii) on occurrence of an event of Default (as defined in the Note).

As consideration of Cleveland’s commitment to provide the Advances to the Company, the Company issued Cleveland warrants to purchase 41,196 shares of common stock (the “Warrants”) which rights are represented by a warrant certificate (“Warrant Certificate”). Subject to certain ownership limitations, the Warrants are exercisable immediately from the date of issuance, expire on the five (5) year anniversary of the date of issuance and have an exercise price of $3.24 per share. The exercise price of the Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the common stock. In the event of a Triggering Event (as defined in the Warrant Certificate), the holder of the Warrants will be entitled to exercise the Warrants and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Triggering Event if such holder had exercised the rights represented by the Warrant Certificate immediately prior to the Triggering Event. Additionally, upon the holder’s request, the continuing or surviving corporation as a result of such Triggering Event will issue to such holder a new warrant of like tenor evidencing the right to purchase the adjusted amount of securities, cash or property and the adjusted warrant price. See Note 9 – Stockholders’ Equity (Deficit).

On July 16, 2025, the Company and Cleveland entered into the First Amendment to the Note (“First Amendment”). The First Amendment amended the due date set forth in the Note dated November 2, 2023 (“Original Note”) and as amended by the First Amendment, the Note issued by the Registrant to Cleveland in connection with the Credit Facility Agreement dated November 2, 2023, by and between Cleveland and the Registrant. Pursuant to the First Amendment, the due date under the Original Note was changed from August 15, 2025 to September 30, 2025.

As of June 30, 2025 and 2024, the outstanding balance under the Cleveland Credit Facility was $1,000,000 and zero, respectively.

2022 Subordinated LOC

On May 11, 2022, the Company entered into a Credit Facility Agreement (the “Subordinated LOC”) with Cleveland, Herndon Plant Oakley, Ltd., (“HPO”), and other lenders (together with Cleveland and HPO, the “Lenders”). The Subordinated LOC provides the Company with a short-term line of credit not less than $3,000,000 and not more than $5,000,000, the proceeds of which shall be used by the Company for working capital purposes. In connection with the Subordinated LOC, the Company issued a separate subordinated unsecured promissory note in favor of each respective Lender (each promissory note, a “Note”) for each Lender’s commitment amount (each such commitment amount, a “Commitment Amount”).

F-16

Pursuant to the terms of the Subordinated LOC, each Lender severally agrees to make loans (each such loan, an “Advance”) up to such Lender’s Commitment Amount to the Company from time to time, until December 31, 2022 (the “Due Date”). On December 15, 2022, the Board of Directors of the Company elected to extend the Due Date to December 31, 2023. The Company may, from time to time, prior to the Due Date, draw down, repay, and re-borrow on the Note, by giving notice to the Lenders of the amount to be requested to be drawn down.

Each Note bears an interest rate of 15.0% per annum on each Advance from and after the date of disbursement of such Advance and is payable on (i) the Due Date in cash or shares of common stock of the Company at the sole election of the Company, unless such Due Date is extended pursuant to the Note, or (ii) on occurrence of an event of Default (as defined in the Note). The Due Date may be extended (i) at the sole election of the Company for one (1) additional year period from the Due Date upon the payment of a commitment fee equal to two percent (2%) of the Commitment Amount to the Lender within thirty (30) days prior to the original Due Date, or (ii) by the Lenders in writing. In addition, each Lender signed a Subordination Agreement by and between the Lenders and SVB dated as of May 11, 2022 (the “Subordination Agreement”) for the purposes of subordinating the right to payment under the Note to SVB’s indebtedness by the Company now outstanding or hereinafter incurred. On December 15, 2022, the Board of Directors of the Company elected to extend the Due Date to December 31, 2023 and the Company paid the Lenders an extension fee in the aggregate amount of $80,000. On July 28, 2023, in conjunction with the concurrent termination of the SVB Revolving LOC and the entry into a new credit facility with Gibraltar Business Capital (“GBC”), each Lender signed a Subordination Agreement by and between the Lenders and GBC dated as of July 28, 2023 (the “GBC Subordination Agreement”) for the purposes of subordinating the right to payment under the Note to GBC’s indebtedness by the Company then incurred and outstanding or thereinafter incurred.

The Subordinated LOC includes customary representations, warranties and covenants by the Company and the Lenders. The Company has also agreed to pay the legal fees of Cleveland’s counsel in an amount up to $10,000. In addition, each Note also provides that, upon the occurrence of a Default, at the option of the Lenders, the entire outstanding principal balance, all accrued but unpaid interest and/or Late Charges (as defined in the Note) at once will become due and payable upon written notice to the Company by the Lenders.

In connection with entry into the Subordinated LOC, the Company paid to each Lender a one-time commitment fee in cash equal to 3.5% of such Lender’s Commitment Amount. In addition, in consideration of the Lenders’ commitment to provide the Advances to the Company, the Company issued the Lenders five-year warrants to purchase an aggregate of 128,000 shares of common stock at an exercise price of $2.53 per share that are, subject to certain ownership limitations, exercisable immediately (the “Warrants”) (the number of warrants issued to each Lender is equal to the product of (i) 160,000 shares of common stock multiplied by (ii) the ratio represented by each Lender’s Commitment Amount divided by the $5,000,000).

Pursuant to a selling agreement, dated as of May 11, 2022, the Company retained HPO as its placement agent in connection with the Subordinated LOC. As compensation for services rendered in conjunction with the Subordinated LOC, the Company paid HPO a finder fee equal to 3% of the Commitment Amount from each such Lender placed by HPO in cash.

On November 2, 2023, the Subordinated LOC was terminated. There were no borrowings or amounts outstanding under the Subordinated LOC at any time during the year ended June 30, 2024.

NOTE 9 – STOCKHOLDERS’ EQUITY (DEFICIT)

Authorized Shares of Common Stock

On May 28, 2025, the Company’s stockholders approved an increase in the number of authorized common shares to 75,000,000 shares from 30,000,000 shares.

F-17

Authorized Shares of Preferred Stock

As of June 30, 2025, there are no outstanding shares of the Company’s preferred stock.

On August 29, 2025, our stockholders approved the amendment and restatement of our Articles of Incorporation to, among other things, (i) increase the aggregate number of authorized shares of preferred stock from 500,000 to 3,000,000, $0.001 par value per share (“Preferred Stock”), and (ii) grant the Board authority to fix the rights and preferences of the preferred stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock”, $0.001 par value per share (the “Series A Preferred Stock”), with rights, preferences, privileges and restrictions all as set forth in the Second Amended and Restated Certificate of Incorporation. The Second Amended and Restated Certificate of Incorporation was filed with the State of Nevada on September 10, 2025.

Warrants

In connection with the Company’s Registered Direct Offering (“RDO”) in September 2021, the Company issued five-year warrants to the RDO investors to purchase up to 1,071,430 shares of the Company’s common stock at an exercise price of $7.00 per share and were estimated to have a fair value of approximately $3,874,000. The warrants were exercisable immediately and are limited to beneficial ownership of 4.99% at any point in time in accordance with the warrant agreement.

In May 2022 and in conjunction with entry into a credit facility with Cleveland, HPO, and other lenders (together with Cleveland and HPO, the “Lenders”), the Company issued five-year warrants to the Lenders to purchase up to 128,000 shares of the Company’s common stock at an exercise price of $2.53 per share and had a fair value of approximately $173,000.

In June 2022 and in conjunction with the entry into the Second Amendment to the Loan and Security Agreement with SVB, the Company issued twelve-year warrants to SVB and its designee, SVB Financial Group, to purchase up to 40,806 shares of the Company’s common stock at an exercise price of $2.23 per share and had a fair value of approximately $80,000.

In November 2023 and in conjunction with the entry into the 2023 Subordinated LOC, the Company issued five-year warrants to Cleveland Capital, L.P. to purchase up to 41,196 shares of the Company’s common stock at an exercise price of $3.24 per share with a fair value of approximately $92,000.

Warrant detail for the year ended June 30, 2025 is reflected below:

	Number of Warrants	Weighted Average Exercise Price Per Warrant	Weighted Average Remaining Contract Term (# years)
Outstanding and exercisable at June 30, 2024	1,413,110	$6.14
Issued	-	-
Exercised	-	-
Forfeited and cancelled	–	–
Outstanding and exercisable at June 30, 2025	1,413,110	6.14	1.48

F-18

Warrant detail for the year ended June 30, 2024 is reflected below:

	Number of Warrants	Weighted Average Exercise Price Per Warrant	Weighted Average Remaining Contract Term (# years)
Outstanding and exercisable at June 30, 2023	1,455,119	$6.10
Issued	41,196	3.24
Exercised	-	-
Forfeited and cancelled	(83,205)	4.00
Outstanding and exercisable at June 30, 2024	1,413,110	6.14	2.48

The Company uses the Black-Scholes valuation model to calculate the fair value of warrants. The fair value of warrants was measured at the issuance date using the assumptions in the table below:

	Year ended June 30,
	2025(1)	2024
Expected volatility		83.70%
Risk free interest rate		4.65%
Dividend yield		-%
Expected term (years)		5.00

(1)	No warrants were issued during the year ended June 30, 2025.

Equity Award Plans

On February 17, 2015, the Company’s stockholders approved the 2014 Equity Incentive Plan (the “2014 Plan”). The 2014 Plan offers certain employees, directors, and consultants the opportunity to acquire the Company’s common stock subject to vesting requirements and serves to encourage such persons to remain employed by the Company and to attract new employees. The 2014 Plan expired on November 26, 2024, at which time no future stock or stock option awards could be granted

On April 29, 2021, the Company’s stockholders approved the 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan authorizes the issuance of awards for up to 2,000,000 shares of common stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates. As of June 30, 2025, 1,133,892 shares of the Company’s common stock were available for future grants under the 2021 Plan.

On May 28, 2025, the Company’s stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan authorizes the issuance of awards for up to 1,000,000 shares of common stock in the form of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock units, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates. As of June 30, 2025, 1,000,000 shares of the Company’s common stock were available for future grants under the 2025 Plan.

F-19

Stock Options

Activity in stock options during the year ended June 30, 2025 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)	Aggregate intrinsic Value	Weighted Average Grant Date Fair Value
Outstanding at June 30, 2024	1,605,060	$4.85
Granted	–	–
Exercised	–	–
Forfeited and cancelled	(808,400)	5.60
Outstanding at June 30, 2025	796,660	4.10	7.10
Exercisable at June 30, 2025	385,189	4.71	6.08

Activity in stock options during the year ended June 30, 2024 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)	Aggregate intrinsic Value	Weighted Average Grant Date Fair Value
Outstanding at June 30, 2023	973,400	$6.44
Granted	1,034,204	3.45			$2.24
Exercised	(100,104)	3.40		$97,593
Forfeited and cancelled	(302,440)	5.66
Outstanding at June 30, 2024	1,605,060	4.85	7.96
Exercisable at June 30, 2024	426,363	8.72	4.92

The Company uses the Black-Scholes valuation model to calculate the fair value of warrants. Weighted average annualized percentages and expected term inputs used in Black-Scholes valuations during the periods are listed below:

	Year ended June 30,
	2025(1)	2024
Expected volatility		80.06%
Risk free interest rate		4.86
Dividend yield		–
Expected term (years)		6.00

(1)	No stock options were granted during the year ended June 30, 2025.

Restricted Stock Units

On November 5, 2020, the Company’s Board of Directors approved an amendment to the 2014 Plan, to allow for grants of Restricted Stock Units (“RSUs”). Subject to vesting requirements set forth in the RSU Award Agreement, one share of common stock is issuable for one vested RSU. On April 18, 2024, a total of 68,228 time-based RSUs were authorized by the Company’s Board of Directors to be granted to the Company’s four non-executive directors under the amended 2014 Plan and the 2021 Plan. On May 28, 2025, a total of 200,000 time-based RSUs were authorized by the Company’s Board of Directors to be granted to the Company’s four non-executive directors under the 2021 Plan.

Activity in RSUs during the year ended June 30, 2025 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2024	114,666	$5.56
Granted	200,000	1.60
Vested and settled	(102,896)	5.28
Forfeited and cancelled	(11,770)	8.00
Outstanding at June 30, 2025	200,000	1.60	0.91

F-20

Activity in RSUs during the year ended June 30, 2024 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2023	193,749	$6.09
Granted	68,228	4.25
Vested and settled	(136,956)	5.55
Forfeited and cancelled	(10,355)	6.91
Outstanding at June 30, 2024	114,666	5.56	0.61

Employee Stock Purchase Plan

On March 6, 2023, the Company’s Board of Directors approved the 2023 Employee Stock Purchase Plan (the “2023 ESPP”), and on April 20, 2023, the 2023 ESPP was approved by the Company’s stockholders. The 2023 ESPP enables eligible employees of the Company and certain of its subsidiaries (a “Participating Subsidiary”) to use payroll deductions to purchase shares of the Company’s common stock and acquire an ownership interest in the Company. The maximum aggregate number of shares of the Company’s common stock that have been reserved as authorized for the grant of options under the 2023 ESPP is 350,000 shares, subject to adjustment as provided for in the 2023 ESPP. Participation in the 2023 ESPP is voluntary and is limited to eligible employees (as such term is defined in the 2023 ESPP) of the Company or a Participating Subsidiary who (i) has been employed by the Company or a Participating Subsidiary for at least 90 days and (ii) is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. Each eligible employee may authorize payroll deductions of one to 15% of the eligible employee’s compensation on each pay day to be used to purchase up to 1,500 shares of common stock for the employee’s account occurring during an offering period. The 2023 ESPP has a term of ten (10) years commencing on April 20, 2023, the date of approval by the Company’s stockholders, unless otherwise earlier terminated.

Under the provisions of the 2023 ESPP, participants purchase common stock at 85% of the closing price of the Company’s common stock at the start or end of each six-month offering period, whichever is lower. On March 31, 2025, participants in the offering period ending March 31, 2025 purchased 29,350 shares of common stock at $1.46 per share. On March 28, 2025, participants in the offering period ending September 30, 2024 purchased 20,987 shares of common stock at $2.58 per share. While the purchase price for the offering period ending September 30, 2024 under the 2023 ESPP had been established as of September 30, 2024, the Company was unable to issue shares of its common stock until it became current with its required SEC filings. On March 28, 2024, participants in the offering period ending March 28, 2024 purchased 37,543 shares of common stock at $2.80 per share. At June 30, 2025, there were 252,120 shares of the Company’s common stock available for grant under the 2023 ESPP.

Stock-based Compensation

Stock-based compensation expense for the fiscal years ended June 30, 2025 and 2024 represents the estimated fair value of stock options and RSUs at the time of grant, and ESPP shares at the beginning of each offering period, amortized under the straight-line method over the expected vesting period and reduced for estimated forfeitures of options and RSUs. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from original estimates. At June 30, 2025, the aggregate intrinsic value of exercisable stock options was zero.

The following table summarizes stock-based compensation expense for employee and non-employee stock option and RSU grants and ESPP participation:

	Year ended June 30,
	2025	2024
Research and development	$127,000	$236,000
Selling and administrative	852,000	1,335,000
Total stock-based compensation expense	$979,000	$1,571,000

F-21

At June 30, 2025, the unamortized stock-based compensation expense relating to outstanding stock options and RSUs was approximately $729,000 and $312,000, respectively, and these amounts are expected to be expensed over the weighted-average remaining recognition period of 1.1 years and 0.9 years, respectively.

NOTE 10 – INCOME TAXES

Pursuant to the provisions of FASB ASC Topic No. 740 Income Taxes (“ASC 740”), deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss and tax credit carryforwards. A valuation allowance of approximately $27,508,000 and $26,483,000 has been established to offset the net deferred tax assets as of June 30, 2025 and 2024, respectively, due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets.

The Company is subject to taxation in the United States, California and Georgia. The Company’s tax years from 2010 and forward are subject to examination by the federal and state taxing authorities due to the carry forward of unutilized net operating losses and research and development credits, as applicable.

The Company has primarily incurred losses since inception. A current state income tax provision of $4,000 has been recorded for state minimum and net worth taxes. Significant components of the Company’s net deferred tax assets and liabilities are shown in the table below.

	Year ended June 30,
	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$22,222,000	$21,553,000
Research and development credit carryforward	27,000	27,000
Capitalized research and development expenses	2,323,000	1,987,000
Stock compensation	20,000	638,000
Disallowed interest expense	740,000	431,000
Lease liability	322,000	567,000
Other, net	2,138,000	1,785,000
Gross deferred tax assets	27,792,000	26,988,000
Less valuation allowance	(27,508,000)	(26,483,000)
Total deferred tax assets	284,000	505,000

Deferred tax liabilities:
Right of use asset	(284,000)	(505,000)
Total deferred tax liabilities	(284,000)	(505,000)
Total net deferred tax liabilities	$–	$–

At June 30, 2025, the Company had unused net operating loss (“NOL”) carryovers of approximately $77,171,000 and $87,399,000 that are available to offset future federal and state taxable income, respectively. Federal NOL carryforwards arising after 2017 of approximately $54,763,000 do not expire. Federal NOL carryforwards arising before 2018 of approximately $22,408,000 and all of the state NOL carryforwards begin to expire in 2030.

F-22

The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate at June 30, 2025 and 2024, due to the following:

	Year ended June 30,
	2025	2024
Federal income taxes at 21%	$(1,401,000)	$(1,749,000)
State income taxes, net	(223,000)	(546,000)
Permanent differences and other	178,000	241,000
Other true ups	425,000	270,000
Change in valuation allowance	1,025,000	1,787,000
Provision for income taxes	$4,000	$3,000

Internal Revenue Code Section 382 limits the use of our net operating loss carryforwards if there has been a cumulative change in ownership of more than 50% within a three-year period. The Company has not yet completed a Section 382 study. If such analysis determines there is a limitation on the use of net operating loss carryforwards to offset future taxable income, the recorded deferred tax asset relating to such net operating loss carryforwards will be reduced. However, as the Company has recorded a full valuation allowance against its net deferred tax assets, there would be no impact on the Company’s consolidated financial statements as of June 30, 2025 and 2024.

Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. In accordance with ASC 740, there are no unrecognized tax benefits as of June 30, 2025 and 2024.

NOTE 11 – CONCENTRATIONS

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and unsecured trade accounts receivable. The Company maintains cash balances in non-interest-bearing bank deposit accounts at a California commercial bank. The Company’s cash balance at this institution is secured by the Federal Deposit Insurance Corporation up to $250,000. As of June 30, 2025 and 2024, cash was approximately $1,334,000 and $643,000, respectively. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

Customer Concentrations

During the year ended June 30, 2025, the Company had three major customers that each represented more than 10% of its revenues on an individual basis, and together represented approximately $48,288,000 or 73% of its total revenues.

During the year ended June 30, 2024, the Company had three (3) major customers that each represented more than 10% of its revenues on an individual basis, and together represented approximately $47,178,000 or 78% of its total revenues.

Suppliers/Vendor Concentrations

The Company obtains components and supplies included in its products from a group of suppliers. The Company does not manufacture the battery cells used in energy storage solutions. Battery cells, which are an integral part of energy storage solutions, are sourced from a single manufacturer located in China. In response to business uncertainties resulting from tariffs and increased tariff levels imposed by the U.S. government on goods imported into the U.S., imports from the battery cell supplier in China were temporarily paused. The pause was short-lived as both parties quickly agreed to modified terms. At this time, neither the pause in shipments nor the modified terms have materially affected the Company’s operations. However, further escalation of tariffs between the U.S. and China could have a material effect on the Company’s ability to cost-effectively source from the supplier in China.

During the year ended June 30, 2025, the Company had one supplier who accounted for more than 10% of its total purchases which represented approximately $15,901,000 or 28% of its total purchases.

F-23

During the year ended June 30, 2024 the Company had one supplier who accounted for more than 10% of its total purchases which represented approximately $12,437,000 or 27% of its total purchases.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in any legal proceedings that may arise from time to time may harm the Company’s business. To the best of its knowledge, except for the legal proceedings disclosed below, there are no other material legal proceedings pending against the Company.

Securities Class Action

On November 1, 2024, plaintiff Asfa Kassam filed a purported federal securities class action complaint in the United States District Court, District of Nevada, captioned Kassam v. Flux Power Holdings, Inc. et al. (No. 2:24-cv-02051), against the Company, our Chief Executive Officer, Ronald F. Dutt, and our former Chief Financial Officer, Charles A. Scheiwe. The complaint generally alleges that the defendants made false and misleading statements in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. The action purports to be brought on behalf of those who purchased or otherwise acquired the Company’s publicly traded securities between November 11, 2022 and September 30, 2024, and seeks unspecified damages and other relief. On January 14, 2025, the court granted an unopposed motion to transfer the case to the Southern District of California for all further proceedings. On February 20, 2025, the court appointed Brandon Paulson to act as lead plaintiff for the putative class. On April 21, 2025, lead plaintiff filed an amended complaint. On May 12, 2025, the defendants filed motions to dismiss the amended complaint.

Following a mediation, on July 11, 2025, the parties entered into a settlement term sheet (the “Term Sheet”) to fully resolve the class action litigation. The settlement was subsequently memorialized in a definitive settlement agreement, executed on August 27, 2025, which was filed with the Court on August 28, 2025 in connection with an unopposed motion for preliminary approval of the settlement, which motion will be heard by the Court on October 23, 2025. In settling the class action, the Company is not admitting any liability and neither the Term Sheet nor the definitive settlement agreement constitutes an admission of liability or an admission regarding the accuracy of any allegation made by the plaintiffs. The settlement provides for, among other things, the final dismissal of the litigation and a release of claims against the Defendants in exchange for the Company establishing a $1.75 million escrowed settlement fund to cover payments to the settlement class, attorneys’ fees and settlement administration expenses

The settlement class will consist of all persons or entities who purchased publicly traded common stock of the Company between November 15, 2021 and February 14, 2025, but will exclude (i) persons who suffered no compensable losses; and (ii) the Defendants; present and former officers, directors, or control persons of the Company at all relevant times; members of their immediate families and their legal representatives, heirs, successors, predecessors, or assigns; present and former parents, subsidiaries, assigns, successors, and predecessors of the Company; and any entity in which any of the persons excluded hereunder has or had a controlling or majority ownership interest in the Company at any time. The plaintiff’s motion seeks certification of the settlement class, and, for settlement purposes only, Defendants will not object to certification of the action as a class action.

Final settlement is subject to, among other things, court approval of such agreement. If the settlement does not obtain approval, the parties agree that the settlement class will be decertified without prejudice, and that all the parties will revert to their pre-settlement positions.

We expect the Company’s liability insurers to directly fund approximately $1.15 million of the settlement fund. The Company estimates that it will contribute approximately $600,000 to the settlement fund as its remaining retention/deductible related to its insurance policy.

Stockholder Derivative Action

On January 7, 2025, plaintiff Ronald Pearl filed a purported stockholder derivative complaint in the United States District Court, District of Nevada, captioned Pearl v. Dutt, et al. (Case No. 2:25-cv-00042), against current and former officers and directors of the Company, naming the Company as a nominal defendant. The complaint generally arises out of the same allegations contained in the Kassam securities class action and alleges claims for breach of fiduciary duties and related claims. The action purports to be brought derivatively on behalf of the Company and seeks damages and other various relief. On February 19, 2025, the court granted an unopposed motion to transfer the case to the Southern District of California for all further proceedings (Case No. 3:25-cv-00373-W-JLB). On March 27, 2025, the parties filed a joint motion to stay the derivative action pending the underlying class action, which motion was granted on May 1, 2025. On April 1, 2025, the Court transferred the matter to Judge Ohta, as related to the Kassam securities class action (now captioned Case No. 3:25-cv-00373-JO-DDL).

F-24

Following a mediation, on July 11, 2025, the parties reached an agreement to resolve the derivative complaint in exchange for the Company implementing and maintaining certain corporate governance reforms and enhancements. In connection with the settlement, defendants agreed not to oppose a payment of attorneys’ fees and reimbursement of expenses for plaintiff’s counsel, and a service award for plaintiff, in the total amount of $425,000, subject to Court approval. On August 13, 2025, plaintiff filed an unopposed motion for preliminary approval of the settlement, which will be heard by the Court on October 16, 2025. In settling the derivative complaint, the defendants are not admitting any liability, and the settlement does not constitute an admission regarding the accuracy of any allegation made by the plaintiffs. Final settlement remains subject to, among other things, court approval. We expect the Company’s liability insurers to directly fund approximately $350,000 of the agreed upon attorney’s fees.

Employment Related Actions

On April 30, 2024, a former employee (the “Employee”) filed a class action complaint against the Company and Insperity, our third-party payroll service provider, in San Diego County Superior Court for claims including failure to pay minimum wage, failure to pay overtime, failure to provide meal periods, failure to provide rest breaks, failure to pay wages at separation, failure to provide accurate wage statements, failure to reimburse business expenses, failure to produce employment records and unfair competition, which he has purported to assert on behalf of himself and all other individuals who worked for the Company or Insperity, as non-exempt employees in California between April 30, 2020 and the present (the “Employment Proceeding”). On July 1, 2024, the Company filed an answer to the complaint that none of the asserted claims possessed any merit, contended that many of the asserted claims were subject to immediate dismissal, and contended that certain of the asserted claims were subject to binding arbitration. On October 14, 2024, the Employee elected to dismiss Insperity from the action without prejudice.

On July 5, 2024, the Employee filed a representative action complaint against the Company and Insperity in San Diego County Superior Court for Violation of Private Attorneys’ General Act (“PAGA”), seeking an unspecified amount of penalties and attorneys’ fees based on allegations that the Company violated certain California employment laws (the “PAGA Proceeding”). On August 8, 2024, the Company filed an answer to the complaint in which the Company denied that any of the asserted claims possessed any merit and contended that certain of the asserted claims were subject to binding arbitration.

On December 10, 2024, the Company and the Employee stipulated to the consolidation of Employment Lawsuit and the PAGA Action. As of the date hereof, both proceedings are currently pending consolidation by the court. Upon consolidation, the Company intends to move to have the Employee’s action claims dismissed, the Employee’s individual claims compelled to binding arbitration and the Employee’s representative PAGA claims stayed pending the arbitration of his individual claims. On October 22, 2024, the Employee elected to dismiss Insperity from the action without prejudice.

On January 25, 2024, in a separate action, a former CPM, LTD Inc. (“CPM”) employee filed a complaint against CPM, a third-party staffing service provider, Flux Power, Inc., and Flux Power Holdings, Inc. (collectively, the “Defendants”) in San Diego County Superior Court for claims including harassment, failure to prevent harassment, retaliation, wrongful termination, failure to provide meal periods and rest breaks, failure to provide accurate wage statements, and failure to pay wages at separation. CPM is a San Diego based staffing company that provided employees (including the plaintiff) to us. The plaintiff has alleged that we and CPM were “joint employers” to the plaintiff under California law and are jointly liable for the plaintiff’s claims. The plaintiff sought an unspecified amount of unpaid wages, statutory penalties, emotional distress damages, punitive damages, and attorneys’ fees from Defendants. On June 21, 2024, the Company filed an answer to the complaint in which the Company denied that any of the asserted claims possessed any merit and contended that certain of the asserted claims were subject to binding arbitration.  Following discussions, on April 28, 2025, the parties entered into a written settlement agreement that resolved all of the asserted claims.  Pursuant to that settlement, Defendants received a general release from the plaintiff, while expressly denying any wrongdoing whatsoever.  Thereafter, on May 6, 2025, the plaintiff dismissed the action with prejudice.

Operating Leases

On April 25, 2019 the Company signed a Standard Industrial/Commercial Multi-Tenant Lease (“the Lease”) with Accutek to rent approximately 45,600 square feet of industrial space at 2685 S. Melrose Drive, Vista, California. The Lease has an initial term of seven years and four months and commenced on or about June 28, 2019. The lease contains an option to extend the term for two periods of 24 months each, and the right of first refusal to lease an additional approximate 15,300 square feet. The monthly rental rate was $42,400 for the first 12 months, escalating at 3% each year.

On February 26, 2020, the Company entered into the First Amendment to the Lease to rent an additional 16,309 rentable square feet of space plus a residential unit of approximately 1,230 rentable square feet (for a total of approximately 17,539 rentable square feet). The lease for the additional space commenced 30 days following the occupancy date of the additional space and will terminate concurrently with the term of the original lease, which expires on November 20, 2026. The base rent for the additional space is the same rate as the space rented under the terms of the original lease, $0.93 per rentable square foot (subject to 3% annual increase).

On December 16, 2022, the Company signed a Lease Agreement with MM Parker Court Associates, LLC to rent approximately 4,892 square feet of office space at Building 1959 Parker Court, Suite E, Atlanta, Georgia. The lease has an initial term of five years and three months and commenced on or about February 1, 2023. The monthly rental rate was approximately $2,300 for the first six months, and $4,700 for months seven to 12, escalating at 5% each year.

Total rent expense was approximately $929,000 and $942,000 for the fiscal years ended June 30, 2025 and 2024, respectively.

Finance Leases

The Company has finance leases outstanding as of June 30, 2025 as follows:

Lease Date	Property Leased	Lease Term (months)	Commencement Date	Monthly Lease Payment(1)
9/2/2022	Vehicle	60	9/10/2022	$1,100
10/17/2022	Manufacturing equipment	36	10/17/2022	$5,500
1/24/2023	Manufacturing equipment	36	1/24/2023	$6,700
3/2/2023	Manufacturing equipment	36	3/2/2023	$1,000

(1)	Excludes sales tax and other fees.

Lease costs are amortized on a straight-line basis over their respective lease terms. Depreciation expense related to leased assets was approximately $154,000 and $153,000 for the years ended June 30, 2025 and 2024, respectively. Interest expense on lease liabilities was approximately $17,000 and $29,000 for the years ended June 30, 2025 and 2024, respectively.

F-25

Future minimum lease payments as of June 30, 2025 are as follows:

	Operating Leases	Finance Leases
Years ending June 30,
2026	$910,000	$85,000
2027	433,000	15,000
2028	64,000	20,000
Total future minimum lease payments	1,407,000	120,000
Less: discount	(86,000)	(8,000)
Total lease liability	1,321,000	112,000
Less: leases payable, current portion	(815,000)	(80,000)
Leases payable, noncurrent portion	$506,000	$32,000

The weighted average remaining lease term for operating leases was 1.6 years and 2.6 years as of June 30, 2025 and 2024, respectively. The weighted average discount rate for operating leases was 8.5% and 8.8% as of June 30, 2025 and 2024, respectively.

The weighted average remaining lease term for finance leases was 0.8 years and 1.6 years as of June 30, 2025 and 2024, respectively. The weighted average discount rate for finance leases was 3.4% and 1.9% as of June 30, 2025 and 2024, respectively.

NOTE 13 – SEGMENT INFORMATION

The Company has one business activity and derives its revenue from the design, development, manufacturing, and sale of a portfolio of advanced lithium-ion energy storage solutions for electrification of a range of industrial commercial sectors which include material handling, airport ground support equipment (“GSE”), and stationary energy storage. Accordingly, the Company operates as a single operating and reporting segment. The Company’s chief operating decision maker (the “CODM”) is its Chief Executive Officer. The CODM reviews financial information including operating results and assets on a consolidated basis.

When evaluating the Company’s financial performance and making strategic decisions, the CODM uses net income (loss) and Adjusted EBITDA to assess performance and allocate financial, capital and personnel resources. Net income (loss) and Adjusted EBITDA are used in the annual operating plan and forecasting process as well as ongoing decisions driven by the monthly or quarterly reviews of the plan versus actual results.

The table below is a summary of the segment profit or loss, including significant segment expenses, for the periods presented:

	Year ended June 30,
	2025	2024
Revenues	$66,434,000	$60,824,000
Less:
Cost of sales	44,694,000	43,591,000
General and administrative	18,337,000	15,669,000
Selling and marketing	2,965,000	2,218,000
Research and development	4,464,000	4,916,000
Depreciation	1,002,000	1,045,000
Interest	1,646,000	1,718,000
Net loss	$(6,674,000)	$(8,333,000)

Assets provided to the CODM are consistent with those reported on the consolidated balance sheets. All long-lived assets are held in the United States, and revenues and net losses are solely generated from operations in the United States.

F-26

NOTE 14 – SUBSEQUENT EVENTS

Management evaluated events subsequent to June 30, 2025 through the filing date of these consolidated financial statements and concluded there are no material subsequent events to disclose other than those presented as follows.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 31, 2025, the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notified the Company that the Company did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). On March 17, 2025, the Company filed its plan with Nasdaq to regain compliance with the Stockholders’ Equity Requirement, which included requesting an extension through July 30, 2025.

On July 31, 2025, the Company received a determination letter from the Staff notifying the Company that based on the Company’s most recent disclosure, the Company’s stockholders’ equity was a deficit of $4,372,000 as of March 31, 2025 and that the Staff had determined that the Company had not regained compliance with the Stockholders’ Equity Requirement. The Staff has informed the company that trading of the Company’s common stock would be suspended at the opening of business on August 11, 2025, unless the Company requested an appeal of the Staff’s determination to a Nasdaq Hearings Panel (the “Panel”).

On August 7, 2025, the Company submitted such hearing request to the Panel, which request will stay suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. On September 4, 2025, the Company made its presentation to the Panel. On September 15, 2025, the Company raised $5.0 million through a private placement of its securities. On September 16, 2025, the Panel determined to grant the Company an exception to demonstrate compliance with the Stockholders’ Equity Requirement and granted the Company’s request for continued listing, subject to the following: (1) the Company shall file a Form 10-K for the period ending June 30, 2025 on or before September 30, 2025, and (2), the Company shall demonstrate compliance with the Stockholder’s Equity Requirement on or before October 31, 2025 through public disclosures describing the transactions undertaken by the Company to achieve compliance and demonstrate long-term compliance. In addition, the Company has taken steps to reduce its cash burn rate through a reduction in force of approximately 15% of its work force. The Company is also exploring additional avenues to raise equity capital in order to be in compliance with Nasdaq’s continued listing requirements. There can be no assurance that the Panel will grant the Company’s request for continued listing, or stay the suspension of the Company’s securities.

First Amendment to the Subordinated Unsecured Promissory Note

On July 16, 2025, we entered into a First Amendment to the Subordinated Unsecured Promissory Note (“Note Amendment”) with Cleveland Capital, L.P. (“Cleveland”). The Note Amendment amended the due date set forth in the Subordinated Unsecured Promissory Note dated November 2, 2023 (“Original Note” and as amended by the First Amendment, the “Cleveland Note”) issued by us to Cleveland in connection with a certain Credit Facility Agreement dated November 2, 2023 (the “Subordinated LOC”). Pursuant to the Note Amendment, the due date under the Original Note was changed from August 15, 2025 to September 30, 2025.

Debt Satisfaction Agreement

On September 15, 2025, concurrently with the Closing of the Private Placement (discussed below), we entered into a Debt Satisfaction Agreement with Cleveland (the “Debt Satisfaction Agreement”) pursuant to which Cleveland represented that the full subscription price for the Securities acquired and issued in the Private Placement to Cleveland were in exchange for the full payment and settlement of any and all obligations of the Company due to Cleveland the Cleveland Note and upon issuance of the Securities in the Private Placement to Cleveland, all obligations under the Cleveland Note and Subordinated LOC were deemed paid in full and the Subordinated LOC was terminated. In connection with such termination, the Cleveland Note was cancelled.

F-27

Credit Facility Amendments

On July 16, 2025, we entered into Amendment No. 5 to the Loan Agreement (the “Fifth Amendment”), which amended the definition of the maturity date to August 31, 2025 unless otherwise extended pursuant to the terms of the Loan Agreement, provided however, upon the occurrence of either (i) an extension of the due date of Cleveland Note to a date no earlier than September 29, 2027, or (ii) the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Registrant, the maturity date will automatically extend to July 31, 2027. In consideration for the Fifth Amendment, we paid GBC a non-refundable amendment fee of $112,500.

On September 4, 2025, we entered into Amendment No. 6 to the Loan Agreement (the “Sixth Amendment”), with the effective date of August 31, 2025, which amended certain terms of the Loan Agreement, including (i) modifications to the EBITDA minimum financial covenant of the Company, and (ii) an extension of the maturity date from August 31, 2025 to September 15, 2025, subject to acceleration or further extension pursuant to the terms of the Loan Agreement.  Upon the closing of the Private Placement on September 15, 2025, all the outstanding obligations under the Cleveland Note were applied in full towards satisfaction of the subscription by Cleveland in the Private Placement. Upon the conversion of all of the outstanding obligations under the Cleveland Note into equity of the Company, the Maturity Date of the Revolving Note was automatically extended to July 31, 2027.

Special Meeting of Stockholders

On August 29 2025, at a Special Meeting of Stockholders, our stockholders approved the following proposals: (1) the amendment and restatement of the Company’s Amended and Restated Articles of Incorporation as amended and currently in effect (the “Articles”) to, among other things, (i) increase the aggregate number of authorized shares of preferred stock from 500,000 to 3,000,000, $0.001 par value per share (“Preferred Stock”), (ii) grant the Board authority to fix the rights and preferences of the preferred stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock”, $0.001 par value per share (the “Series A Preferred Stock”), with rights, preferences, privileges and restrictions all as set forth in the Second Amended and Restated Certificate of Incorporation (the “Restated Articles”) in substantially the form attached to the Proxy Statement, and (2) the reservation and issuance of such number of shares of common stock issuable in connection with the conversion of the shares of Series A Preferred Stock which are issuable upon exercise of certain prefunded warrants, and exercise of certain common stock warrants issued and issuable in the Private Placement, which total issuance could exceed 20% of the amount outstanding of common stock prior to the Private Placement for purposes of complying with Nasdaq Listing Rule 5635(d).

Second Amended and Restated Articles of Incorporation and Establishment of Series A Preferred Stock

On September 10, 2025, the Company filed a Second Amended and Restated Articles of Incorporation (the “Restated Articles”) with the Secretary of State of the State of Nevada (“Nevada Secretary of State”) to among other things, (i) increase the aggregate number of authorized shares of preferred stock from 500,000 to 3,000,000, $0.001 par value per share (“Preferred Stock”), (ii) grant the Board authority to fix the rights and preferences of the preferred stock by resolution from time to time, and (iii) designate 1,000,000 shares of Preferred Stock as “Series A Convertible Preferred Stock ”, $0.001 par value per share (the “Series A Preferred Stock”), with rights, preferences, privileges and restrictions set forth therein. The Restated Articles became effective upon filing with the Nevada Secretary of State on September 10, 2025. The Restated Articles did not have any effect on the par value per share of the Company’s common stock.

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Series A Preferred Stock

The Series A Preferred Stock have the following material rights, features, privileges and limitations:

Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, all shares of Series A Preferred Stock rank senior to all the common stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock (“Junior Securities”).

Voting Rights. The holders of shares of Series A Preferred Stock have a right to vote as a single class with the holders of common stock on an as-if-converted-to-Common-Stock-basis based on the greater of the (i) Conversion Price, or the (ii) Minimum Price as defined in Rule 5635(d) of the Nasdaq Listing Rules, except that holders of Series A Preferred Stock shall have the right to vote as a separate class with respect to certain specified matters.

Dividends. The holders of each share of the Series A Preferred Stock then outstanding are entitled to receive cumulative cash dividends at an annual dividend rate of 8.0%, payable quarterly on the last day of March, June, September, and December of each year, which may be payable in kind or in cash at the option of the Company

Liquidation, Dissolution, or Winding Up. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), bankruptcy event, or change of control, the holders of shares of Series A Preferred Stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation value of $19.369 (adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock) (“Liquidation Value”) for each share of Series A Preferred Stock before any distribution or payment will be made to the holders of any Junior Securities, and if the assets of the Company will be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Preferred Stock will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

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Conversion Rights. The holders of shares of Series A Preferred Stock have the right to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder multiplied by the Liquidation Value into shares of the Company’s common stock at the initial conversion price equal to 120% of the 20-day volume weighted average price (“VWAP”) per share of common stock immediately preceding the initial closing in which the warrants to purchase Series A Preferred Stock were first issued to such holders (the “Initial Conversion Price”), with automatic conversion at the Initial Conversion Price upon (i) the conversion of the shares of Series A Preferred Stock by a then majority of holders of Series A Preferred Stock (the “Majority Holders”), (ii) the affirmative vote or written consent by the Majority Holder to convert all outstanding shares of Series A Preferred Stock, and (iii) on the fifth (5th) anniversary of the initial closing date in which the warrants to purchase Series A Preferred Stock are first issued to such holders of Series A Preferred Stock.

Adjustments to Conversion Price and Conversion Shares. The Conversion Price is subject to standard weighted average anti-dilution protection, and anti-dilution protection against issuance of securities by the Company in certain incidences, such as (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, common stock, and (ii) in the event of any capital reorganization, reclassification of the capital stock, consolidation or merger of the Company.

Private Placement

On July 18, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Initial Purchaser(s)”) pursuant to which the Company agreed to sell an initial aggregate amount of approximately $2.9 million in Prefunded Warrants (the “Prefunded Warrants”) at a purchase price equal to $19.369 per warrant (the “Purchase Price”). Each Prefunded Warrant entitles the holder to purchase shares of the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) for $0.001 per share. Purchasers of Prefunded Warrants will also be issued an additional five (5) year warrant to purchase a number of shares of common stock, par value $0.001 per share equal to fifty percent (50%) of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock (the “Common Warrants,” and together with the Prefunded Warrants, the “Warrants”). The Warrants, the shares of Series A Preferred Stock issuable upon exercise of the Prefunded Warrants, and the shares of common stock issuable upon exercise of the Common Warrants are referred herein as the “Securities”. The Securities were offered to a small select group of accredited investors, as defined in Rule 501 of Regulation D, all of whom have a substantial pre-existing relationship with the Company.

On September 15, 2025, the Company entered into an amended and restated securities purchase agreement (the “Amended and Restated Purchase Agreement”) with certain of the Initial Purchasers and certain additional investors (collectively, the “Purchasers”) pursuant to which, among other things, confirmed the filing of the Second Amended and Restated Articles of Incorporation of the Company upon receipt of the requisite stockholder approval, and the Purchasers agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Purchasers, an aggregate of 258,144 Prefunded Warrants and 1,214,769 Common Warrants for approximately $5.0 million (the “Private Placement”). The Purchase Price was paid in cash or, in lieu of cash, cancellation of certain existing debt of the Company.

The closing of the Private Placement contemplated by the Purchase Agreement occurred simultaneously on September 15, 2025 upon the satisfaction of certain customary conditions (the “Closing”). The Company intends to use the net proceeds from the Private Placement for general corporate purposes and growth capital.

Prefunded Warrant and Common Warrant

Each Prefunded Warrant will have an exercise price per share of Series A Preferred Stock equal to $0.001 per share. The Prefunded Warrants are immediately exercisable upon the Closing of the Private Placement and expire when exercised in full. The exercise price and the number of shares of Series A Preferred Stock issuable upon exercise of each Prefunded Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Series A Preferred Stock.

Each Common Warrant will have an initial exercise price of $1.715, which is equal to the 20-day VWAP per share of common stock immediately preceding the Closing of the Private Placement (subject to adjustment therein), are exercisable immediately following issuance and have a term of five (5) years from the initial issuance date. The Common Warrant will have a “cashless exercise” provision which provides that the Common Warrant can be exercised without further payment to the Company. The exercise price and the number of shares of common stock issuable upon exercise of each Common Warrant is subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the common stock.

In addition, the Warrants may not be exercised in full and may not be exercised to the extent that immediately following such exercise, the holder would beneficially own greater than 4.99% or, at the election of the holder, greater than 9.99% of the Company’s outstanding common stock.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company agreed to enter into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company will prepare and file a registration statement with the SEC covering the resale of a number of shares of common stock underlying the Series A Preferred Stock and the Common Warrants issued pursuant to the Purchase Agreement, and to use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC within 75 days following the date of the registration statement.

Escrow Agreement

In connection with the Closing, the Company entered into an Escrow Agreement, with David L. Hill, II on behalf of Hill Innovative Law, LLC, as escrow agent (the “Escrow Agent”), pursuant to which the Escrow Agent will disburse the total aggregate purchase price pursuant to the terms of the Escrow Agreement.

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3,840,000 Shares of Common Stock

PROSPECTUS

Book-Running Manager

Lake Street

The date of this prospectus is October 30, 2025.

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.